   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1999

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ARTISTDIRECT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7375                            [TO COME]
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION NUMBER)              IDENTIFICATION NO.)

                            ------------------------

                       17835 VENTURA BOULEVARD, SUITE 310
                            ENCINO, CALIFORNIA 91316
                                 (818) 758-8700
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JAMES B. CARROLL
                            CHIEF FINANCIAL OFFICER
                       17835 VENTURA BOULEVARD, SUITE 310
                            ENCINO, CALIFORNIA 91316
                                 (818) 758-8700
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               RICHARD A. FINK, ESQ.                             STEVEN L. GROSSMAN, ESQ.
                JOSEPH H. CHI, ESQ.                              ROBERT E. BENFIELD, ESQ.
              KOUROSH VOSSOUGHI, ESQ.                              O'MELVENY & MYERS LLP
          BROBECK, PHLEGER & HARRISON LLP                   1999 AVENUE OF THE STARS, SUITE 700
                38 TECHNOLOGY DRIVE                            LOS ANGELES, CALIFORNIA 90067
             IRVINE, CALIFORNIA 92618                                 (310) 553-6700
                  (949) 790-6300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                TITLE OF EACH CLASS                         PROPOSED MAXIMUM
                   OF SECURITIES                                AGGREGATE                        AMOUNT OF
                 TO BE REGISTERED                          OFFERING AMOUNT(1)                REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value......................            $86,250,000                      $23,977.50
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued September    , 1999

                                __________ Shares

                              [ARTISTDIRECT LOGO]
                                  COMMON STOCK
                           -------------------------

ARTISTDIRECT, INC. IS OFFERING             SHARES OF ITS COMMON STOCK. THIS IS
OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
$     AND $     PER SHARE.

                           -------------------------

WE HAVE APPLIED TO HAVE THE SHARES OF COMMON STOCK APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "ARTD."

                           -------------------------

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                           -------------------------

                            PRICE $          A SHARE

                           -------------------------

                                                                  UNDERWRITING
                                                       PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                                        PUBLIC     COMMISSIONS    ARTISTDIRECT
                                                       --------   -------------   ------------
Per Share............................................  $            $               $
Total................................................  $            $               $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ARTISTdirect has granted the underwriters the right to purchase up to an
additional              shares of common stock to cover over-allotments. Morgan
Stanley & Co. Incorporated expects to deliver the shares to purchasers on
             , 1999.

                           -------------------------

MORGAN STANLEY DEAN WITTER
                 BEAR, STEARNS & CO. INC.
                                  DEUTSCHE BANC ALEX. BROWN
            , 1999

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    3
Risk Factors........................    7
Special Note Regarding
  Forward-Looking Statements........   22
Use of Proceeds.....................   23
Dividend Policy.....................   23
Capitalization......................   24
Dilution............................   26
Unaudited Pro Forma Consolidated
  Financial Data....................   27
Selected Consolidated Financial
  Data..............................   30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   31

                                      PAGE
                                      ----
Business............................   41
Management..........................   56
Certain Transactions................   65
Principal Stockholders..............   70
Description of Capital Stock........   73
Rescission Offer....................   76
Shares Eligible For Future Sale.....   76
Underwriters........................   79
Legal Matters.......................   81
Experts.............................   81
Where You Can Find Information......   81
Index to Consolidated Financial
  Statements........................  F-1

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

     In this prospectus, "ARTISTdirect," "we," "us" and "our" refer to ARTISTdirect, Inc., our subsidiaries and our predecessor ARTISTdirect, LLC.

     Unless otherwise indicated, all information in this prospectus:

     - reflects the merger of ARTISTdirect, LLC into ARTISTdirect, Inc.
       effective as of September   , 1999;

     - reflects the one-for-four reverse split of our common stock effective upon the closing of this offering;

     - gives effect to the conversion of all outstanding shares of preferred stock into shares of common stock effective upon the closing of this offering;

     - assumes no exercise of the underwriters' over-allotment option;

     - excludes shares of our common stock issuable pursuant to options or warrants outstanding as of August 31, 1999; and

     - excludes              shares of common stock to be issued as accrued but
       unpaid dividends on preferred stock as of the closing of this offering.

     UNTIL              , 1999, 25 DAYS AFTER COMMENCEMENT OF THE OFFERING, ALL
DEALERS THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     We use the following registered service marks and domain names of ARTISTdirect in this prospectus: ARTISTdirect(SM), UBL(SM), iMusic(SM), www.artistdirect.com, www.ubl.com and www.imusic.com. All other trade names and trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

                                  ARTISTDIRECT

     We are a leading online music company that connects artists directly with their fans worldwide. We provide music entertainment through our ARTISTdirect Network, an integrated network of Web sites offering multi-media content, music news and information, community around shared music interests, and music-related commerce. ARTISTdirect currently features 30 unique, artist-owned ARTISTchannels, and has signed agreements to launch channels with an additional 37 artists. The ARTISTdirect Network also features the Ultimate Band List, or the UBL, a leading music search engine on the Web, and iMusic, a popular online community where fans exchange music interests and commentary. During July 1999, users viewed more than 50 million pages in our ARTISTdirect Network.

     Our ARTISTdirect Network consists of:

     - ARTISTchannels -- customized Web sites that we build, operate and maintain on behalf of each of our artists. These sites enable artists to control the programming, promotion and distribution of their products and services and provide consumers with a single destination for artist-specific music, merchandise and content. We share with our artists revenue generated by their ARTISTchannels. A selection of artists with ARTISTchannels includes:

      Backstreet Boys                Def Leppard                  Ozzy Osbourne
      Beastie Boys                   Kenny G                      Tom Petty
      Beck                           Korn                         Pink Floyd
      blink-182                      Limp Bizkit                  Red Hot Chili Peppers
      Chris Cornell                  Marilyn Manson               Robbie Williams
      Cypress Hill                   Metallica                    Rob Zombie

     - The Ultimate Band List -- a comprehensive online music search engine and resource for music information on more than 75,000 artists across numerous musical genres, featuring news, concert information, artist biographies, album reviews, contests, promotions, music samples and downloads. The UBL also offers links to thousands of other Web sites in the online music community;

     - iMusic -- a highly trafficked online music community providing chats, message boards and fan clubs relating to specific artists and general music topics. iMusic also serves as a platform for fans to interact directly with their favorite artists through hosted chats and fan conferences; and

     - The ARTISTdirect Superstore -- a retail site offering over 200,000 music titles and a wide selection of artist merchandise. The ARTISTdirect Superstore complements the ARTISTchannels by offering music and merchandise from a wider range of artists.

     We also operate a music talent agency, the ARTISTdirect Agency, and manage a traditional record label, Kneeling Elephant Records, which, when combined with our ARTISTdirect Network, allow us to provide a full range of traditional and online services to artists. We believe that our management team's extensive music industry experience and its understanding of the needs of artists and music consumers provide us with a distinct advantage in pursuing opportunities arising from the convergence of the music industry and the Internet.

     Music is one of the most popular forms of entertainment worldwide and a multi-billion dollar industry. In 1998, worldwide sales of recorded music were $38.7 billion, according to the International Federation of the Phonographic Industry. Sales of concert tickets, advertising and merchandise related to music events and individual artists also generate substantial revenue. The Internet is emerging as an important new medium for music, enabling music fans to communicate with, and purchase music and related merchandise directly from, their favorite artists. According to Jupiter Communications, online sales of recorded music in the United States are projected to grow from $152 million in 1998 to approximately $2.6 billion in 2003.

     We provide artists with a platform to develop their presence on the Web, enabling them to assume creative control over their image, promote their music in innovative ways, interact with their fans, extend their reach and participate in incremental revenue streams. We also provide music consumers with a comprehensive one-stop destination to enjoy the music experience and interact directly with their favorite artists.

     We generate revenue from music-related electronic commerce, online advertising and sponsorships, royalties on record sales and talent agency commissions. In 1998, we generated revenue of $4.6 million. We believe that we can add to and diversify our revenue opportunities, including revenue from digitally distributed music, content syndication and database marketing.

     Our objective is to be the leading provider of music entertainment, information, community and electronic commerce on the Internet. Our strategy includes the following elements:

     - add ARTISTchannels aggressively;

     - build brand awareness rapidly;

     - enhance our users' experience;

     - leverage our unique assets; and

     - pursue additional revenue streams.

                           -------------------------

     ARTISTdirect, Inc. was incorporated in Delaware in July 1999. ARTISTdirect, LLC, our predecessor, was organized as a California limited liability company in August 1996. Our principal executive offices are located at 17835 Ventura Boulevard, Suite 310, Encino, California 91316, and our telephone number is
(818) 758-8700. Our World Wide Web address is www.artistdirect.com. The information on our Web site is not a part of this prospectus.

                                  THE OFFERING

Common stock offered................                    shares

Common stock to be outstanding after
the offering........................                    shares

Over-allotment option...............                    shares

Use of proceeds.....................     We intend to use the proceeds for
                                         advertising and promotion of our
                                         brands, content production and Web site
                                         development and for other general
                                         corporate purposes, including working
                                         capital. See "Use of Proceeds" on page
                                         23 for more information on our use of
                                         the proceeds from this offering.

Proposed Nasdaq National Market
symbol..............................     ARTD

     The foregoing information is based upon shares outstanding as of August 31, 1999.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following pro forma basic and diluted net loss per share and the weighted average shares outstanding used in computing pro forma basic and diluted net loss per share give effect to:

     - the exchange transaction and issuance of ARTISTdirect, LLC Series B Preferred units as more fully discussed at page 66;

     - the merger of ARTISTdirect, LLC into ARTISTdirect, Inc. effective as of
       September   , 1999;

     - the one-for-four reverse split of our common stock effective upon the closing of the offering; and

     - the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering.

                                 PERIOD FROM                                      SIX MONTHS ENDED
                               AUGUST 8, 1996      YEAR ENDED DECEMBER 31,            JUNE 30,
                               (INCEPTION) TO     -------------------------   -------------------------
                              DECEMBER 31, 1996      1997          1998          1998          1999
                              -----------------   -----------   -----------   -----------   -----------
                                                                                     (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net revenue..................       $ --          $     1,888   $     4,582   $     1,300   $     3,682
Gross profit.................         --                1,280         2,067           703           733
Operating expense............         28                1,737         8,416         3,131         8,887
Loss from operations.........        (28)                (457)       (6,349)       (2,428)       (8,154)
Net loss.....................       $(28)         $      (460)  $    (6,318)  $    (2,443)  $    (8,044)
Pro forma basic and diluted
  net loss per share.........                                   $      (.44)                $      (.45)
Weighted average shares
  outstanding used in
  computing pro forma basic
  and diluted net loss per
  share......................                                    14,514,508                  17,735,212

     The "pro forma as adjusted" column below reflects our capitalization as of June 30, 1999 with adjustments to give effect to:

     - the events listed above related to the pro forma basic and diluted net loss per share; and

     - the issuance and sale of           shares of our common stock at an
       assumed initial public offering price of $     per share and the
       application of the net proceeds from the offering, after deducting the underwriting discounts, commissions and estimated offering expenses, as set forth under "Use of Proceeds" on page 23.

                                                                 AS OF JUNE 30, 1999
                                                              -------------------------
                                                                             PRO FORMA
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
                                                                            (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................    $11,159       $
Working capital.............................................      8,852
Goodwill and intangibles, net...............................     15,000
Total assets................................................     29,292
Total redeemable securities.................................     22,331
Total members' and stockholders' equity.....................      3,200

                                  RISK FACTORS

     You should carefully consider the risks described below, together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

     IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

     We were formed in August 1996. We acquired the UBL in July 1997, launched our first ARTISTchannel in September 1997 and acquired iMusic in February 1999. Our limited operating history, particularly as an integrated network of Web sites, makes it difficult to evaluate our current business and prospects or to accurately predict our future revenue or results of operations. Our revenue and income potential are unproven, and our business model is constantly evolving. Because the Internet is constantly changing, we may need to modify our business model to adapt to these changes. Before investing, you should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving Internet industry segments.

     OUR BUSINESS MODEL IS NEW AND UNPROVEN, AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE TO OPERATE OUR BUSINESS SUCCESSFULLY.

     Our model for conducting business and generating revenue is new and unproven. Our success will depend primarily on our ability to generate revenue from multiple sources through the ARTISTdirect Network, including:

     - online sales of music and related merchandise;

     - sales of advertising and sponsorships;

     - marketing our database of consumer information and preferences; and

     - sales of, or subscription fees for, digitally distributed music.

     It is uncertain whether a music-related Web site that relies on attracting people to learn about, listen to and purchase music and related merchandise can generate sufficient revenue from electronic commerce, advertising, sales of database information and sales of, or fees for, digital downloads of music, to become a viable business. We provide many of our products and services without charge, and we may not be able to generate sufficient revenue to pay for these products and services. Accordingly, we are not certain that our business model will be successful or that we can sustain revenue growth or be profitable. If our markets develop more slowly than expected or become saturated with competitors, or our products and services do not achieve or sustain market acceptance, we may not be able to successfully operate our business.

     WE HAVE A HISTORY OF OPERATING LOSSES AND ANTICIPATE LOSSES AND NEGATIVE CASH FLOW FOR THE FORESEEABLE FUTURE.

     To date, we have not been profitable on an annual basis. We expect our operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we plan to significantly increase our expenditures for sales and marketing, content development, and technology and infrastructure development to enhance the ARTISTdirect Network. As a result, we expect that our operating expenses will increase significantly for the foreseeable future. With increased expenses, we will need to generate significant additional revenue to achieve profitability. Consequently, it is possible that we may never achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve or sustain profitability in the future, then we will be unable to continue our operations.

     OUR OPERATING RESULTS MAY PROVE UNPREDICTABLE, AND OUR COMMON STOCK PRICE MAY DECREASE OR FLUCTUATE SIGNIFICANTLY.

     Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because our operating results are volatile and difficult to predict, in some future quarters our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may fall significantly. Factors that may cause our operating results to fluctuate significantly include the following:

     - fluctuations in the demand for, and pricing of, online advertising;

     - the timing and uncertainty of advertising sales cycles and seasonal declines in advertising sales;

     - fluctuations in the levels of user visits to our Web sites and the amount of time that users spend on our Web sites;

     - our ability to retain existing artists, recruit new artists and increase the number of ARTISTchannels;

     - fluctuations in the levels of consumer purchasing activity through the ARTISTdirect Network;

     - new Web sites, services or products introduced by us or by our competitors;

     - general economic conditions, as well as economic conditions specific to online advertising, electronic commerce and the music industry; and

     - seasonality and fluctuations in the demand for products associated with music and other entertainment events, especially with respect to holiday-based commerce and concert tours.

     OUR BUSINESS SUCCESS DEPENDS ON OUR ABILITY TO INCREASE ELECTRONIC COMMERCE REVENUE AND TO DEVELOP A SCALABLE COMMERCE PLATFORM.

     If we do not generate increased revenues from electronic commerce, our growth will be limited and our business will be adversely affected. To generate significant electronic commerce revenue, we will have to offer music and related merchandise that appeal to a large number of online consumers. We also will have to continue to create online communities that are conducive to electronic commerce, build or license a sufficiently robust and scalable electronic commerce platform and increase our order fulfillment capability. A portion of our active and potential users, including those below the age of 18, have limited access to credit cards. Since the most widely adopted method of online payment is through the use of credit, these users' ability to participate in electronic commerce may be limited. If we are not successful in meeting these challenges, our business will be adversely affected.

     IF WE DO NOT INCREASE ADVERTISING REVENUE OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     If we do not increase advertising revenue, our business will be adversely affected. Increasing our advertising revenue depends upon many factors, including our ability to:

     - conduct successful selling and marketing efforts aimed at advertisers;

     - increase the size of our audience and the amount of time that our audience spends on our Web sites;

     - increase our direct advertising sales force and build up our international marketing team;

     - increase the amount of revenue per advertisement;

     - aggregate our target demographic group of 12 to 34 year-old active music consumers;

     - offer advertisers the means to effectively target their advertisements to our audience; and

     - accurately measure the size and demographic characteristics of our audience.

     Our failure to achieve one or more of these objectives could impair our ability to increase advertising revenue, which could adversely affect our business.

     Because our agreements with advertisers are short-term, our advertisers can move their advertisements from our Web sites to our competitors' sites or to other advertising media. The loss of key advertising relationships or the cancellation or deferral of even a limited number of orders could adversely affect our quarterly operating results. Moreover, intense competition for advertisers among present and future Web sites, as well as competition with traditional media for advertisers, may result in significant price competition, which may reduce the advertising rates we are able to charge.

     WE DEPEND UPON ARTISTS TO ATTRACT ADVERTISERS AND GENERATE ELECTRONIC COMMERCE REVENUE.

     We believe that our future success depends on our ability to maintain our existing artist agreements and to secure additional agreements with artists. Our business would be adversely affected by any of the following:

     - inability to recruit new artists and increase the number of ARTISTchannels;

     - the loss of popularity of artists for whom we operate ARTISTchannels;

     - increased competition to maintain existing relationships with artists;

     - non-renewals of our current agreements with artists; and

     - poor performance or negative publicity of our artists.

     If we are not able to provide valuable services to artists, or if we otherwise fail to maintain good relations with our artists, they may lose interest in providing content and merchandise and otherwise promoting their ARTISTchannels. In addition, if these artists decide to remove their online stores from the ARTISTdirect Network when their agreements terminate, we may be unable to recoup our costs to develop and operate the sites. The artists own their domain names for the ARTISTchannels and some of the intellectual property rights with respect to content developed for the ARTISTchannels. Most of our current artist contracts have a term of three years, and these artists may not renew these contracts on reasonable terms, if at all. We have granted options to purchase our common stock to a number of artists. These options provide artists with an additional incentive to actively promote the ARTISTchannels and the ARTISTdirect Network. Following this offering we may not be able to offer artists options or other equity incentives on terms as attractive to artists as what we have offered previously. If we cannot provide adequate incentives our efforts to sign new artists may be impaired. If we cannot maintain our current relationships with artists or sign agreements with new artists, our user base would likely diminish and our ability to generate revenues from electronic commerce and advertising would be seriously harmed.

     WE MAY NOT BE ABLE TO DEVELOP OR OBTAIN SUFFICIENTLY COMPELLING CONTENT TO ATTRACT AND RETAIN OUR TARGET AUDIENCE.

     For our business to be successful, we must provide content and services that attract consumers who will purchase music and related merchandise online. We may not be able to provide consumers with an acceptable mix of products, services, information and community to attract them to our Web sites frequently or to encourage them to remain on our Web sites for an extended period of time. If our audience determines that our content does not reflect its tastes, then our audience size could decrease or the demographic characteristics of our audience could change. Further, consumer tastes change, particularly those of our target audience of 12 - 34 year-olds, and we may be unable to react to those changes effectively or in a timely manner. Any of these results would adversely affect our ability to attract advertisers and sell music and other related merchandise. Our ability to provide compelling content could be impaired by any of the following:

     - reduced access to content controlled by record labels, music publishers and artists;

     - diminished technical expertise and creativity of our production staff;
       and

     - inability to anticipate and capitalize on trends in music.

     Furthermore, because much of our content, including artist interviews, audio and video performances and music, are provided to us by record labels and artists at minimal or no charge, we depend on our good relations with record labels and artists to offer compelling content. If record labels, music publishers or artists were to charge significant fees for their content or discontinue their relationships with us, then our content offering could be adversely affected.

     IF WE DO NOT BUILD AND MAINTAIN STRONG BRANDS, WE MAY NOT BE ABLE TO ATTRACT A SUFFICIENT NUMBER OF USERS TO OUR WEB SITES.

     To attract users we must develop a brand identity for ARTISTdirect and increase public awareness of the ARTISTchannels, the UBL and iMusic. To increase brand awareness, traffic and revenue, we intend to substantially increase our offline and online advertising and promotional efforts. Our marketing activities may, however, not result in increased revenue and, even if they do, any increased revenue may not offset the expenses we incur in building our brands. Moreover, despite these efforts we may be unable to increase public awareness of our brands, which would have an adverse effect on our results of operations.

     OUR ONLINE STORE AGREEMENTS WITH ARTISTS DO NOT PRECLUDE OUR ARTISTS FROM SELLING MUSIC AND RELATED MERCHANDISE ON OTHER WEB SITES.

     Our online store agreements with artists do not preclude them from selling merchandise and compact discs or offering music downloads on other Web sites. If we are unable to attract sufficient traffic to the ARTISTdirect Network, consumers may purchase the products that we offer on other Web sites. If we are unable to generate revenue from the sale of music and related merchandise, our results of operations will be adversely affected.

     OUR MARKET IS HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST OUR CURRENT AND FUTURE COMPETITORS.

     The market for the online promotion and distribution of music and related merchandise is highly competitive and rapidly changing. The number of Web sites competing for the attention and spending of consumers, advertisers and users has increased, and we expect it to continue to increase because there are few barriers to entry to Internet commerce. We face competitive pressures from numerous actual and potential competitors.

     Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Certain companies have announced agreements to work together to offer music over the Internet, and we may face increased competitive pressures as a result. Many of our current and potential competitors in the Internet and music entertainment businesses may have substantial competitive advantages relative to us, including:

     - longer operating histories;

     - significantly greater financial, technical and marketing resources;

     - greater brand name recognition;

     - larger existing customer bases; and

     - more popular content or artists.

     These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to develop, promote and sell their products or services than we can. Web sites maintained by our existing and potential competitors may be perceived by consumers, artists, talent management companies and other music-related vendors or advertisers as being superior to ours. In addition, increased competition could result in reduced advertising rates and margins and loss of market share, any of which could harm our business. For additional information regarding competition, see "Business -- Competition" on page 51.

     WE DEPEND ON A LIMITED NUMBER OF PARTNERS FOR MUSIC MERCHANDISE, FULFILLMENT AND DISTRIBUTION; IF THEY DO NOT PERFORM, OUR RELATIONSHIP WITH CUSTOMERS WILL BE HARMED.

     We rely to a large extent on timely distribution by third parties. We currently rely substantially on one vendor, Alliance Entertainment, to fulfill and distribute our orders for music and related merchandise. In July 1997, Alliance filed for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Code. Alliance has since emerged from Chapter 11 and is under new ownership. Our agreement with Alliance covers fulfillment services for sales under the ARTISTdirect Superstore, but does not cover fulfillment services for our ARTISTchannels. Although Alliance has been fulfilling orders for music and related merchandise from the ARTISTchannels on the same terms as orders from the ARTISTdirect Superstore, Alliance may terminate the ARTISTchannel arrangement at any time. We also obtain a substantial majority of our music-related merchandise from two vendors, Giant Merchandising and Winterland Concessions Company. Our business could be significantly disrupted if Alliance, Giant or Winterland were to terminate or breach their agreements or suffer adverse developments that affect their ability to supply products to us. If, for any reason, Alliance, Giant or Winterland are unable or unwilling to supply products to us in sufficient quantities and in a timely manner, we may not be able to secure alternative fulfillment partners or sources for music and related merchandise on acceptable terms in a timely manner, or at all.

     Because we rely on third parties to fulfill orders, we depend on their systems for tracking inventory and financial data. If our distribution partners' systems fail or are unable to scale or adapt to changing needs, or if we cannot integrate our information systems with any new distributors, we may not have adequate, accurate or timely inventory or financial information.

     We also rely on third-party carriers for shipments to and from distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carriers' ability to provide delivery services to meet our distribution and shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation, the ARTISTdirect and UBL brands and our results of operations.

     IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR NEW ACCOUNTING AND FINANCIAL REPORTING SYSTEMS, OUR BUSINESS WOULD BE SERIOUSLY HARMED.

     We are currently implementing a comprehensive enterprise resource planning system based on SAP software provided to us by Pandesic, LLC, a joint venture between Intel and SAP. If we fail to successfully implement and integrate this system with our existing systems, or if we are not able to expand this system to accommodate our growth, we may not have adequate, accurate or timely financial information. Our failure to have adequate, accurate or timely financial information would harm our business. In addition, we have encountered difficulties integrating this new software with our other information systems. If we continue experiencing such difficulties, or if the implementation of this system is delayed, fulfillment of customer orders could be delayed. Delays in shipping products to customers may lead to customer dissatisfaction and result in cancellations of orders, which could have a material adverse effect on our results of operations.

     WE MAY BE SUBJECT TO SYSTEM DISRUPTIONS, WHICH COULD REDUCE OUR REVENUE.

     Our ability to attract and retain artists, users, advertisers and merchants depends on the performance, reliability and availability of our Web sites and network infrastructure. We have periodically experienced service interruptions caused by temporary problems in our own systems or software or in the systems or software of third parties upon whom we rely to provide service or support. We believe that these interruptions will continue to occur from time to time in the future. The maintenance and operation of substantially all of our Internet communications hardware and servers have been outsourced to the facilities of AT&T CerfNet, Digex and American Digital Network. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and interrupt our services. Computer viruses, electronic break-ins or other similar disruptive events also could disrupt our services. System disruptions could result in the unavailability or slower response times of our Web sites, which would reduce the number of advertisements delivered or commerce conducted on our Web sites and lower the quality of our users' experience. Service disruptions could adversely affect our revenue and, if they were prolonged, would seriously harm our business and reputation. Our business interruption insurance may not be sufficient to compensate us for losses that may occur as a result of these interruptions. In addition, under our agreements with Digex and American Digital Network, they are not liable to us for any damage or loss they may cause to our business and, accordingly, we may be unable to seek reimbursement from them for losses that they cause. In addition, our users depend on Internet service providers and other Web site operators for access to our Web sites. These entities have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet network infrastructure may not be able to support continued growth. Any of these problems could adversely affect our business.

     IF WE DO NOT MANAGE OUR GROWTH, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS EFFECTIVELY.

     Since our inception in August 1996, we have rapidly and significantly expanded our operations. We expect further significant expansion will be required to address potential growth in our artist and consumer bases, the breadth of our product and service offerings, and other opportunities. This expansion has strained, and we expect that it will continue to strain, our management, operations, systems and financial resources. To manage our recent growth and any future growth of our operations and personnel, we must improve and effectively utilize our existing operational, management, marketing and financial systems and successfully recruit, hire, train and manage personnel and maintain close coordination among our technical, finance, marketing, sales and production staffs. We expect we will need to hire additional personnel in all areas during 2000. In addition, we may also need to increase the capacity of our software, hardware and telecommunications systems on short notice. We also will need to manage an increasing number of complex relationships with users, strategic partners, advertisers and other third parties. Our failure to manage growth could disrupt our operations and ultimately prevent us from generating the revenue we expect.

     THE LOSS OF CERTAIN KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS BECAUSE THESE INDIVIDUALS ARE IMPORTANT TO OUR CONTINUED GROWTH.

     Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Marc Geiger and Donald Muller. The loss of either of these individuals or certain other key employees would likely have an adverse effect on our business. Even though we have employment agreements with these and certain other key employees, competition for personnel throughout our industry is intense and we may be unable to retain our current key employees or attract, integrate or retain other highly qualified employees in the future. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be adversely affected.

     THERE ARE RISKS ASSOCIATED WITH POTENTIAL FUTURE ACQUISITIONS.

     If we are presented with appropriate opportunities, we intend to invest in complementary companies, products or technologies. We may not, however, realize the anticipated benefits of any acquisition or investment. If we buy a company, we could have difficulty in assimilating that company's personnel, technology, operations or products into our operations. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses, and our business could be seriously harmed.

     In addition, acquisitions or business combinations could cause us to issue equity securities that would dilute your percentage ownership in us, incur debt or assume contingent liabilities and take large immediate or future write-offs or charges, including amortization of goodwill or compensation expense. Each of these results could materially and adversely affect our business and adversely affect the price of our common stock.

     WE DEPEND UPON INTELLECTUAL PROPERTY RIGHTS AND LICENSED MATERIAL.

     We rely upon common-law trademark rights that arise from our commercial use of the ARTISTdirect, ARTISTdirect Agency, UBL, Ultimate Band List, iMusic and Kneeling Elephant Records brand names, and the respective associated domain names, and the ARTISTdirect logo. We seek to protect our trademarks, copyrights and other proprietary rights by registration and other means, but these actions may be inadequate. ARTISTdirect has trademark applications pending in several jurisdictions, but our registrations may not be accepted or may be preempted by third parties and/or we may not be able to register our trademarks in all jurisdictions in which we intend to do business. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our proprietary information. The steps we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. If third parties were to use or otherwise misappropriate our copyrighted materials, trademarks or other proprietary rights without our consent or approval, our competitive position could be harmed, or we could become involved in litigation to enforce our rights. In addition, policing unauthorized use of our content, trademarks and other proprietary rights could be very expensive, difficult or impossible, particularly given the global nature of the Internet.

     A significant portion of the music content available on the ARTISTdirect Network is licensed from publishers, record labels, performing rights societies and artists. We frequently either do not have written contracts or have short-term contracts with copyright owners, and, accordingly, our access to copyrighted content depends upon the willingness of such parties to continue to make their content available. If the fees for music content increase substantially or if significant music content becomes unavailable, our ability to offer music content could be materially limited. We currently use certain content without first obtaining a license because we believe that a license is not required under existing law. However, this area of law remains uncertain and may not be resolved for a number of years. When this area of law is resolved, we may be required to obtain licenses for such content, alter or remove substantial content from our Web sites and be forced to pay potentially significant financial damages for past conduct.

     INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND COULD RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

     Third parties may assert trademark, copyright, patent and other types of infringement or unfair competition claims against us. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could harm our business.

     In addition, we rely on third parties to provide services enabling our electronic commerce transactions. We could become subject to infringement actions by third parties based upon our use of intellectual property provided by our third-party providers. It is also possible that we could become subject to infringement actions based upon the content licensed from third parties. Any such claims or disputes could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. Further, if our efforts to enforce our intellectual property rights are unsuccessful or if claims by third parties against ARTISTdirect, the UBL and iMusic are successful, we may be required to change our trademarks, alter or remove content, pay financial damages, or alter our business practices. We cannot assure you that such changes of trademarks, alteration of content, payment of financial damages or alteration of practices will not adversely affect our business.

     WE MAY BE UNABLE TO ACQUIRE NECESSARY WEB DOMAIN NAMES.

     We may be unable to acquire or maintain Web domain names relating to our brand or to specific ARTISTchannels in the United States and other countries in which we may conduct business. We currently hold various relevant domain names, including the "artistdirect.com," "ubl.com" and

"imusic.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees and is subject to change. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring or using domain names that infringe or otherwise decrease the value of our brand name, trademarks and other proprietary rights.

     IF OUR ONLINE SECURITY MEASURES FAIL, OUR NET REVENUE WOULD SIGNIFICANTLY DECREASE, AND WE WOULD BE SUBJECT TO CLAIMS.

     Our relationships with consumers would be adversely affected if the security measures that we use to protect their personal information, especially credit card numbers, are ineffective. We rely on security and authentication technology that we license from third parties to perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information.

     Our infrastructure is vulnerable to unauthorized access, physical or electronic computer break-ins, computer viruses and other disruptive problems. Internet service providers have experienced, and may continue to experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees and others. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Security breaches relating to our activities or the activities of third-party contractors that involve the storage and transmission of proprietary information could damage our reputation and our relationships with our content providers, advertisers and merchants. We also could be liable to our content providers, advertisers and merchants for the damages caused by such breaches or we could incur substantial costs as a result of defending claims for those damages. We may need to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Our security measures may not prevent disruptions or security breaches.

     WE MAY BE SUBJECT TO LIABILITY IF PRIVATE INFORMATION PROVIDED BY OUR USERS WERE MISUSED.

     Our privacy policy discloses how we use individually identifiable information that we collect. This policy is displayed and accessible throughout the ARTISTdirect Network. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. We could also be subject to liability for claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims, or other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in costly and time-consuming litigation.

     Legislatures and government agencies have adopted and are considering adopting laws and regulations regarding the collection and use of personal information obtained from individuals when accessing Web sites. For example, Congress recently enacted the Children's Online Privacy Protection Act, which restricts the ability of Internet companies to collect information on children under the age of 13 without their parents' consent. In addition, the Federal Trade Commission and state and local authorities have been investigating Internet companies regarding their use of personal information. Our privacy programs may not conform with laws or regulations that are adopted. In addition, these legislative and regulatory initiatives may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information. The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. The directive could impose restrictions that are more stringent than current Internet privacy standards in the United States. If this directive were applied to us, it could prevent us from collecting data from users in European Union member countries or subject us to liability for use of information in contravention of the directive. Other countries have adopted or may adopt similar legislation. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. See "Business -- Government Regulation" on page 52 for more information on governmental regulation issues applicable to our business.

     WE MAY BE ADVERSELY IMPACTED IF THE SOFTWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS WE USE ARE NOT YEAR 2000 COMPLIANT.

     The risks posed by Year 2000 issues could adversely affect our business in a number of ways. Although we believe that our internal systems and technology are Year 2000 compliant, software and hardware from third parties that have been integrated into our systems may need to be updated or replaced, which may be time consuming and expensive. We rely on a number of third parties to support and operate our Web sites. In addition, our distribution partner and suppliers, including our accounting services provider, depend on their own information technology systems and on the systems of their vendors. Failures or interruptions of our systems or those of third parties because of Year 2000 problems could seriously damage our business and our relationships with our content, distribution and technology providers, advertisers and users. Failures, interruptions or other service problems due to Year 2000 could result in lost revenue, increased operating costs and loss of significant user traffic. Governmental agencies, public utilities, Internet service providers and others that we rely on or that our customers rely on and which we do not control may not be Year 2000 compliant. This could result in systemic failures beyond our control, such as a prolonged Internet, telecommunications or electrical failure, and prevent us from providing our content or reduce user traffic.

RISKS RELATED TO OUR INDUSTRY

     WE MAY BE SUED FOR CONTENT AVAILABLE OR POSTED ON OUR WEB SITES OR PRODUCTS SOLD THROUGH OUR WEB SITES.

     We may be liable to third parties for content published on our Web sites and other Web sites where our syndicated content appears if the music, artwork, text or other content available violates their copyright, trademark or other intellectual property rights or if the available content is defamatory, obscene or pornographic. Those types of claims have been brought, sometimes successfully, against Web site operators in the past. We also may be liable for content uploaded or posted by our users on our Web sites, such as digitally distributed music files, postings on our message boards, chat room discussions and copyrightable works. In addition, we could have liability to some of our content licensors for claims made against them for content available on our Web sites. We also could be exposed to these types of claims for the content that may be accessed from our Web sites or other Web sites via links to other Web sites. We may need to implement measures to reduce exposure to these types of claims. Such measures may not be successful and may require us to expend significant resources. Any litigation as a result of defending these types of claims could result in substantial costs and damages. Our insurance may not adequately protect us against these types of claims or the costs of their defense or payment of damages.

     THE EFFECTIVENESS OF THE INTERNET FOR ADVERTISING IS UNPROVEN, WHICH MAY DISCOURAGE SOME ADVERTISERS FROM ADVERTISING ON OUR SITES.

     Our future depends in part on an increase in the use of the Internet and other forms of digital media for advertising. The Internet advertising market is new and rapidly evolving, and we cannot yet gauge the effectiveness of advertising on the Internet as compared to traditional media. As a result, demand for Internet advertising is uncertain. Many advertisers have little or no experience using the Internet for advertising purposes. The adoption of Internet advertising, particularly by companies that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Such customers may find advertising on the Internet to be undesirable or less effective than traditional advertising media for promoting their products and services. If the Internet advertising market fails to fully develop or develops more slowly than we expect, our business could be adversely affected. In addition, the market for advertising on other forms of digital media, such as broadband distribution, is even less developed than Internet advertising, and if that market does not develop, our growth may be limited.

     Additionally, there are currently few, well established standards to measure the effectiveness of advertising on the Internet and other digital media, and the absence of these standards could adversely impact our ability to attract and retain advertisers. Currently available software programs that track Internet usage and other tracking methodologies are rapidly evolving, but such standard measurements may never develop. In addition, the development of such software or other methodologies may not keep pace with our information needs, particularly to support the growing needs of our internal business requirements and advertising clients.

     In addition, "filter" software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

     WE MAY NEED TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESS IF GOVERNMENT REGULATION INCREASES.

     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues such as user privacy, pricing, taxation, content, copyrights, distribution, security, and the quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting certain types of information and content over the Web. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Any imposition of access fees could increase the cost of transmitting data over the Internet. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. The United States Congress recently enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Web. Any new, or modifications to existing, laws or regulations relating to the Web could adversely affect our business.

     Prohibition and restriction of Internet content and commerce could reduce or slow Internet use, decrease the acceptance of the Internet as a communications and commercial medium and expose us to liability. Any of these outcomes could have a material adverse effect on our business, results of operations and financial condition. The growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

     THE INTERNET IS SUBJECT TO RAPID CHANGES, WHICH COULD RESULT IN SIGNIFICANT ADDITIONAL COSTS.

     The market for Internet products and services is characterized by rapid change, evolving industry standards and frequent introductions of new technological developments. These new standards and developments could make our existing or future products or services obsolete. Keeping pace with the introduction of new standards and technological developments could result in significant additional costs or prove difficult or impossible for us. The failure to keep pace with these changes and to continue to enhance and improve the responsiveness, functionality and features of our Web sites could harm our ability to attract and retain users. Among other things, we will need to license or develop leading technologies, enhance our existing services and develop new services and technologies that address the varied needs of our users.

     OUR NET SALES COULD BE ADVERSELY AFFECTED IF WE BECOME SUBJECT TO SALES AND OTHER TAXES.

     If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, our net sales and results of operations could be harmed. We do not currently collect sales or other similar taxes for physical shipments of goods into states other than California and Florida. However, one or more states may seek to impose sales tax collection obligations on companies, such as ARTISTdirect, which engage in or facilitate online commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from electronic commerce. Moreover, if any state or foreign country were to successfully assert that we should collect sales or other taxes on the exchange of merchandise on its system, our results of operations could be adversely affected. In addition, any new operations in states outside California could subject our shipments in such states to state sales taxes under current or future laws.

     Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been enacted by Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium ending on October 21, 2001 on state and local taxes on electronic commerce where such taxes are discriminatory and on Internet access unless such taxes were generally imposed and actually enforced before October 1, 1998. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce.

     OUR SUCCESS DEPENDS ON THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET AND THE AVAILABILITY OF INCREASED BANDWIDTH TO CONSUMERS.

     The success of our business will rely on the continued improvement of the Internet as a convenient means of consumer interaction and commerce, as well as an efficient medium for the delivery and distribution of music. Our business will depend on the ability of our artists and consumers to conduct commercial transactions with us, as well as to continue to upload and download music files, without significant delays or aggravation that may be associated with decreased availability of Internet bandwidth and access to our Web site. This will depend upon the maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products, such as high speed modems, for providing reliable Internet access and services. The failure of the Internet to achieve these goals will reduce our ability to generate significant revenue.

     Our penetration of a broader consumer market will depend, in part, on continued proliferation of high speed Internet access. The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, increased users or bandwidth requirements may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of music and related products and merchandise which would cause our revenue to decrease. The infrastructure and complementary products or services necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Internet may not become a viable commercial marketplace for the products or services that we offer.

RISKS RELATED TO THE OFFERING

     OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER ARTISTDIRECT AFTER THIS OFFERING.

     After this offering, executive officers, directors and holders of 5% or more of the outstanding ARTISTdirect common stock together will beneficially own
     % of our outstanding common stock. These stockholders would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of ARTISTdirect and may make some transactions more difficult or impossible to complete without the support of these stockholders.

     OUR CERTIFICATE OF INCORPORATION AND BYLAWS, DELAWARE LAW AND OTHER AGREEMENTS CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.

     Upon the closing of this offering, we will be subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent a Delaware corporation from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation's outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation's assets unless:

     - the board of directors approved the transaction where the stockholder acquired 15% or more of the corporation's assets;

     - after the transaction where the stockholder acquired 15% or more of the corporation's assets, the stockholder owned at least 85% of the corporation's outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

     - on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

     A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provide. We have not opted out of the provisions of the anti-takeover laws. As such, these laws prohibit or delay mergers or other takeover or change of control of ARTISTdirect and may discourage attempts by other companies to acquire us.

     Before the consummation of this offering, we intend to amend and restate our certificate of incorporation and our bylaws to include a number of provisions that may delay, deter or impede hostile takeovers or changes of control or management. These provisions include:

     - our board is classified into three classes of directors as nearly equal in size as possible with staggered three year-terms;

     - the authority of our board to issue up to five million shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

     - all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent;

     - special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the board; and

     - the elimination of cumulative voting.

     Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

     OUR STOCK PRICE MAY DECLINE AFTER THIS OFFERING, AND A PUBLIC MARKET MAY NOT EXIST FOR YOU TO SELL YOUR STOCK.

     Before this offering, there has not been a public market for our common stock, and the trading market price of our common stock may decline below the initial public offering price. The initial public offering price has been determined by negotiations between us and the representatives of the underwriters, and this price is not necessarily indicative of the market price for our common stock. In addition, an active public market for our common stock may not develop or be sustained after this offering, meaning that you may not be able to sell your stock.

     OUR COMMON STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL STOCKHOLDERS.

     The market prices of stock for Internet and technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the past or present operating performance of such companies. Such market prices may not be sustainable and may be subject to wide variations. If our common stock trades to such levels following this offering, it may thereafter experience a material decline.

     YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION AND PAY A HIGHER PRICE THAN EXISTING STOCKHOLDERS.

     We expect the initial public offering price to be substantially higher than the book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you will
experience immediate dilution of approximately $          in the book value per
share of the common stock, based on an assumed initial public offering price of
$     per share. In addition, if outstanding options and warrants to purchase shares of common stock are exercised, investors in this offering could experience further dilution. Existing stockholders paid an average price of
$     per share.

     WE HAVE BROAD DISCRETION OVER THE USE OF THE PROCEEDS FROM THIS OFFERING AND MAY NOT USE THE PROCEEDS EFFECTIVELY.

     Most of the net proceeds of this offering are not allocated for specific uses. Our management has broad discretion to spend the proceeds from this offering in ways with which stockholders may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the price of our common stock to decline.

     WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING TO MEET OUR FUTURE CAPITAL NEEDS.

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least twelve months following the date of this prospectus. If we are unable to generate sufficient cash flows from operations to meet our anticipated needs for working capital and capital expenditures, we will need to raise additional funds to promote our brands, develop new or enhanced services, respond to competitive pressures or make acquisitions. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brands, develop or enhance services, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of the common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

     SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO FALL.

     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after June 30, 1999. Of these shares, the shares sold in this offering are freely tradable.
This leaves                remaining shares.                of such shares will
be eligible for sale in the public market beginning 180 days after the date of this prospectus subject to volume and other restrictions pursuant to Rule 144 under the Securities Act.

     SALES OF STOCK TO EMPLOYEES, ARTISTS AND KEY INDIVIDUALS WILL REDUCE YOUR OWNERSHIP PERCENTAGE.

     We seek to attract and retain officers, directors, employees, artists and other key individuals, in part by offering them stock options and other rights to purchase shares of common stock. As of August 31, 1999, we had outstanding options to purchase 3,524,339 shares of our common stock. We also have reserved
a total of        shares for future grants under our three option plans. The exercise of stock options will reduce your percentage ownership in ARTISTdirect.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of                shares of
common stock in this offering will be approximately $        million, assuming
an initial public offering price of $     per share and after deducting
estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we
estimate that our net proceeds will be $        million. We currently anticipate
that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least twelve months following the date of this prospectus.

     We plan to use the net proceeds for the following purposes:

     - advertising and promoting our brands and network of Web sites to increase consumer traffic;

     - content production and Web site development, in particular to develop and launch additional ARTIST channels;

     - to repay notes issued to several stockholders in satisfaction of our obligation to make distributions triggered by the merger of ARTISTdirect, LLC into ARTISTdirect, Inc. See "Certain Transactions -- Debt to Executive Officers and Director" on page 67 for more information on these notes; and

     - general corporate purposes, including working capital, international expansion and possible complementary acquisitions.

     Our management will have broad discretion in allocating the net proceeds of this offering. We are not currently a party to any contract or letters of intent with respect to any acquisitions, and our expansion plans may not be realized or, if realized, may not prove profitable for us. We intend to invest the net proceeds in short-term interest-bearing, investment grade securities until we use them.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. Our predecessor, ARTISTdirect, LLC, made cash distributions to its members, principally to pay taxes. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999:

     - on an actual basis;

     - on pro forma basis to reflect:

        - the merger of ARTISTdirect, LLC into ARTISTdirect, Inc.;

        - the filing of an amended and restated certificate of incorporation to provide for authorized capital stock of 150 million shares of common stock and five million shares of undesignated preferred stock and a one-for-four reverse stock split of our common stock and preferred stock; and

        - the automatic conversion of all shares of outstanding preferred stock into shares of common stock upon the closing of this offering.

     - on a pro forma as adjusted basis to reflect the pro forma adjustments and
       the issuance and sale of                shares of common stock at an
       assumed initial public offering price of $     per share and the
       application of the net proceeds from the offering after deducting the underwriting discounts, commissions and estimated offering expenses, as set forth in "Use of Proceeds" on page 23;

     None of the columns set forth below reflects the following:

     - the 905,140 shares of common stock issuable upon exercise of warrants of which 359,676 were exercisable as of August 31, 1999, with a weighted average exercise price of $4.00 per share;

     - the              shares reserved for issuance under our stock option
       plans, of which 2,619,200 shares were subject to outstanding options as of August 31, 1999, with a weighted average exercise price of $3.45 per share;

     - the issuance of           shares after June 30, 1999 in connection with
       the exercise of options; and

     - shares of common stock to be issued as accrued but unpaid dividends on preferred stock as of the close of this offering.

     The table below should be read in conjunction with our financial statements and the notes to those financial statements, which are included elsewhere in this prospectus:

                                                                      AS OF JUNE 30, 1999
                                                              ------------------------------------
                                                                          (UNAUDITED)
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                                         (IN THOUSANDS)
Redeemable Securities:
  Series A redeemable preferred securities -- issued and
    outstanding:
          shares actual; none pro forma and pro forma as
    adjusted................................................  $  4,909          --
  Series B redeemable preferred securities -- issued and
    outstanding:
          shares actual; none pro forma and pro forma as
    adjusted................................................    15,175          --
  Redeemable common securities -- issued and outstanding:
          shares actual; none pro forma and pro forma as
          adjusted(1).......................................     2,247    $  2,800
                                                              --------    --------      --------
    Total redeemable securities.............................    22,331       2,800
                                                              --------    --------      --------
Members' and stockholders' equity:
  Preferred stock, $0.01 par value, no shares authorized or
    issued on
          actual basis; 5,000,000 shares authorized, no
          shares issued on a pro forma and pro forma as
          adjusted basis;...................................        --          --
  Common stock, $.01 par value, no shares authorized or
    issued on actual
          basis; 150,000,000 shares authorized;
          shares issued on a pro forma basis; and
          shares issued on a pro forma as adjusted basis....        --         206
  Additional paid in capital................................        --      39,278
  Members' interest.........................................    19,953          --
Unearned compensation.......................................    (1,903)     (1,903)
Accumulated deficit.........................................   (14,850)    (14,850)
                                                              --------    --------      --------
    Total members' and stockholders' equity.................     3,200      22,731
                                                              --------    --------      --------
         Total capitalization...............................  $ 25,531    $ 25,531      $
                                                              ========    ========      ========

------------------------
(1) The redeemable common securities are 170,443 common securities that are subject to a put option granted to the holder in connection with our acquisition of iMusic. If the holder does not exercise this option, he will retain ownership of these securities, which will no longer be subject to the option.

                                    DILUTION

     Our pro forma net tangible book value, which is the same as the actual book
value, as of June 30, 1999 was approximately $          million or $     per
share. Pro forma net tangible book value per share is determined by dividing our pro forma tangible net worth (total tangible assets minus total liabilities) by the total number of shares of common stock outstanding after giving effect to:

     - the merger of ARTISTdirect, LLC into ARTISTdirect, Inc. effective as of
       September   ,1999;

     - the one-for-four reverse stock split effective upon the closing of this offering; and

     - the automatic conversion of all shares of outstanding preferred stock
       into                shares of common stock upon the closing of this
       offering.

     Assuming the sale of the                shares of common stock offered by
us at an assumed initial public offering price of $               per share, and
after deducting the underwriting discounts, commissions and estimated offering expenses, our pro forma net tangible book value as of June 30, 1999 would have
been approximately $          million or $     per share of common stock. This
represents an immediate increase in pro forma net tangible book value of
$          per share to existing stockholders and an immediate dilution of
$     per share to new investors purchasing shares at the initial public offering price. The following table illustrates this dilution per share:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share as of June 30,
     1999...................................................  $
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................
                                                              -------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                         ------
Dilution per share to new investors.........................             $
                                                                         ======

     The following table summarizes on a pro forma basis as of June 30, 1999, the number of shares of common stock purchased from us by existing stockholders and new investors, the total consideration paid to us and the average price per share paid after giving effect to the offering. The calculation is based on an
assumed initial public offering price of $     per share, before deducting
estimated underwriting discounts, commissions and offering expenses.

                                     SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                  ----------------------    ----------------------    PRICE PER
                                   NUMBER     PERCENTAGE     AMOUNT     PERCENTAGE      SHARE
                                  --------    ----------    --------    ----------    ---------
Existing stockholders...........                    %       $                 %        $
New investors...................
                                  --------      -----       --------      -----
          Total.................                 100%                      100%
                                  ========      =====       ========      =====

     The foregoing table excludes                shares of common stock reserved
for issuance under our stock option plans, of which 2,619,200 were subject to outstanding options as of August 31, 1999 at a weighted average exercise price of $3.45 per share, shares issued after August 31, 1999 upon exercise of outstanding options, and 905,140 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 1999 at a weighted average exercise price of $4.00 per share.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated financial data has been derived by applying pro forma adjustments to the historical financial statements of ARTISTdirect and iMusic for the periods indicated. The adjustments are described in accompanying notes.

     The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and the six months ended June 30, 1999 give effect to:

     - our acquisition of the 80% interest of iMusic we did not own;

     - our acquisition of the interests in The Ultimate Band List, LLC we did not own; and

     - the merger of ARTISTdirect, LLC into ARTISTdirect, Inc.

as if each occurred at the beginning of the period.

     The unaudited pro forma consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

     The historical financial statements of ARTISTdirect and iMusic, Inc. are included elsewhere in this prospectus and the unaudited pro forma consolidated financial data presented herein should be read in conjunction with those financial statements and related notes.

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31, 1998
                                      ------------------------------------------------------------
                                        ARTISTDIRECT
                                      AND SUBSIDIARIES
                                           ACTUAL        IMUSIC, INC.   ADJUSTMENTS     PRO FORMA
                                      ----------------   ------------   -----------    -----------
Revenue
  E-commerce, net...................      $ 1,548            $ --         $    --      $     1,548
  Advertising.......................          502             260              --              762
  Agency commissions................        1,917              --              --            1,917
  Record label......................          615              --              --              615
                                          -------            ----         -------      -----------
        Total net revenue...........        4,582             260              --            4,842
                                          -------            ----         -------      -----------
Cost of revenue.....................        2,515             115              --            2,630
                                          -------            ----         -------      -----------
        Gross profit................        2,067             145              --            2,212
Operating expense:
  Product development...............          589              --              --              589
  Sales and marketing...............        1,395              33              --            1,428
  General and administrative........        2,545              56              --            2,601
  Amortization of stock-based
    compensation....................        3,828              --              --            3,828
  Depreciation and amortization.....           59               1           3,074(b)         3,134
                                          -------            ----         -------      -----------
        Income (loss) from
          operations................       (6,349)             55          (3,074)          (9,368)
Income from equity investment.......            2              --              --                2
Interest income, net................           29              (2)             --               27
                                          -------            ----         -------      -----------
Loss before provision for income
  tax...............................       (6,318)             53          (3,074)          (9,339)
Provision for income tax(a).........           --              --              --               --
                                          -------            ----         -------      -----------
        Net income (loss)...........      $(6,318)           $ 53         $(3,074)     $    (9,339)
                                          =======            ====         =======      ===========
Pro forma basic and diluted net loss
  per share.........................                                                   $      (.61)(c)
                                                                                       ===========
Weighted average shares outstanding
  used in computing pro forma basic
  and diluted net loss per share                                                        15,196,280(c)
                                                                                       ===========

                                             SIX MONTHS ENDED JUNE 30, 1999
                                      ---------------------------------------------
                                        ARTISTDIRECT
                                      AND SUBSIDIARIES
                                           ACTUAL        ADJUSTMENTS     PRO FORMA
                                      ----------------   -----------    -----------
Revenue
  E-commerce, net...................      $ 2,335          $    --      $     2,335
  Advertising.......................          724               63(d)           787
  Agency commissions................          291               --              291
  Record label......................          332               --              332
                                          -------          -------      -----------
        Total net revenue...........        3,682               63            3,745
                                          -------          -------      -----------
Cost of revenue.....................        2,949               20(d)         2,969
                                          -------          -------      -----------
        Gross profit................          733               43              776
Operating expense:
  Product development...............          631               --              631
  Sales and marketing...............        2,537                2(d)         2,539
  General and administrative........        3,237               52(d)         3,289
  Amortization of stock-based
    compensation....................        1,769               --            1,769
  Depreciation and amortization.....          713            1,160(b)         1,873
                                          -------          -------      -----------
        Income (loss) from
          operations................       (8,154)          (1,171)          (9,325)
Income from equity investment.......           33               --               33
Interest income, net................           77               --               77
                                          -------          -------      -----------
Loss before provision for income
  tax...............................       (8,044)          (1,171)          (9,215)
Provision for income tax(a).........           --               --               --
                                          -------          -------      -----------
        Net income (loss)...........      $(8,044)         $(1,171)     $    (9,215)
                                          =======          =======      ===========
Pro forma basic and diluted net loss
  per share.........................                                    $     (.50)(e)
                                                                        ===========
Weighted average shares outstanding
  used in computing pro forma basic
  and diluted net loss per share                                         18,289,151(e)
                                                                        ===========

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

(a) In September 1999 ARTISTdirect, LLC will be merged into ARTISTdirect, Inc. Prior to that time, we operate as a limited liability company and did not incur federal and state income taxes. Federal and state income taxes attributable to income during such periods were incurred and paid directly by the members. Upon the merger, the Company will be taxed as a corporation. No impact of the merger is reflected on the statements of operations since we have incurred operating losses to date, and we have recorded a full valuation allowance for the deferred tax asset. The valuation allowance is based on management's consideration of historical and projected future taxable income.

(b) In February 1999, ARTISTdirect, LLC and related companies ("Company") acquired the remaining 80% of iMusic, Inc. that it did not own. iMusic, Inc. operates a Web site that provides music-related content. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The total purchase price of $2.5 million consisted of a 2% redeemable interest in The Ultimate Band List, LLC with an estimated fair value of $2.2 million, a cash payment of $110,000, and the assumption of $185,000 in liabilities, resulting in excess purchase price over net tangible assets acquired of $2.4 million. In May 1999, the Company acquired the interests of the minority unit holders of The Ultimate Band List, LLC in exchange for common interests in ARTISTdirect, LLC. The acquisition of the minority interests was accounted for using the purchase method of accounting. The fair value of the consideration given was $13.9 million, which resulted in excess purchase price over net tangible assets acquired of $13.0 million. The adjustments reflect the additional amortization expense for total goodwill resulting from the iMusic transaction and purchase of the interests of The Ultimate Band List, LLC that it did not own using a five year estimated useful life for the applicable period. The acquisitions have been structured as a tax free exchange of securities; therefore, the differences between the recognized fair values of acquired assets, including intangible assets, and their historical tax bases are not deductible for tax purposes.

(c) Reflects the pro forma weighted average common stock and common stock equivalent shares outstanding in basic and diluted net loss per share giving effect to:

     - increase in outstanding shares resulting from inclusion of shares issued in connection with the acquisition of iMusic and the acquisition of the UBL minority interest as if such shares were outstanding from January 1, 1998;

    - automatic conversion of our redeemable preferred securities as of January 1, 1998 in connection with this offering;

    - the one-for-four reverse stock split from January 1, 1998; and

    - elimination of the accrued dividends on redeemable preferred securities.

(d) The adjustments reflect the inclusion of the operations of iMusic, Inc. from January 1, 1999 through the date of the acquisition.

(e) Reflects the pro forma weighted average common stock and common stock equivalent shares outstanding and resulting in basic and diluted net loss per share giving effect to:

    - increase in outstanding shares resulting from inclusion of shares issued in connection with the iMusic acquisition and the acquisition of the UBL minority interest acquisition as if such shares were outstanding from January 1, 1999;

    - automatic conversion of our redeemable preferred securities as of January 1, 1999 in connection with this offering;

    - the one-for-four reverse stock split from January 1, 1999; and

    - elimination of the accrued dividends on redeemable preferred securities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for the period from August 8, 1996 (inception) to December 31, 1996, for the years ended December 31, 1997, and December 31, 1998 and as of December 31, 1996, 1997, and 1998 are derived from our audited financial statements. The selected consolidated financial data for the six months ended June 30, 1998 and June 30, 1999 and as of June 30, 1999 are derived from our unaudited financial statements.

     You should read the financial data presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included in this prospectus.

                                   PERIOD FROM             YEAR ENDED               SIX MONTHS ENDED
                                 AUGUST 8, 1996           DECEMBER 31,                  JUNE 30,
                                 (INCEPTION) TO     -------------------------   -------------------------
                                DECEMBER 31, 1996      1997          1998          1998          1999
                                -----------------   -----------   -----------   -----------   -----------
                                                                                       (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net revenue
  E-commerce, net.............     $        --      $       269   $     1,548   $       360   $     2,335
  Advertising.................              --               95           502           156           724
  Agency commissions..........              --              974         1,917           444           291
  Record label................              --              550           615           340           332
                                   -----------      -----------   -----------   -----------   -----------
     Total net revenue........              --            1,888         4,582         1,300         3,682
Cost of revenue...............              --              608         2,515           597         2,949
                                   -----------      -----------   -----------   -----------   -----------
     Gross profit.............              --            1,280         2,067           703           733
Operating expense:
  Product development.........              --               78           589           237           631
  Sales and marketing.........              10              196         1,395           373         2,537
  General and
     administrative...........              13            1,442         2,545         1,208         3,237
  Amortization of stock-based
     compensation.............              --               --         3,828         1,288         1,769
  Depreciation and
     amortization.............               5               21            59            25           713
                                   -----------      -----------   -----------   -----------   -----------
     Loss from operations.....             (28)            (457)       (6,349)       (2,428)       (8,154)
Income from equity
  investment..................              --               --             2            --            33
Interest income, net..........              --               (3)           29           (15)           77
                                   -----------      -----------   -----------   -----------   -----------
     Net loss.................     $       (28)     $      (460)  $    (6,318)  $    (2,443)  $    (8,044)
                                   ===========      ===========   ===========   ===========   ===========
Pro forma basic and diluted
  net loss per share..........                                    $      (.44)                $      (.45)
                                                                  ===========                 ===========
Weighted average shares used
  in computing pro forma basic
  and diluted net loss per
  share(1)....................                                     14,514,508                  17,735,212
                                                                  ===========                 ===========

                                                                     AS OF
                                                                 DECEMBER 31,                    AS OF
                                                    ---------------------------------------    JUNE 30,
                                                       1996          1997          1998          1999
                                                    -----------   -----------   -----------   -----------
                                                                                              (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........................   $        80   $       186   $     1,940   $    11,159
Working capital..................................           (20)         (526)        1,079         8,852
Goodwill and intangibles, net....................            --            16            45        15,000
Total assets.....................................           173           314         3,187        29,292
Total redeemable securities......................            --            --         5,021        22,331
Total members' equity (deficit)..................            72          (412)       (3,322)        3,200

-------------------------
(1) See Note 2 to notes to consolidated financial statements for an explanation of the determination of the number of shares and share equivalents used in computing pro forma per share amounts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. The statements are based on current expectations and actual results could differ materially from those discussed herein. Factors that could cause or contribute to the differences are discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are a leading online music company that connects artists directly with their fans worldwide. We provide music entertainment through our ARTISTdirect Network, an integrated network of Web sites offering multi-media content, music news and information, community around shared music interests, and music-related commerce. ARTISTdirect currently features 30 unique, artist-owned ARTISTchannels, and has signed agreements to launch channels with an additional 37 artists. The ARTISTdirect Network also features the UBL, a leading music search engine on the Web, and iMusic, a popular online community where fans exchange music interests and commentary. We also operate a music talent agency, the ARTISTdirect Agency, and manage a traditional record label, Kneeling Elephant Records.

     ARTISTdirect was organized as a California limited liability company in August 1996 and conducts operations through a group of affiliated limited liability companies. From inception through December 1996, our primary activities consisted of developing our business model, recruiting and training employees and developing our infrastructure. During 1997, our operations consisted primarily of the ARTISTdirect Agency and the Kneeling Elephant Records label. In July 1997, we formed a joint venture to own a controlling interest in UBL, LLC.

     In September 1997, we launched our first ARTISTchannel. In June 1998, we expanded content offerings on the UBL and added an online retail store now known as the ARTISTdirect Superstore. Also in June 1998, we launched our second ARTISTchannel and, by the end of 1998, we had nine ARTISTchannels in operation.

     In February 1999, ARTISTdirect acquired all of the outstanding capital stock of iMusic, Inc. The purchase consideration for iMusic was approximately $2.5 million, including $110,000 in cash, a redeemable put option valued at approximately $2.2 million and the assumption of approximately $185,000 in liabilities. The acquisition was accounted for as a purchase. The purchase price has been largely allocated to goodwill, which will be amortized over five years.

     In May 1999, we engaged in an exchange transaction in which all membership interests in UBL, LLC that we did not own were exchanged for membership interests in ARTISTdirect, LLC. The value of the consideration given was approximately $13.9 million and the transaction was accounted for as a purchase. The purchase price has been largely allocated to goodwill, which will be amortized over five years.

     In July 1999, we officially launched the ARTISTdirect Network, integrating the UBL and iMusic Web sites with our ARTISTchannels. Since 1997, our revenue mix has shifted from primarily agency commissions and record label revenue to electronic commerce revenue and online advertising and we expect this trend to continue.

     ARTISTdirect has incurred cumulative net losses of $14.9 million from inception to June 30, 1999. We expect our net losses to increase and to continue for the foreseeable future. We plan to expend significant resources developing our ARTISTdirect Network, building our brands, increasing our traffic, expanding our operations, enhancing and acquiring content, and improving our technology infrastructure. We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses, and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets, such as electronic commerce. See "Risk Factors" beginning on page 7 for a more complete description of the many risks we face. Our business is evolving rapidly, and therefore we believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as an indication of future performance.

     In September 1999, ARTISTdirect, LLC merged into ARTISTdirect, Inc. Before that time, we operated as a group of limited liability companies and did not incur federal and state income taxes, other than iMusic, which is a Washington corporation that we acquired in February 1999. Federal and state income taxes attributable to income during such periods were incurred and paid directly by the members. Accordingly, no discussion of income taxes is included in "Results of Operations" beginning on page 34. Any tax benefit attributable to losses generated before our conversion will not be available to us. As a Delaware corporation, we are fully subject to federal and state income taxation.

     REVENUE

     We generate revenue from three sources: the ARTISTdirect Network, the ARTISTdirect Agency, and Kneeling Elephant Records. Substantially all of our revenue is generated in cash.

     Revenue from the ARTISTdirect Network, including the ARTISTchannels, the UBL, iMusic, and the ARTISTdirect Superstore, consists primarily of electronic commerce and advertising revenue as described below:

     - Electronic commerce revenue includes the sale of music and related merchandise, such as apparel, collectibles and accessories, through our ARTISTchannels and the ARTISTdirect Superstore. We recognize merchandise and shipping revenue upon shipment of the item and record appropriate reserves for product returns.

     - Advertising revenue consists primarily of sales of banner advertisements and sponsorships. In sales of banner advertisements, we principally earn revenue based on the number of impressions or times an advertisement appears on pages viewed within our Web sites. Our banner advertising commitments generally range from one to three months. Banner advertising revenue is recognized ratably over the period in which the advertising is displayed, provided no significant obligations remain and collection of the receivable is probable. We typically guarantee a minimum number of impressions to the advertiser. To the extent that minimum guaranteed page deliveries are not met, we defer recognition of the corresponding revenue until the guaranteed impressions are delivered. We also sell to advertisers sponsorship of a certain page or event for a specified period of time. We recognize sponsorship revenue over the period in which the sponsored page or event is displayed. To the extent that committed obligations under sponsorship agreements are not met, revenue recognition is deferred until the obligations are met.

     Revenue from the ARTISTdirect Agency consists primarily of commissions generated on tour and event bookings of artists represented by the agency. Agency commission revenue is recognized at the time of the event. Agency commission revenue fluctuates depending on touring schedules of major artists represented by the agency. Touring schedules are subject to seasonality, with summer typically being a more active period.

     Revenue from Kneeling Elephant Records is generated from overhead advances and from royalties earned on albums sold by artists signed to the label. We recognize royalties at the time the releases are shipped to the retailer. Reserves are established for possible returns.

     COST OF REVENUE

     Cost of revenue consists primarily of the product cost of music and music-related merchandise, credit card fees, fulfillment and shipping costs, artist royalties, Web site maintenance expenses, content acquisition costs, talent agent salaries and amortization of non-cash compensation expense related to vendor warrants and ARTISTchannel stock options granted to artists in connection with opening their ARTISTchannels. Artist royalties are based on electronic commerce and advertising revenue generated from their ARTISTchannels. Web site maintenance costs include personnel-related costs, software consulting costs, Internet connectivity charges, and networking costs.

     In connection with the amortization of vendor warrants and ARTISTchannel
stock options granted through           1999, we expect to record non-cash
compensation expense of approximately $          in the third quarter of 1999
and approximately $          in the fourth quarter of 1999. We expect to grant
additional equity instruments in the future related to ARTISTchannels. Due to these equity grants, we expect to record substantial non-cash compensation expense into the foreseeable future.

     Amortization expense associated with this non-cash compensation is expected to be approximately as follows for each of the next five years:

                  YEAR ENDED DECEMBER 31,                      AMOUNT
                  -----------------------                     --------
1999........................................................  $
2000........................................................
2001........................................................
2002........................................................
2003........................................................

     OPERATING EXPENSE

     Product Development. Product development expense consists primarily of expenses required to design and develop our Web sites and underlying technology infrastructure. These expenses primarily include payments to third-party service vendors and personnel costs.

     Sales and Marketing. Sales and marketing expense consists primarily of advertising, marketing and promotion expenses incurred to promote our Web sites and our brands, plus payroll and related expenses for personnel engaged in advertising sales, marketing and customer service activities.

     General and Administrative. General and administrative expense consists of payroll and related expenses for executive and administrative personnel, professional services expenses, facilities expenses, travel and other general corporate expenses.

     Amortization of Stock-based Compensation. We recorded a total of $5.6 million of stock-based compensation expense for the period from inception through June 30, 1999 in connection with equity granted to employees, directors and certain professional firms during this period. Commencing July 1999, we granted options to certain artists for promotional services, and we expect to grant additional options for promotional services in the future. We expect to record additional amortization of stock-based compensation expense of
approximately $          in the third quarter of 1999 and approximately
$          in the fourth quarter of 1999, related to equity grants through
       1999. We also anticipate granting additional equity securities in the future to employees, directors and artists.

     Depreciation and Amortization. Depreciation and amortization expense consists of the depreciation of fixed assets and the amortization of acquired intangible assets. The acquisition of iMusic and the minority interest of the UBL were accounted for using the purchase method of accounting and, accordingly, the purchase prices have been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition dates. Substantially all of the purchase price of these transactions is attributable to the acquired intangible assets. As a result, the aggregate excess purchase price over the net tangible assets has been estimated to be $15.4 million and will be amortized over five years, the expected estimated average useful life of these assets. These non-cash charges will significantly affect our reported operating results over the next several years.

     INTEREST INCOME AND EXPENSE

     Interest income consists of earnings on our cash and cash equivalents and interest expense consists of interest associated with short-term borrowings.

RESULTS OF OPERATIONS

     Operations in 1996 were limited and consisted primarily of start-up operations of ARTISTdirect. Accordingly, we believe that year-to-year comparisons between 1996 against 1997 are not meaningful.

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1998

     NET REVENUE

     Net revenue increased to $3.7 million in the six months ended June 30, 1999 from $1.3 million in the same period of 1998. The increase was primarily due to an increase in electronic commerce revenue to $2.3 million from $360,000, reflecting additional ARTISTchannels plus the contribution from the ARTISTdirect Superstore. Advertising revenue also increased to $724,000 from $156,000, reflecting an increase in the page views generated by our Web sites plus a significant increase in sales of sponsorships.

     COST OF REVENUE

     Cost of revenue increased to $2.9 million in the six months ended June 30, 1999 from $597,000 for the same period of 1998. This $2.3 million increase corresponded with the increase in electronic commerce revenue and was primarily attributable to the direct costs of merchandise sold and an increase in Web site maintenance expenses. Web site maintenance costs increased due to an expansion in our technology staff plus the increased number of ARTISTchannels in operation. Our gross profit margin decreased to 20% of net revenue for the six months ended June 30, 1999 from 54% of net revenue for the six months ended June 30, 1998. This margin decline was primarily due to a higher proportion of electronic commerce revenue which has lower gross margin than our other sources of revenue.

     In the six months ended June 30, 1999, we recorded non-cash compensation charges of approximately $1.6 million in connection with warrants issued to vendors and options issued to artists. Such amount will be amortized to expense over the life of the contract periods associated with the warrants and options, resulting in $51,000 of amortization for the six months ended June 30, 1999, which has been included in cost of revenue.

     OPERATING EXPENSE

     Product Development. Product development expense increased to $631,000 for the six months ended June 30, 1999 from $237,000 for the same period in 1998. This increase was primarily attributable to fees paid to third party service vendors relating to the development of the new ARTISTdirect Network Web site which launched in July 1999.

     Sales and Marketing. Sales and marketing expense increased to $2.5 million for the six months ended June 30, 1999 from $373,000 for the same period in 1998. The increase was primarily attributable to a significant increase in online and offline advertising, promotion and sponsorship. In addition, personnel and related expenses increased as we added to our advertising sales and marketing staffs. We intend to continue to pursue an aggressive branding and marketing campaign and, therefore, expect sales and marketing expenses to increase significantly in future periods.

     General and Administrative. General and administrative expense increased to $3.2 million for the six months ended June 30, 1999 from $1.2 million for the six months ended June 30, 1998. This increase was primarily attributable to an increase in personnel and related expenses and greater use of outside professional services. We expect general and administrative expense to increase as we expand our staff to support our growth strategy and incur the higher costs of operating as a public company.

     Amortization of Stock-based Compensation. We recorded a total of $1.8 million of stock-based compensation expense for the six months ended June 30, 1999 in connection with stock issuances to employees and directors which are being treated as variable stock compensation. Stock-based compensation for the comparable period in 1998 was $1.3 million, primarily in connection with the same stock issuances.

     Depreciation and Amortization. Depreciation and amortization expense increased to $713,000 for the six months ended June 30, 1999 from approximately $25,000 in the same period of 1998. This increase was primarily attributable to the amortization of the goodwill associated with the acquisition of iMusic and the minority interest in the UBL.

FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997

     NET REVENUE

     Net revenue increased to $4.6 million for the fiscal year ended December 31, 1998 from $1.9 million for the fiscal year ended December 31, 1997. The increase was primarily attributable to a $1.3 million increase in electronic commerce revenue and a $900,000 increase in ARTISTdirect Agency commission revenue. The increase in electronic commerce revenue resulted primarily from the June 1998 introduction of the ARTISTdirect Superstore and the addition of ten ARTISTchannels during 1998. The increase in ARTISTdirect Agency commission revenue reflects a significant increase in touring activity by major artists represented by the agency.

     COST OF REVENUE

     Cost of revenue increased to $2.5 million for the fiscal year ended December 31, 1998 from $608,000 for the fiscal year ended December 31, 1997. This increase corresponded with the increase in electronic commerce revenue and was primarily attributable to higher direct costs of merchandise sold, additional Web site maintenance expenses and an increase in personnel and related expenses. Our gross profit margin decreased to 45% of net revenue for the fiscal year ended December 31, 1998 from 68% of net revenue for the fiscal year ended December 31, 1997. The margin decline primarily reflects an increase in electronic commerce revenue, which has a lower gross margin than other sources of revenues.

     OPERATING EXPENSE

     Product Development. Product development expense increased to $589,000 for the fiscal year ended December 31, 1998 from $78,000 for fiscal year ended December 31, 1997. The $511,000 increase was primarily attributable to increased staffing and fees paid to third-party vendors for development costs related to the expanded content offerings on the UBL and new ARTISTchannels.

     Sales and Marketing. Sales and marketing expense increased to $1.4 million for the fiscal year ended December 31, 1998 from $196,000 for the fiscal year ended December 31, 1997. This $1.2 million increase was primarily attributable to the expansion of our online and offline advertising, as well as to increased personnel and related expenses required to implement our marketing strategy.

     General and Administrative. General and administrative expense increased to $2.5 million for the fiscal year ended December 31, 1998 from $1.4 million for the fiscal year ended December 31, 1997. This $1.1 million increase was primarily attributable to increased personnel and related expenses associated with the hiring of additional personnel and increased professional services expenses.

     Amortization of Stock-based Compensation. Amortization of stock-based compensation expense was $3.8 million for the fiscal year ended December 31, 1998. There was no stock-based compensation expense in the fiscal year ended December 31, 1997.

     Depreciation and Amortization. Depreciation and amortization expense increased to $59,000 for the fiscal year ended December 31, 1998 from $21,000 in the same period of 1997. This increase is primarily attributable to the amortization associated with fixed asset purchases during 1998.

SEGMENT OPERATIONS

     ARTISTdirect provides music entertainment products and services through the following three reportable segments:

     - ARTISTdirect Network -- music-related Web site operations;

     - Talent Agency -- artist booking operations; and

     - Record Label -- record label operations.

     The factors for determining reportable segments were based on service and products. Each segment is responsible for executing a segment-specific business strategy. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. ARTISTdirect evaluates performance based on profit or loss from operations before income taxes. The following table summarizes the net revenue, cost of revenue, gross profit, operating expenses, and operating income (loss) by segment for the years ended December 31, 1998 and 1997 and the six months ended June 30, 1999 and 1998.

                                                     YEAR ENDED         SIX MONTHS ENDED
                                                    DECEMBER 31,            JUNE 30,
                                                 ------------------    ------------------
                                                  1997       1998       1998       1999
                                                 -------    -------    -------    -------
                                                                          (UNAUDITED)
                                                              (IN THOUSANDS)
ARTISTDIRECT NETWORK
  Net revenue:
     E-commerce, net...........................  $   269    $ 1,548    $   360    $ 2,335
     Advertising...............................       95        502        156        724
                                                 -------    -------    -------    -------
       Total net revenue.......................      364      2,050        516      3,059
  Cost of revenue..............................      434      2,240        474      2,671
                                                 -------    -------    -------    -------
  Gross profit.................................      (70)      (190)        42        388
  Operating expense............................      670      5,116      1,665      7,748
                                                 -------    -------    -------    -------
  Loss from operations.........................     (740)    (5,306)    (1,623)    (7,360)
                                                 -------    -------    -------    -------
TALENT AGENCY
  Net revenue..................................  $   974    $ 1,917    $   444    $   291
  Cost of revenue..............................      174        259        108        220
                                                 -------    -------    -------    -------
  Gross profit.................................      800      1,658        336         71
  Operating expense............................      603      2,287        814        577
                                                 -------    -------    -------    -------
  Income (loss) from operations................      197       (629)      (478)      (506)
                                                 -------    -------    -------    -------
RECORD LABEL
  Net revenue..................................  $   550    $   615    $   340    $   332
  Cost of revenue..............................       --         16         15         58
                                                 -------    -------    -------    -------
  Gross profit.................................      550        599        325        274
  Operating expense............................      464      1,013        652        562
                                                 -------    -------    -------    -------
  Income (loss) from operations................       86       (414)      (327)      (288)
                                                 -------    -------    -------    -------

TOTAL LOSS FROM OPERATIONS.....................  $  (457)   $(6,349)   $(2,428)   $(8,154)
                                                 =======    =======    =======    =======

     Segment income (loss) from operations excludes interest income, interest expense, and provision for income tax.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited quarterly results of operations for the six most recent quarters ended June 30, 1999. This unaudited quarterly information has been derived from our unaudited financial statements and, in our opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods covered. The quarterly data should be read in conjunction with our financial statements and related notes. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                               QUARTER ENDED
                                 --------------------------------------------------------------------------
                                 MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 30,   JUNE 30,
                                   1998        1998         1998            1998         1999        1999
                                 ---------   --------   -------------   ------------   ---------   --------
                                                               (IN THOUSANDS)
Net Revenue:
  E-commerce, net..............   $   134    $   226       $   444        $   744       $ 1,080    $ 1,255
  Advertising..................        77         79           128            218           317        407
  Agency commissions...........        72        372         1,338            135           130        161
  Record label.................       194        146           138            137           171        161
                                  -------    -------       -------        -------       -------    -------
         Total net revenue.....       477        823         2,048          1,234         1,698      1,984
Cost of revenue................       230        367           677          1,241         1,296      1,653
                                  -------    -------       -------        -------       -------    -------
         Gross profit (loss)...       247        456         1,371             (7)          402        331
Operating expense:
  Product development..........       126        111            99            253           191        440
  Sales and marketing..........       113        260           419            603           777      1,760
  General and administration...       473        735           590            747         1,308      1,929
  Amortization of stock-based
    compensation...............       443        845         1,090          1,450           802        967
  Depreciation and
    amortization...............        12         13            17             17            88        625
                                  -------    -------       -------        -------       -------    -------
         Loss from
           operations..........      (920)    (1,508)         (844)        (3,077)       (2,764)    (5,390)
Income from equity
  investment...................        --         --            --              2            33         --
Interest income (expense),
  net..........................        (2)       (13)           (1)            45            12         65
                                  -------    -------       -------        -------       -------    -------
         Net loss..............   $  (922)   $(1,521)      $  (845)       $(3,030)      $(2,719)   $(5,325)
                                  =======    =======       =======        =======       =======    =======

     Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

LIQUIDITY AND CAPITAL RESOURCES

     From our inception in August 1996 through July 1998, we financed our operations and growth entirely from internally generated cash flow and capital contributions from founders. Since July 1998, we have raised $19.9 million through private sales of preferred securities.

     Net cash used in operating activities was $5.0 million for the six months ended June 30, 1999, and $2.3 million for the fiscal year ended December 31, 1998. Net cash used in operating activities for each of these periods primarily consisted of net losses, partially offset by increases in accounts payable and accrued expenses. Net cash provided by operating activities was $347,000 for the fiscal year ended December 31, 1997.

     Net cash used in investing activities was $699,000 for the six months ended June 30, 1999, and $548,000 and $117,000 for the fiscal years ended December 31, 1998 and 1997, respectively. Net cash used in investing activities for each of these periods consisted of purchases of fixed assets, primarily computer equipment and systems, totaling $574,000 for the six months ended June 30, 1999 and $141,000 for the year ended December 31, 1998.

     Net cash provided by financing activities was $14.9 million for the six months ended June 30, 1999, and $4.6 million for the fiscal year ended December 31, 1998. Net cash provided by financing activities during each of these periods primarily consisted of cash proceeds from the following issuances of preferred securities:

     - Between July 1998 and December 1998, we issued 12,831,261 shares of Series A preferred securities in exchange for an aggregate purchase price of $4.9 million.

     - In May 1999, we issued 15,000,000 shares of Series B preferred securities in exchange for an aggregate purchase price of $15.0 million.

     As of June 30, 1999, we had $10.8 million of cash and cash equivalents, excluding cash held for clients. As of that date, our principal commitments consisted of obligations outstanding under operating leases and employment contracts. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments in connection with anticipated growth in operations and infrastructure. Furthermore, we will need to spend significant amounts for sales and marketing, advertising and promoting our brands, content development and technology and infrastructure development. We will need to expend funds to add personnel in all areas.

     We currently anticipate that the net proceeds from this offering, together with our current cash, cash equivalents, short-term investments and credit facility, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in future periods through public or private financings, or other arrangements to fund our operations and potential acquisitions, if any, until we achieve profitability, if ever. Any additional financings, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could seriously harm our business and operating results. If additional funds are raised through the issuance of equity securities, the percentage of ownership of our stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our common stock.

YEAR 2000

     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the Year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the Year 2000 phenomenon. For example, we depend on third parties to process our customers' credit card payments, host our servers, maintain our network, deliver orders to customers, and provide fulfillment and accounting services.

     We have completed the process of reviewing the Year 2000 compliance of our internal software. This review included testing to determine how our systems will function at and beyond the Year 2000. Substantially all of the systems for the operation of our Web site have been developed within the last three years. These systems include the software used to provide our Web sites' search, customer interaction, and transaction processing and distribution functions, as well as monitoring and back-up capabilities. Based upon our work to date, and the fact that most of our systems were recently developed, we believe that our internal software is Year 2000 compliant and we do not expect to incur any material remediation expenses to update our internal systems.

     We have completed our assessment of the Year 2000 readiness of our third-party supplied software, computer technology and other services, which include software for use in our accounting, database and security systems. The failure of such software or systems to be Year 2000 compliant could have a material adverse impact on our corporate accounting functions and the operation of our Web site. As part of the assessment of the Year 2000 compliance of these systems, we have sought assurances from these vendors that their software, computer technology and other services are year 2000 compliant. To date our expenses associated with this assessment have not been material and we do not expect to incur any material remediation expenses in connection with our third-party supplied software and computer systems. The failure of our software and computer systems and of our third-party suppliers to be year 2000 complaint would have a material adverse effect on us.

     The Year 2000 readiness of the general infrastructure necessary to support our operations is more difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the Year 2000 compliance of the computer systems and financial services used by consumers. Thus, the infrastructure necessary to support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential Year 2000 issues that may impact the entire infrastructure. Our ability to assess the reliability of this infrastructure is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, we believe most entities and individuals that rely significantly on the Internet are carefully reviewing and attempting to remediate issues relating to Year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of Year 2000 issues. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us.

     At this time, we have not yet developed a contingency plan to address situations that may result if we or our vendors are unable to achieve Year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material. Any failure of our material systems, our vendors' material systems or the Internet to be Year 2000 compliant could have material adverse consequences for us. Such consequences could include difficulties in operating our Web site effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," in June 1997. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in members' equity, except those arising from transactions with members, and includes net income and net unrealized gains or losses on securities. There is no impact on our financial statements as a result of the implementation of SFAS No. 130.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on the financial statements.

     In April, 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." The statement is effective for fiscal years beginning after December 15, 1998. The statement requires costs of start-up activities and organization costs to be expensed as incurred. We are required to adopt SOP 98-5 for the year ended December 31, 1999. The adoption of SOP 98-5 is not expected to have a material impact on our consolidated financial statements.

     The Financial Accounting Standards Board recently issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal years beginning after September 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposures on net investments in foreign operations. As of June 30, 1999, we had not entered into any derivative contracts nor had we held any derivative financial instruments. Therefore, SFAS 133 does not have a material impact on our consolidated results of operations, financial position, or cash flows.

                                    BUSINESS

OVERVIEW

     We are a leading online music company that connects artists directly with their fans worldwide. We provide music entertainment through our ARTISTdirect Network, an integrated network of Web sites offering multi-media content, music news and information, community around shared music interests, and music-related commerce. ARTISTdirect currently features 30 unique, artist-owned ARTISTchannels, and has signed agreements to launch channels with an additional 37 artists. The ARTISTdirect Network also features the UBL, a leading music search engine on the Web, and iMusic, a popular online community where fans exchange music interests and commentary. During July 1999, users viewed more than 50 million pages in our ARTISTdirect Network.

     - ARTISTchannels -- customized Web sites that we build, operate and maintain on behalf of each of our artists, directly linking artists and fans. These sites provide artists with a unique opportunity to control the programming, promotion and distribution of a broad range of their products and services. Artists share in revenue generated by their ARTISTchannel. These sites also provide consumers with a single destination to access a large selection of artist-specific music, merchandise and content. A selection of artists with ARTISTchannels includes:

      Backstreet Boys             Def Leppard                 Ozzy Osbourne
      Beastie Boys                Kenny G                     Tom Petty
      Beck                        Korn                        Pink Floyd
      blink-182                   Limp Bizkit                 Red Hot Chili Peppers
      Chris Cornell               Marilyn Manson              Robbie Williams
      Cypress Hill                Metallica                   Rob Zombie

     - The Ultimate Band List -- a comprehensive online music search engine and resource for music information. The UBL provides information on more than 75,000 artists across numerous musical genres, featuring news, concert information, artist biographies, album reviews, contests, promotions, music samples and downloads. The UBL also offers links to thousands of other Web sites in the online music community;

     - iMusic -- a highly trafficked music-oriented online community providing chats, message boards and fan clubs relating to specific artists and general music topics. iMusic allows fans to communicate with others around the world to share interests and commentary about their favorite music and artists. iMusic also serves as a platform for fans to interact directly with their favorite artists through hosted chats and fan conferences that we organize periodically; and

     - The ARTISTdirect Superstore -- a retail site offering over 200,000 music titles and a wide selection of artist merchandise. The ARTISTdirect Superstore complements the ARTISTchannels by offering music and merchandise from a wider range of artists.

     We also operate a music talent agency, the ARTISTdirect Agency and manage a traditional record label, Kneeling Elephant Records, which, when combined with our ARTISTdirect Network, allow us to provide a full range of traditional and online services to artists. We believe that our management team's extensive music industry experience and its understanding of the needs of artists and music consumers provide us with a distinct advantage in pursuing opportunities arising from the convergence of the music industry and the Internet.

INDUSTRY BACKGROUND

     THE MUSIC INDUSTRY

     Music is one of the most popular forms of entertainment worldwide and a multi-billion dollar consumer industry. According to the International Federation of the Phonographic Industry, worldwide sales of recorded music were $38.7 billion in 1998, 34% of which were in the United States. Concert tours also generate significant revenue for the music industry. Pollstar estimates that the total gross ticket sales for major concerts in North America was approximately $1.3 billion in 1998. In addition, the music industry generates substantial advertising, sponsorship, promotional and merchandise revenue related to music events and individual artists.

     The music industry identifies artists and develops, promotes and distributes their content. The high cost associated with development, promotion and distribution has led artists to rely on third parties such as record labels, merchandisers and tour promoters. Consequently, artists have had limited ability to control how they are marketed to consumers, to identify and communicate directly with their fans and to maximize their economic participation in all available revenue streams.

     The experience of the typical music consumer has been fragmented and inefficient. Music consumers have had to search a variety of media to find music news and information and have had to purchase compact discs, tickets and merchandise through different retail channels. Certain goods, such as apparel and other artist merchandise, have been difficult to find and frequently available only at concerts or selected retail outlets. For music fans, opportunities to interact with their favorite artists and fellow enthusiasts have been limited.

     THE INTERNET OPPORTUNITY

     The Internet has emerged as a platform that allows millions of people worldwide to deliver and receive information rapidly, create virtual communities around shared interests and engage in electronic commerce. This has made the Internet an important new medium for music, dramatically altering the way consumers search for, discover, listen to and purchase music. The Internet offers:

     - efficient reach to a worldwide audience;

     - convenient access to a vast offering of musical content and services;

     - ongoing flexibility to tailor products and services to consumer interests and market dynamics;

     - digital distribution of music;

     - consumer personalization of the music experience; and

     - timely collection of customer preferences and demographics for targeted advertising and promotion.

     Artists have begun to view the Internet as a platform to gain greater control over the programming, promotion and distribution of their music and related merchandise and to communicate directly with their fans. Consumers have adopted the Internet to locate music information, share interests and discover and buy music. According to Jupiter Communications, online sales of recorded music in the United States are projected to grow from $152 million in 1998, representing 1.1% of music sales, to approximately $2.6 billion in 2003, representing 14.0% of music sales. Forrester Research estimates that approximately 50 million individuals will be capable of downloading and playing digital music by the end of 1999, and by 2003, downloading will add $1.1 billion to the U.S. music industry. Forrester also estimates that 56% of consumers want to communicate with artists directly, and 31% would pay for non-music products from their favorite artists.

     The largest demographic group driving music sales also is the largest demographic group using the Internet. According to the United States Census Bureau, this group of consumers, aged 10 through 34, comprised approximately 95 million individuals in the United States, and according to the Recording

Industry Association of America, purchased 60% of the music sold in the United States in 1998. Not surprisingly, the music industry has historically focused its promotional and marketing efforts on this group. According to International Data Corporation, approximately 58% of the 35 million home Internet users at the end of 1998 were from essentially the same demographic group, aged 12 through
34. According to the Internet Advertising Bureau, advertisers on the Internet spent $2.3 billion during the 12 months ended March 30, 1999.

     We believe that the features of the Internet and the common demographics of music consumers and Internet users present an opportunity to reshape the music industry. Artists now have the opportunity to exert greater control over the programming, promotion and distribution of their music and consumers can now search for, discover and purchase music and related merchandise and content at a single destination.

OUR SOLUTION

     BENEFITS TO ARTISTS

     By providing artists with a platform to develop their presence on the Web, we enable artists to assume more creative control over their image, promote their music in innovative ways, interact with their fans, extend their reach and participate in incremental revenue streams. Our benefits to artists include:

     Artist-controlled Online Media Channel. We offer artists an online media presence, the ARTISTchannels, to create, present, promote and distribute their content. The ARTISTchannels include auto-publishing tools, content management features, and capabilities for advertising and direct marketing and electronic commerce. Our technology enables us to quickly launch customized Web sites for our artists. Artists actively collaborate on the design, content and other features of their ARTISTchannels. With continuing advances in broadband technology and standards for digital music distribution, we believe the ARTISTchannels will emerge as the artists' preferred platform for the full range of their content, commerce and community activities on the Internet.

     Closer Relationships with Fans. The ARTISTchannels promote greater fan affinity and loyalty by directly linking artists and fans. Artists can use the ARTISTchannels to provide content and products to fans, including artist news, concert information, music and video programming, exclusive chats, ticket giveaways and fan club activities. Artists can also solicit the views of fans on new music, live performances and music videos. A better understanding of their fans enables artists to develop relevant content for their ARTISTchannels, promote their music more effectively and create new revenue opportunities.

     Access to Traffic from the ARTISTdirect Network. We attract, aggregate and retain consumers within the ARTISTdirect Network through our compelling content and commerce offerings, thereby providing our artists the opportunity to tap into an active community of millions of music fans. The ARTISTchannels can be accessed directly or through the ARTISTdirect Network, allowing artists the opportunity not only to reach their existing audience, but to broaden their fan base as well. As one of the most heavily trafficked music destinations on the Internet, we aggregate global consumer traffic, collect targeted fan information and generate incremental revenue from electronic commerce and advertising for the shared benefit of the artist and ARTISTdirect.

     New Revenue Opportunities. We provide artists with a number of incremental revenue opportunities, including from music and related merchandise sales and auctions, advertising and direct marketing. Our sites significantly increase consumers' access to artist merchandise previously available only at concert venues or selected retail locations. We also assist artists in developing original merchandise items for sale through their sites. We believe that our revenue-sharing with artists provides incentives for them to actively promote their ARTISTchannels and the ARTISTdirect Network.

     Direct Marketing Opportunities. We encourage fans to provide identifying information that allows the artists to develop consumer databases through their ARTISTchannels. Artists use this database information to communicate important news, upcoming music releases, live appearances or online events that are targeted to a particular fan base. Data also may be used to develop artist-approved targeted advertising and marketing opportunities. Artists have access to detailed information about how many people visited their sites, listened to or downloaded their music and purchased compact discs. We maintain each artist database and share any revenue generated through its use with the artist.

     New Platform for Digital Distribution. The Internet represents an important new platform for digital music distribution. As the music industry develops standards for secure digital distribution, we are implementing the infrastructure and systems for digital distribution through the ARTISTdirect Network. We currently allow free digital downloads of promotional music and a variety of streaming audio services. We intend to provide artists with a broad array of opportunities to generate revenue from digital music distribution, including pay-per-download, subscription services and advertising or sponsor-supported services.

     BENEFITS TO CONSUMERS

     Our ARTISTdirect Network offers a compelling music experience and a comprehensive one-stop destination for the music consumer. Our benefits to consumers include:

     Direct Connection to Artists. Our ARTISTchannels provide a unique fan experience. Consumers have access to content specifically created or endorsed by their favorite artists, as well as official artist news and concert information, music, merchandise, special promotions and other benefits. Special promotions have included opportunities to meet artists, concert ticket giveaways, trips to live concerts, online fan conferences with artists, exclusive music downloads and exclusive videos. Consumers can interact with artists and offer direct feedback on new releases, concert performances and videos.

     Comprehensive Music Resource. The ARTISTdirect Network includes the UBL, a comprehensive destination for searching, discovering and enjoying music content. The UBL is an online search engine and database of more than 75,000 artists covering a wide variety of musical genres, organized links to other Internet music resources, news, concert information, artist biographies, album reviews, contests and promotions, music samples and downloads. The UBL is designed to encourage user participation by allowing users to create entries in the artist database and links from the UBL to music sites elsewhere on the Internet. The UBL also includes tools to allow artists to upload content, including biographies, pictures and music for the benefit of their fans.

     Rich Community Features. Our iMusic community site provides chats, message boards, fan clubs and personalization tools relating to both specific artists and more general music topics. Our site enables fans around the world to share interests and commentary about their favorite music and artists and facilitates their discovery of new music. iMusic also serves as a platform for fans to interact directly with their favorite artists through hosted chats and fan conferences.

     Comprehensive Shopping Destination. The ARTISTdirect Network brings together many of the disparate elements of the music shopping experience. Music consumers can purchase and pre-order a full range of recorded music and shop for artist-related merchandise, including some items available only through ARTISTdirect. In addition, our content, downloadable music, weekly specials and auctions enhance the consumer experience. The UBL and iMusic provide relevant information to help consumers make purchasing decisions.

     Access to Online Digital Distribution. The UBL has provided downloadable digital audio files since 1995 and continue to utilize technology to enhance the user experience. We currently allow free digital downloads of promotional music and provide users with a variety of streaming audio services, including some content that is available only through ARTISTdirect. As digital distribution becomes commercially viable, we plan to offer consumers many ways to acquire and experience music, including subscription services, pay-per-download and advertising or sponsor-supported services.

BUSINESS STRATEGY

     Our objective is to be the leading provider of music entertainment, information, community and electronic commerce on the Internet. Our strategy is to:

     Add ARTISTchannels Aggressively. We intend to aggressively add ARTISTchannels by continuing to market the benefits of our unique ARTISTchannel model to high-profile artists. We intend to add artists from U.S. and international markets and a variety of music genres. We are currently in discussions with more than 50 additional artists whose popularity makes them excellent candidates for ARTISTchannels. We believe that our ARTISTchannel model, current roster of prominent artists and experienced, artist-oriented management team will enable us to attract additional artists to expand the ARTISTdirect Network.

     Build Brand Awareness Rapidly. We intend to establish ARTISTdirect as the leading brand for online music entertainment. We have achieved our current brand recognition with aggregate marketing expenditures of less than $2.5 million through June 30, 1999. We intend to increase our marketing expenditures through a television, radio, print and online advertising campaign that features a number of our high-profile artists promoting and endorsing the ARTISTdirect Network. We will continue to encourage our artists to use their album releases, concert tours and personal appearances to promote their ARTISTchannels. Through the ARTISTdirect Agency, we intend to create ARTISTdirect-branded concerts and concert tours that will include both media and venue promotion.

     Enhance Our Users' Experience. We plan to add features and content to the ARTISTdirect Network to enhance our users' experience. For example, we are currently developing a number of interactive applications designed to exploit new and existing technologies. We plan to help our users discover new music by providing personalization tools, targeted recommendations, digital downloads and streaming audio and video.

     Leverage Our Unique Assets. We intend to leverage our uniquely integrated assets, broad reach and experienced, artist-oriented management team to differentiate ourselves from companies with less comprehensive offerings. For example, we aim to:

     - offer selected artists a range of services, including live performance booking through our talent agency; development, marketing and promotion through our record label; and online programming, promotion and distribution through both an ARTISTchannel and the ARTISTdirect Superstore;

     - cross-promote specific ARTISTchannels to the audiences of the UBL and iMusic, as well as to the audiences of other ARTISTchannels;

     - develop branded live events and tours sponsored by advertisers and merchants; and

     - enable advertisers and merchants to deliver their messages to the audience of the entire ARTISTdirect Network or to targeted audiences within the ARTISTdirect Network.

     Pursue Additional Revenue Streams. We intend to increase revenue from existing sources and add new revenue streams. New revenue opportunities include:

     - digital distribution of music: As the music industry develops standards for secure digital distribution, we plan to provide consumers with a variety of products and services that will generate revenue from sales of digital music and subscription fees;

     - database marketing: We plan to derive revenue from our growing databases of consumer information and preferences. Our databases enable us to create affinity groups and frequent buyer programs, promote existing artists more effectively, and assist advertisers and merchants in targeting specific audiences;

     - international markets: We will pursue opportunities to obtain and distribute localized ARTISTdirect content and merchandise in international markets; and

     - ancillary network opportunities: Our network will allow us to pursue a variety of incremental revenue, for example, by offering a tiered menu of subscription services and syndicated content for use both online and offline.

ARTISTDIRECT BUSINESS UNITS

     ARTISTDIRECT NETWORK

     The ARTISTdirect Network is comprised of the ARTISTchannels, the UBL, iMusic and the ARTISTdirect Superstore.

     ARTISTchannels. Our ARTISTchannels are designed to strengthen the relationship between artists and their fans and to provide a wide range of content (news, tour information, music samples, special offers), community (artist-hosted clubs, fan clubs, message boards) and products (music and merchandise and collectibles). These Web sites are individually designed for, and owned by, the artists and are produced and operated by ARTISTdirect, typically under a contractual arrangement that provides artists with a share of the revenue generated by their sites, including both electronic commerce and advertising revenue. Each ARTISTchannel contains an official online store, where consumers can shop directly from the artist. These stores benefit the artist by making both their music and merchandise available to fans 24 hours a day, resulting in incremental sales. For fans, a large selection of artist-specific music and merchandise is readily available in one place, combined with content and community features. In addition, the ARTISTchannels are designed to serve as an outlet for merchandise, collectibles, memorabilia and items sold through auction. The ARTISTchannels are accessible directly using their specific Web site addresses, or through the ARTISTdirect home page, the UBL or iMusic. Many artists take an active role in promoting their ARTISTchannels, displaying their Web site addresses in album packaging, in advertising, on merchandise and in fan club communications.

     As broadband technology continues to advance, we expect artists to use their ARTISTchannels as platforms for a broader array of programming, including music videos, live video chats, fan conferences, Webcasts and access to archives of pre-recorded content. We also expect artists to use the databases we are building on their behalf to market new music and merchandise directly to fans and offer those fans certain benefits for loyalty and active purchasing.

     Our current roster of ARTISTchannels includes:

Backstreet Boys           Kenny G                        Pink Floyd
www.bsbdirect.com         www.kennygdirect.com           www.pinkfloyddirect.com
Beastie Boys              Korn                           Primus
www.grandroyaldirect.com  www.korndirect.com             www.clubbastardo.com
Beck                      Limp Bizkit                    Red Hot Chili Peppers
www.beckdirect.com        www.limpbizkitdirect.com       www.chilipeppersdirect.com
blink-182                 Marilyn Manson                 The Rolling Stones
www.loserkids.com         www.marilynmansondirect.com    www.stonesbazaar.com
Chris Cornell             Megadeth                       Slayer
www.chriscornelldirect.com www.megadethdirect.com        www.slayerdirect.com
Cypress Hill              Metallica                      Soul Coughing
www.cypresshilldirect.com www.metallicadirect.com        www.soulcoughingdirect.com
Def Leppard               The Offspring                  Sublime
www.deflepparddirect.com  www.offspringdirect.com        www.sublimedirect.com
Everclear                 Ozzy Osbourne                  System of a Down
www.evercleardirect.com   www.ozzydirect.com             www.soaddirect.com
Bryan Ferry               Pantera                        Robbie Williams
www.bryanferrydirect.com  www.panteradirect.com          www.robbiewilliamsdirect.com
Chris Isaak               Tom Petty                      Rob Zombie
www.chrisisaakdirect.com  www.tompettydirect.com         www.robzombiedirect.com

     In addition to the ARTISTchannels already launched, we have agreements in place for the launch of additional ARTISTchannels for artists such as:

Aerosmith                 Filter                         Diana Ross
Tori Amos                 Foo Fighters                   Brian Setzer
B-52's                    Incubus                        Social Distortion
George Benson             Indigo Girls                   Sonic Youth
Clint Black               Kenny Loggins                  Stabbing Westward
Frank Black               Matchbox 20                    Static-X
Black Crowes              Monster Magnet                 Stone Temple Pilots
Danielle Brisebois        Stevie Nicks                   Matthew Sweet
Cher                      Powerman 5000                  Toto
Counting Crows            Rage Against The Machine       Tina Turner
David Crosby              Rancid                         The Who
DJ Shadow                 Remy Zero                      Dwight Yoakam
Fastball

     The UBL. The UBL is a leading music-specific Internet search engine, attracting an average of more than 100,000 visits per day during July 1999. The UBL serves as a comprehensive resource for music information relating to specific artists, various genres and a wide range of events. The UBL combines content generated by our staff with third-party content either licensed for use on our Web site or accessible using edited links to other Web sites. Users have ready access to artist profiles, music downloads, tour information, contests, Internet radio, Webcasts and other content. The UBL allows users to add or update their own information about their favorite artists. We believe that this process, together with links to other music content sites, has made the UBL one of the most comprehensive databases of bands available on the Web. The UBL currently contains information regarding more than 75,000 artists and contains links to thousands of other music-related sites.

     iMusic. We believe iMusic is one of the most active music-specific community sites on the Internet. During July 1999, iMusic averaged more than 80,000 visits and more than 400,000 page views per day. iMusic offers message boards, text chats, video chats, fan conferences and other opportunities for fans to interact with each other and with artists. We plan to introduce e-mail and personal home page services through iMusic in the near future. We also plan to host a regular series of artist chats and conferences, providing users with the opportunity to interact and communicate with their favorite artists.

     ARTISTdirect Superstore. The ARTISTdirect Superstore is a retail center for leading brands and artists, offering recorded music and related merchandise. The ARTISTdirect Superstore offers more than 200,000 music titles and merchandise for a broad range of artists, including those with an ARTISTchannel who want to reach a broader audience of music consumers.

     ARTISTDIRECT AGENCY

     The ARTISTdirect Agency is a music talent organization that represents a roster of high-profile artists for live performances and concert touring appearances. We believe that our agency services enhance the relationships we have with many of our artists for whom we also host ARTISTchannels. The activities of the agency also serve to identify potential sponsorship opportunities for our advertiser relationships, as the ARTISTdirect Agency is frequently involved in the creation of major, national concert tours. Currently, the ARTISTdirect Agency roster includes over 65 acts, including:

Alice in Chains           Crystal Method                 Rage Against the Machine
Beastie Boys              Everclear                      Red Hot Chili Peppers
Beck                      Foo Fighters                   Elliott Smith
Ben Folds Five            Hovercraft                     Sonic Youth
Frank Black               Ben Lee                        Pearl Jam
Blues Traveler            The London Suede               Sunny Day Real Estate
Catherine Wheel           Marcy Playground               The The
Chris Cornell             Primus                         Paul Westerberg

     KNEELING ELEPHANT RECORDS

     Kneeling Elephant Records is an independent record label managed by ARTISTdirect pursuant to a label agreement with RCA Records. RCA provides all funding for the label and owns the rights to all sound recordings made under artist agreements during the initial three year term of the label agreement. The initial term ends December 31, 1999. During the initial term, RCA provides overhead advances, funding for artist advances and recording costs and marketing resources for a minimum of three artists per year. Kneeling Elephant finds new talent and negotiates contracts, including royalties, advances and artist development, and works with RCA's marketing, promotion, publicity and sales force to develop a marketing strategy for each album. Manufacturing, packaging and distribution are handled by RCA's affiliated worldwide distribution network. Kneeling Elephant participates on a royalty basis in the proceeds of the albums recorded during the initial term. At the end of the initial term, unless terminated by RCA, this royalty arrangement will convert to a three-year 50/50 joint venture with respect to all product created after the initial term. Each party will continue to be responsible generally for the same functions under the joint venture arrangement, including RCA continuing to be responsible for funding. If RCA terminates the label agreement at the end of the initial term the artists signed to the label will remain with RCA. If we desire to continue with the record label business, we will be responsible for funding the label's future operations unless we can enter into an arrangement with another record company.

     Kneeling Elephant has signed eight bands to date: Fly/Longslide, Gloritone, Snakefarm, The Innocence Mission, Lea Krueger, Zen Mafia, Wan Santo Condo and Adam Elk. We have begun to use the ARTISTdirect Network to market some Kneeling Elephant artists directly to electronic consumers.

INFRASTRUCTURE AND OPERATIONS

     TECHNOLOGY

     Our infrastructure is designed to be integrated, scalable, reliable and secure. The software that we use supports the acquisition, management and publication of content on our Web sites.

     Our Web sites and servers for content, applications, database and electronic commerce are currently hosted at AT&T CerfNet and American Digital Network in San Diego, California, and at Digex, Inc. in Cupertino, California, under either co-location or managed server agreements. Some of our digital content is hosted by InterVU in San Diego, California. Our operations depend on these companies' ability to protect their systems against fire, power loss, telecommunications failure, break-ins and other events. These companies provide comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours per day, seven days per week. All Web sites, servers, and systems are monitored continuously. Backups are performed daily. Weekly backups are stored at a remote location.

     We are currently implementing a comprehensive enterprise resource planning system based on SAP software provided to us by Pandesic, LLC, a joint venture between Intel and SAP. This system is an integrated production, electronic commerce and management information solution that we expect will provide us with significant benefits over the systems we currently use. Our plan is to have a substantial portion of our existing systems transitioned to the Pandesic system by late-1999 and to fully transition to this system by mid-2000.

     ORDER PROCESSING AND FULFILLMENT

     Our Web sites include an ordering system that is designed to facilitate convenient online purchasing of pre-recorded music and merchandise. Customers can add items to their "shopping cart" while surfing our Web sites. At any time they can securely "checkout", at which time they need to register (if they are new customers), or enter a username and password to retrieve previously saved billing, shipping and credit card information. We verify orders submitted for credit card payment for fraud detection and sufficient funds before we release them for fulfillment. We also accept alternative modes of payment, such as checks and money orders. Credit card numbers are encrypted, and all customer, commerce and transactional data are stored in secure databases protected by firewalls. The transmission of information over the Internet uses Secure Socket Layer security technology verified by VeriSign.

     Alliance Entertainment. We entered into a five-year agreement with Alliance Entertainment Corp. in August 1998 to be our primary fulfillment partner and a supplier of music-related information for our ARTISTdirect Superstore. Alliance owns the All Music Guide, a comprehensive source of artist and album information that is supplied to our users primarily through its integration into the UBL. In addition to fulfilling compact discs ordered by our customers, Alliance has also provided warehouse space for our music-related merchandise that allows the consolidated shipping of customer orders for both music and merchandise. We have integrated our order processing system with Alliance's information systems to assist in fulfillment tracking, inventory management and customer service.

     We maintain very low levels of inventory. Almost all of the music titles available for sale on our Web sites are the inventory of Alliance. Similarly, almost all of the music-related merchandise available for sale is the inventory of the artist. We take physical title to the product at the time of shipment and have ultimate credit and collection risk.

     Giant and Winterland. We entered into a four-year agreement with Giant Merchandising in April 1999 and a three-year agreement with Winterland Concessions Company in June 1999 to supply merchandise for both our ARTISTchannels and the ARTISTdirect Superstore. Together, Giant and Winterland represent more than 225 artists, including 21 of those with whom we have agreements for ARTISTchannels. We believe that our inventory management and distribution strategy allows us to offer extensive selection while avoiding the high fixed costs and capital requirements associated with owning and warehousing product inventory as well as the operational effort integral to shipping and delivery.

     We depend on Alliance, Giant and Winterland for timely shipment of products purchased through our Web sites. Alliance currently provides fulfillment services for our ARTISTchannels pursuant to an oral agreement that Alliance may terminate at any time. If we are unable to renew our agreements with these suppliers when they expire, on favorable terms or at all, or if Alliance ceases to provide fulfillment services for our ARTISTchannels, our business could be adversely affected.

     CUSTOMER SERVICE

     We have established an in-house customer service operation currently operating five days per week from 7 a.m. to 11 p.m. Pacific time to respond to customer inquiries, orders and other requests made by phone, fax, e-mail and regular mail.

SALES AND MARKETING

     ADVERTISING SALES

     We sell advertising and sponsorships to a variety of advertisers seeking to reach one or more of the distinct demographic audiences viewing content in the ARTISTdirect Network. This advertising may take the form of banner ads or sponsorship of specific content areas. Because the ARTISTdirect Network is comprised of a large number of distinct Web sites, advertisers may choose a broad run-of-network campaign or one that is highly targeted based upon the demographics of a particular section within a single site or a grouping of sites. Placement and pricing are negotiated based upon the size of the target audience and the duration and intensity of the campaign desired by the advertiser. Our strategy is to expand the number of advertisers using the ARTISTdirect Network and increase the number of product and service categories represented by these advertisers.

     We derive a significant portion of our revenue from the sale of advertising. In 1998 and the first six months of 1999, advertising represented 11% and 20% of revenue, respectively. In these periods, no single advertiser represented more than 7% of advertising revenue. We employ a direct sales force of eight people in Los Angeles and New York and intend to expand this staff.

     Advertisers on the ARTISTdirect Network during the first six months of 1999 included the following:

        Atlantic Records         Dreamworks               Microsoft
        Butterfinger             Epic Records             Milky Way
        Coca Cola                Gateway                  OnNow.com
        Columbia Records         Honda                    Second Spin
        Discover Card            Island Records           Talk City

     MARKETING AND PROMOTION

     We use a number of methods to create awareness of the ARTISTdirect Network and drive traffic to our Web sites. We have focused much of our online advertising on specific artists, contests, promotions and other events designed to attract interest to our sites. We have also used print and radio advertising to create brand awareness for ARTISTdirect and to promote special events taking place on the ARTISTdirect Network. In addition, we participate in the sponsorship of live music and other industry events that provide prominent visibility for either ARTISTdirect and the UBL and maintain an aggressive public relations program generating press coverage and speaking engagements for our senior executives.

     We also use e-mail direct marketing to communicate with registered users of the ARTISTdirect Network. Campaigns have included direct notification of special merchandise offers, live artist chats, music downloads and non-scheduled live performances. As we continue to build our user databases, we expect to expand the use of e-mail direct marketing to facilitate user retention and create loyalty and affinity programs.

     We are finalizing plans for a new marketing program using print, radio and television mediums. The purpose of this campaign will be to increase awareness of the ARTISTdirect Network and its association with high profile music artists. Certain of the artists for whom we operate Web sites have agreed to participate in this advertising campaign. We expect this campaign to commence in late-1999.

COMPETITION

     The market for the online promotion and distribution of music and music-related products and services is new, highly competitive and rapidly changing. The number of Web sites competing for the attention and spending of consumers and advertisers has increased, and we expect it to continue to increase, because there are few barriers to entry to Internet commerce. In addition, the competition for advertising revenue, both on Web sites and in more traditional media, is intense. Currently, there are more than one hundred music retailing Web sites. We compete as follows:

     - for music consumers, advertisers and, to a lesser extent, artist relationships, with providers of music information, community and content such as MTVi, Launch Media, mp3.com, EMusic and various other companies;

     - with major online music retailers such as Amazon.com and CDnow in selling music and merchandise;

     - for music consumers and advertisers with online "portals" which have music-oriented sites, including America Online and Yahoo!;

     - for music consumers and artist relationships with traditional music industry companies, including BMG Entertainment, a unit of Bertelsmann AG, EMI Music, a unit of EMI Group, Sony Music Entertainment, a unit of Sony Corporation, Warner Music Group, a unit of Time Warner Inc., and Universal Music Group, a unit of the Seagram Company. Certain of these companies have recently established online presences to promote and distribute the music and tours of their respective artists;

     - for music consumers and advertisers with publishers and distributors of traditional media, such as television, radio and print, including MTV, CMT, Rolling Stone and Spin and their Internet affiliates; and

     - with traditional retailers targeting music consumers, including Tower Records and Virgin Megastore and their Internet affiliates, in selling music and merchandise.

     Certain companies have agreed to work together to offer music over the Internet, and we may face increased competitive pressures as a result. For example, Columbia House, a unit of Time Warner and Sony, announced that they will merge with CDnow. In addition, Universal Music Group and BMG Entertainment recently formed a joint venture to operate an online music store.

     We believe that we compete primarily on the basis of:

     - the popularity, quality and variety of our ARTISTchannels, including our ability to attract well-known artists;

     - the breadth and quality of the UBL database and the community features of iMusic;

     - the variety, availability and price of music-related merchandise on our sites;

     - the ease of use and consumer acceptance of the ARTISTdirect Network; and

     - the ability to effectively promote our brands.

     Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of our current and potential competitors in the Internet and music entertainment businesses may have substantial competitive advantages to us, including:

     - longer operating histories;

     - significantly greater financial, technical and marketing resources;

     - greater brand name recognition;

     - larger existing customer bases; and

     - more popular content or artists.

     These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products or services than we can. Web sites maintained by our existing and potential competitors may be perceived by consumers, artists, talent management companies and other music-related vendors or advertisers as being superior to ours. In addition, we may not be able to maintain or increase our Web site traffic levels, purchase inquiries and number of click-throughs on our online advertisements. Further, our competitors may experience greater growth in these areas than we do. Increased competition could result in advertising price reduction, reduced margins or loss of market share, any of which could harm our business.

GOVERNMENTAL REGULATION

     The laws and regulations that govern our business change rapidly. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. The following are some of the evolving areas of law that are relevant to our business:

     CONTENT REGULATION

     Federal, state and foreign governments have adopted and proposed laws governing the content of material transmitted over the Internet. These include laws relating to obscenity, indecency, libel and defamation. We could be liable if content delivered by us or placed on our Web sites violates these regulations.

     PRIVACY LAW

     Current and proposed federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to use the information in our databases to generate revenues. In late 1998, the Children's Online Privacy Protection Act, or COPPA, was enacted, mandating that certain measures be taken to safeguard minors under the age of 13. It is expected that COPPA will become effective sometime between April 21, 2000 and April 21, 2001. The principal COPPA requirement is that individually identifiable information about minors under the age of thirteen not be collected, used or displayed without first obtaining informed parental consent that is verifiable in light of present technology. We cannot predict the methods of verifiable consent that will eventually be approved by the FTC, or what the cost will be to us to obtain consent for future or past members under 13 who have already signed up. At present, we endeavor not to collect or use personally identifiable information about minors under the age of 13 without verifiable parental consent or notice as required by COPPA. While we believe that our practices conform with the general COPPA requirements, specific regulations implementing the Act have not yet been promulgated. While we plan to be fully compliant by the time that the law becomes effective, our efforts may not be successful or cost effective.

     SALES TAX

     The tax treatment of goods sold over the Internet is currently unsettled. We collect sales taxes for goods shipped to California and Florida. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from electronic commerce. Recently, though, the Internet Tax Freedom Act was signed into law, placing a three-year moratorium on new state and local taxes on Internet commerce. However, the tax moratorium may not continue. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce, which could adversely affect our business.

     ONLINE CONTESTS AND SWEEPSTAKES

     We conduct online promotional contests and sweepstakes. No purchase is necessary to participate. Our official rules, with all material terms, conditions of eligibility, dates of participation, methods of entry and limitations, if any, along with the odds and prize offerings, are posted on our Web sites. In order to comply with New York and Florida state law, our prizes are limited in value to less than $5,000, or we comply with those states' registration and bonding requirements. While we attempt to comply with the law of all fifty state jurisdictions, we may not be uniformly successful, and foreign jurisdictions may attempt to regulate or ban our promotional contests. In that event, we could lose an effective tool for increasing and keeping visitors to our Web site, and our business could be adversely affected.

INTELLECTUAL PROPERTY

     OUR PROPRIETARY RIGHTS

     Copyrighted material that we develop, as well as our service marks and domain names relating to the ARTISTdirect, UBL or iMusic brands and other proprietary rights are important to our business prospects. We seek to protect our common-law copyrights and trademarks through federal registration, but these actions may be inadequate. Where consultants develop copyrighted content for us, our general policy is to use written agreements prior to content creation to obtain ownership of that content. In addition, we principally rely upon trademark, copyright, trade secret and contract law to protect our proprietary rights. We generally enter into confidentiality agreements, "work-made-for-hire" contracts and intellectual property licenses with our employees, consultants and corporate partners, respectively, as part of our efforts to control access to and distribution of our technologies, content and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose or use our customer lists, Web site content, service marks, domain names or confidential commercial data. The steps that we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights at all, or as fully as in the United States. If third parties were to use or otherwise misappropriate our copyrighted materials, trademarks or other proprietary rights without our consent or approval, our competitive position could be harmed, or we could become involved in costly and distracting litigation to enforce our rights.

     OUR WEB SITES FEATURE CONTENT THAT IS COPYRIGHTED BY MULTIPLE THIRD-PARTIES

     A copyright gives the owner certain divisible rights, including those of performance, reproduction and distribution. The music featured by us is typically comprised of copyrighted works owned, controlled or administered by multiple third parties, including record labels, artists, songwriters, music publishers and performance rights and licensing organizations such as The Harry Fox Agency, Broadcast Music Inc. and the American Society of Composers, Authors and Publishers. Each song often has multiple copyright owners, who control rights which may include performance, reproduction and distribution rights in the "musical composition" comprised of the lyrics and music, as well as with the "sound recording" of the artist's interpretation of the "musical composition." In the case of music videos, there are separate copyrights to the visual content. We, or our business partners, may have different licensing arrangements with some or all of these parties to perform, reproduce and distribute works depending upon how the song or music video is used by us.

     Our Web sites, depending upon the specific musical work, may offer audio streaming of an entire song or "webcasting", downloading of an entire song in an MP3 format or the downloading of part of a song. Full-length streaming only occurs in special instances after obtaining an oral license from the record label or band manager for the "sound recording." In that case, an ASCAP or BMI blanket music license is also obtained by us or by our business partners for rights to perform the associated underlying "musical composition." Where we offer a full-length download of a song in an MP3 format, performance and reproduction rights to the "sound recording" are generally obtained from the owner of the copyright by means of a written agreement. With respect to the reproduction of "musical compositions" by means of an MP3 or other sound file format download, the law is presently unsettled as to whether a separate mechanical license is required for such form of reproduction. We believe that no such license is required and does not presently obtain a separate "reproduction and distribution" mechanical license from the Harry Fox Agency or any other administrator of music publishing rights; however, there can be no assurance whatsoever that our view of copyright law will eventually be vindicated. If wrong, we may be forced to obtain such licenses or may be prevented from third party content use, and may further be liable to pay actual or statutory damages, profits attributable to any alleged infringement, as well as attorneys' fees.

     In certain cases, such as a limited thirty second MP3 sample of a song that is downloaded, we use content without a license because we do not believe that one is required. However, the laws in this area are uncertain, although the Recording Industry Association of America presently considers a limited download of less than 30 seconds in duration for promotion purposes generally to be a "fair use." Our licensing arrangements for third-party content vary from formal contracts to informal agreements based on the promotional nature of the content. In some cases we pay a fee to the licensor for use of the "sound recording," "musical composition" or music video and in other cases the use is free. We also use other third-party content, including photographs, artist names, likenesses and concert reviews. While it is our general policy to obtain a written release or license for such use, in many instances we rely only upon an oral license for such use. We rely upon our positive working relationships with copyright owners to obtain licenses on favorable terms. Any changes in the nature or terms of these arrangements, including any requirement that we pay significant fees for the use of the content, could have a negative impact on the availability of content or our business.

     LINKING AND FRAMING OF THIRD-PARTY WEB SITES

     We link to and "frame" third-party Web sites of our artists without express written permission to do so. Those practices are controversial, and have, in instances not involving us, resulted in litigation. Various claims, including trademark and copyright infringement, unfair competition, and commercial misappropriation, as well as infringement of the right of publicity (unauthorized commercial use of name and likeness) may be asserted against us as a result. The law regarding linking and framing remains unsettled; it is uncertain as to how existing laws, especially trademark and copyright law, will be applied by the judiciary to the Internet. Also, Congress is increasingly active in passing new laws related to the Internet, and there is uncertainty as to the impact of future potential laws, especially those involving domain names, databases and privacy.

     Our Web sites feature live "chat," or interactive on line discussion groups made up of our customers. We do not censor such comments in advance and it is possible that a customer could use our Web sites as a forum to make false, misleading or disparaging remarks about others. Such on-line comments could lead to claims for defamation or infringement. Separately, our Web sites allow consumers to use our personal web publishing tool to post samples of their works. Such postings could be misused to post unlicensed copyrighted content of others. While we have not designated an agent for notification of infringement with the Copyright Office, we intend to do so shortly. Doing so may provide us with limited safe-harbor protection under the recently-enacted Digital Millennium Copyright Act against liability for infringing material of which we do not have knowledge.

EMPLOYEES

     As of August 31, 1999, we had 127 full-time employees. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

FACILITIES

     Our principal corporate offices are located in Encino, California where we lease approximately 11,400 square feet under leases that expire in 2000 and 2002. To accommodate our growth, we recently leased approximately 8,200 square feet in Woodland Hills, California under an eight month sublease. We are opening a New York sales office and have leased approximately 1,400 square feet under a lease that expires in November 2002. Lastly, our iMusic community Web site operation is based in Seattle, Washington, where we lease approximately 2,200 square feet under a lease that expires in January 2002. We will need to lease additional space within the near future, and we have and will continue to search for appropriate locations and facilities.

LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We are not presently involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth specific information regarding our directors, executive officers and other key employees as of August 31, 1999:

                  NAME                     AGE                  POSITION(S)
                  ----                     ---                  -----------
Marc P. Geiger...........................  36    Chairman of the Board and Chief Executive
                                                 Officer
Donald P. Muller.........................  38    President, ARTISTdirect Agency and
                                                 Kneeling Elephant Records and Director
Keith K. Yokomoto........................  36    President, Chief Operating Officer and
                                                 Director
Stephen P. Rennie........................  44    President, The Ultimate Band List
James B. Carroll.........................  44    Executive Vice President and Chief
                                                 Financial Officer
Scott M. Blum............................  31    President, iMusic and Vice President,
                                                 Research & Development, ARTISTdirect
Pascal O. Desmarets......................  37    Vice President, Information Technology
                                                 and Operations
Allan G. Kass............................  45    Vice President, Sales
Robert A. Morse..........................  36    Vice President, Business Administration
                                                 and Treasurer
Nicholas J. Turner.......................  40    Vice President, ARTISTchannels
Lori Weintraub...........................  42    Vice President
Clifford H. Friedman.....................  40    Director
Stephen M. Krupa.........................  34    Director
Allen D. Lenard..........................  57    Director
Rick Rubin...............................  36    Director

     EXECUTIVE OFFICERS AND DIRECTORS

     Marc P. Geiger is a co-founder of ARTISTdirect and has served as Chief Executive Officer since our inception and as our Chairman of the Board since July 1998. From January 1992 to December 1996, Mr. Geiger was the Senior Vice President of Marketing, A&R and New Media at American Recordings, Inc. From 1984 to 1991, Mr. Geiger worked as a talent agent for Regency Artists, that was later acquired by the William Morris Agency. In 1990, Mr. Geiger co-founded the Lollapalooza concert tour.

     Donald P. Muller is a co-founder of ARTISTdirect and has served as the President of both ARTISTdirect Agency and Kneeling Elephant Records since July 1999 and as a director of ARTISTdirect since July 1998. From January 1997 to June 1999, Mr. Muller was a co-Chief Executive Officer of ARTISTdirect, LLC. From October 1992 to December 1996, Mr. Muller was a talent agent overseeing William Morris Agency's Contemporary Music Worldwide division. From 1986 to September 1992, Mr. Muller was a club agent at International Creative Management. Mr. Muller received his B.A. in Communications from the University of Iowa. In 1990, Mr. Muller co-founded the Lollapalooza concert tour.

     Keith K. Yokomoto is a co-founder of ARTISTdirect and has served as our President since July 1999, as our Chief Operating Officer since January 1997, and as a director since July 1998. From September 1985 to January 1997, Mr. Yokomoto was a manager of new ventures and business development and a project engineer at Hughes Electronics. Mr. Yokomoto received his B.S. in Mechanical Engineering from the University of California at San Diego and his M.B.A. from the University of Southern California.

     Stephen P. Rennie has served as the President of the Ultimate Band List since April 1998. From October 1994 to April 1998, Mr. Rennie was Senior Vice President and General Manager, West Coast at Epic Records. From 1990 to 1994, Mr. Rennie was in artist management. From 1984 to 1990, Mr. Rennie was a Senior Vice President for Avalon Attractions.

     James B. Carroll has served as our Executive Vice President and Chief Financial Officer since May 1999. From November 1994 to May 1999, Mr. Carroll was a Managing Director in the Media & Entertainment Group at Bear, Stearns & Co. Inc., where he served as an investment banker to companies primarily in broadcasting and new media. From January 1989 to August 1994, Mr. Carroll was a Managing Director at Smith Barney Inc., where he co-founded the Media & Communications Group and served on the Investment Banking Management Committee. Mr. Carroll received his B.A. in Psychology from Claremont McKenna College and his M.B.A. from Harvard Business School.

     Clifford H. Friedman has served as a director since July 1998. Mr. Friedman is a Senior Managing Director at Bear, Stearns & Co. Inc. where he manages venture capital funds, including Constellation Venture Capital, L.P. Mr. Friedman serves on the board as a representative of Constellation. From January 1996 to August 1997, Mr. Friedman served as a Senior Vice President of Universal Studios. From January 1995 to January 1996 Mr. Friedman was a Vice President of Corporate Development at NBC. Mr. Friedman received his B.S. in Electrical Engineering and Computer Science and his M.S. in Electrophysics from Polytechnic University. Mr. Friedman received his M.B.A. from Adelphi University.

     Stephen M. Krupa has served as a director since May 1999. Mr. Krupa is a founding member and Managing Director of Psilos Group Managers, LLC, a private venture capital fund focused on the digital media, information technology and health care sectors. Mr. Krupa serves on the board as a representative of Chase Capital Partners. Mr. Krupa is currently a director of several private Internet companies. From February 1995 to July 1998, Mr. Krupa was a Vice President of Wasserstein Perella & Co., where he specialized in mergers and acquisitions advisory work. Mr. Krupa received his B.S. in Mechanical Engineering from the University of South Florida and his M.B.A. from the Wharton School of the University of Pennsylvania.

     Allen D. Lenard has served as a director since July 1998. Mr. Lenard is Managing Partner of Lenard & Gonzalez LLP, a transactional entertainment law firm. Mr. Lenard received his B.A. in Business Administration from the University of Wisconsin, Madison and his J.D. from the University of California at Los Angeles School of Law.

     Rick Rubin has served as a director since May 1999. Mr. Rubin is founder and President of American Recordings, Inc. He has produced various artists, including Black Crowes, Johnny Cash, Red Hot Chili Peppers and Tom Petty and numerous Grammy Award winning albums, including the 1998 Country Album of the Year -- "Unchained" by Johnny Cash. In 1984, Mr. Rubin was a founder of the Def Jam label, where he signed or produced such artists as LL Cool J, Beastie Boys and Public Enemy. Mr. Rubin received his B.F.A. in Philosophy, Film and Television from New York University.

     Our executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors or executive officers.

     OTHER KEY EMPLOYEES

     Scott M. Blum has served as President of iMusic since June 1995 and our Vice President, Research and Development, since February 1999. From May 1993 to June 1995, Mr. Blum was Executive Producer at Starwave, a CD-ROM and Internet game development company, where he led the development of Peter Gabriel's "Eve" CD-ROM project.

     Pascal O. Desmarets has served as our Vice President, Information Technology and Operations since February 1999. From February 1997 to February 1999, Mr. Desmarets held various management positions in the engineering group at Optum Software. Mr. Desmarets received his B.S. in Industrial

Engineering and Management from the Catholic University of Louvain, Belgium and his M.B.A. from the University of Southern California.

     Allan G. Kass has served as our Vice President, Sales since April 1999. From January 1995 to April 1999, Mr. Kass was Vice President of Sales at Turner Broadcasting. From September 1991 to January 1995, Mr. Kass was Director of Sports Marketing at Tribune Broadcasting KTLA-TV. From 1986 to 1988, Mr. Kass was National Sales Manager at WTAF-TV in Philadelphia. Mr. Kass received his B.A. in Speech from Brooklyn College and his M.S. in Television from Indiana State University.

     Robert A. Morse has served as our Vice President, Business Administration and Treasurer since May 1999. Mr. Morse served as our Chief Financial Officer from March 1998 to May 1999. From October 1994 to March 1998, Mr. Morse was Vice President and Chief Financial Officer of Pacific Bell Interactive Media. From 1989 to 1994, Mr. Morse served in a variety of corporate financial and strategic roles for the Times Mirror Company. From 1985 to 1989, Mr. Morse was a certified public accountant with Arthur Andersen. Mr. Morse received his B.A. in Economics from the University of California at Los Angeles and his M.B.A. from the University of Southern California.

     Nicholas J. Turner has served as our Vice President, ARTISTchannels, since March 1999. From June 1996 to February 1999, Mr. Turner was Vice President, West Coast for N2K's Music Boulevard, and from June 1994 to June 1996, Mr. Turner founded and operated Rocktropolis. Music Boulevard and Rocktropolis are online music entertainment companies. Before founding Rocktropolis, Mr. Turner was an associate of artist manager Miles Copeland, working in various capacities with recording artists.

     Lori Weintraub has served as a Vice President since September 1999. Between July 1997 and February 1999, Ms. Weintraub served as Vice President, and later President, of The Krane Group, where she supervised motion picture development. From April 1990 to October 1996, Ms. Weintraub held various positions at Time Warner, including President and CEO of Time Warner Audiobooks, President of Warner Kids and Executive Vice President of AVision. Ms. Weintraub received her B.A. in English from Barnard College and her J.D. from the University of California at Los Angeles School of Law.

BOARD COMPOSITION

     Upon the closing of this offering, our board will be divided into three classes designated as Class I, Class II and Class III and our directors will be assigned to each class by the board. At the first annual meeting of stockholders following the closing of this offering, the term of office of the Class I directors will expire, and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the closing of this offering, the term of office of the Class II directors will expire, and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the closing of this offering, the term of office of the Class III directors will expire, and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
The Class I directors are              and              ; the Class II directors
are              ,              and              ; and the Class III directors
are              and              .

BOARD COMMITTEES

     The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees. The members of the Compensation Committee are Messrs. Friedman, Krupa and Lenard. The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The members of our Audit Committee are Messrs. Krupa and Lenard.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of our Compensation Committee of the Board of Directors are currently Messrs. Friedman, Krupa and Lenard, none of whom has ever been an officer or employee of ARTISTdirect. Prior to establishing the Compensation Committee in September 1999, the Board of Directors as a whole performed the functions delegated to the Compensation Committee. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or compensation committee.

DIRECTOR COMPENSATION

     Our directors do not currently receive any cash compensation from us for their service as members of the Board of Directors, although they are reimbursed for travel and lodging expenses in connection with attendance at Board and Committee meetings. Our directors are eligible to participate in the 1999 Stock Option Plan.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation earned in the fiscal year ended December 31, 1998 for the two individuals who served as our Co-Chief Executive Officers for that year and for one other executive officer whose compensation, as defined by the Securities and Exchange Commission, exceeded $100,000. These people are referred to as the "named executive officers." The information in the table includes salaries, bonuses granted and other miscellaneous compensation. ARTISTdirect has not granted stock appreciation rights or restricted stock awards and has no long-term compensation benefits other than stock options. No other executive officers received total compensation in excess of $100,000 during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                               ANNUAL COMPENSATION            ------------
                                       ------------------------------------    SECURITIES
                                                              OTHER ANNUAL     UNDERLYING     ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR    SALARY      BONUS     COMPENSATION      OPTIONS      COMPENSATION
 ---------------------------    ----   ---------   --------   -------------   ------------   ------------
Marc P. Geiger................  1998   $ 175,192   $ 50,000          --             --             --
  Chairman and                  1997      50,000         --          --             --             --
  Chief Executive Officer
Donald P. Muller..............  1998     176,431     50,000          --             --             --
  President, ARTISTdirect       1997      71,500         --          --             --             --
  Agency and
  Kneeling Elephant Records
Keith K. Yokomoto.............  1998     130,769     25,000(1)        --            --             --
  President, Chief Operating    1997      96,153         --          --             --             --
  Officer and Director

-------------------------
(1) Does not include deferred compensation of up to $200,000. The actual amount of such deferred compensation is not determinable as of the date of this prospectus. For more information on the deferred compensation arrangement, please see "Certain Transactions -- Deferred Compensation Agreement on page 67.

     In addition to the named executive officers as of December 31, 1998, ARTISTdirect currently employs certain other executive officers who it anticipates will qualify as named executive officers in future years. Those executives include: Stephen P. Rennie, President, UBL, LLC (annual salary of

$150,000); James B. Carroll, Executive Vice President and Chief Financial Officer (annual salary of $150,000); Pascal O. Desmarets, Vice President, Information Technology and Operations (annual salary of $150,000); and Nicholas
J. Turner, Vice President (annual salary of $150,000).

BENEFIT PLANS

     STOCK OPTION PLANS.

     Introduction. We maintain the following three separate stock option plans:

     - The 1999 Stock Option Plan under which we have reserved
       shares of our common stock for issuance to our employees, non-employee members of our board of directors and consultants. This share reserve will automatically increase on the first trading day in January each calendar year, beginning 2001, by an amount equal to five percent (5%) of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will
       this annual increase exceed                shares. As of September   ,
       1999, options for                shares of our common stock were
       outstanding under this plan, options for                shares had been
       exercised, and                shares remained available for future option
       grant;

     - The 1999 Artist Stock Option Plan under which we have reserved an
       additional                shares of our common stock for issuance to
       artists for whom we maintain ARTISTchannels. This share reserve will automatically increase on the first trading day in January each calendar year, beginning 2001, by an amount equal to five percent (5%) of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will
       this annual increase exceed                shares. As of September   ,
       1999, options for                shares of our common stock were
       outstanding under this plan, options for                shares had been
       exercised, and                shares remained available for future option
       grant; and

     - The 1999 Artist and Artist Advisor Stock Option Plan under which we have
       reserved                additional shares of our common stock for
       issuance to artists for whom we maintain ARTISTchannels and their agents, business managers, attorneys and other advisors. This share reserve will automatically increase on the first trading day in January each calendar year, beginning 2001, by an amount equal to five percent (5%) of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will
       this annual increase exceed                shares. As of September   ,
       1999, options for                shares of our common stock were
       outstanding under this plan, options for                shares had been
       exercised, and                shares remained available for future option
       grant.

     Administration. Each plan is administered by our compensation committee. This committee will determine which eligible persons are to receive option grants under the plan, the time or times when the grants are to be made, the number of shares subject to each grant, the exercise price in effect for each option, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding. However, each option must have an exercise price not less than 85% of the fair market value of our common stock on the grant date, and no option may have a term in excess of 10 years.

     Plan Features. The terms and provisions governing the option grants made under each of our three plans are substantially the same and may be summarized as follows:

     - The exercise price for any options granted under the plans may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program pursuant to which the purchased shares are immediately sold through a designated broker and a portion of the sale proceeds delivered to us in payment of the option exercise price;

     - The compensation committee will have the authority to cancel outstanding options under the plans in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date;

     - Each optionee will have a limited period of time following the termination of service with us in which to exercise his or her outstanding options for any shares for which those options are exercisable at the time of such termination; and

     - The compensation committee may structure one or more option grants so that those options may be assigned during the optionee's lifetime to one or more family members or to a trust established for such family members. Upon the optionee's death while holding one or more options under the plans, those options will be transferred in accordance with the optionee's will or the laws of inheritance.

     Change in Control. Effective upon the execution of the underwriting agreement for this offering, each of the plans will be amended to include the following change in control provisions that may result in the accelerated vesting of outstanding option grants:

     - If we are acquired by merger, sale of more than 50% or more of our outstanding voting securities or sale of substantially all of our assets, each option grant that is not to be assumed by the successor corporation or otherwise continued in effect will immediately vest and become exercisable for all the option shares;

     - The compensation committee will have complete discretion to grant one or more options that will vest and become exercisable for all the option shares if those options are assumed in the acquisition or otherwise continued in effect, but the optionee's service with us or the acquiring entity is subsequently terminated within a designated period (not to exceed 18 months) following such acquisition; and

     - Options currently outstanding under all three of our option plans immediately vest if we are acquired by merger or asset sale and the options are not assumed by the acquiring entity.

     Additional Provisions. The board may amend or modify any or all of the three plans at any time, subject to any required stockholder approval. Each of the plans will terminate no later than September 30, 2009.

     1999 EMPLOYEE STOCK PURCHASE PLAN.

     Introduction. Our 1999 Employee Stock Purchase Plan was adopted by the
board on              , 1999 and approved by the stockholders in
               1999. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock at semi-annual intervals with accumulated payroll deductions.

     Share Reserve.                shares of our common stock will initially be
reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning 2001, by an amount equal to
     percent (     %) of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no
event will any such annual increase exceed                shares.

     Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for this offering is signed and will end on the last business day in October 2001. The next offering period will start on the first business day in November 2001, and subsequent offering periods will be set by our compensation committee.

     Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of May and November each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

     Payroll Deductions. A participant may contribute up to 15% of his or her total cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each year. However, a participant may not purchase more than 1,000 shares on any purchase date, and not more than 100,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

     Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately before the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately before the acquisition.

     Plan Provisions. The following provisions will also be in effect under the plans:

     - The plan will terminate no later than the last business day of October 2009.

     - The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with our named executive officers. The compensation and dates of employment under the employment agreements are as follows:

     In July 1998, we entered into an employment agreement with Marc Geiger, our Chairman and Chief Executive Officer, pursuant to which Mr. Geiger is paid an annual salary of $150,000 and a guaranteed annual bonus of $100,000. The initial term of employment expires July 27, 2001, with automatic extensions for successive one-year periods. In addition, the employment agreement provides for the payment of salary and a guaranteed bonus for twelve months after the date of termination if the termination was other than (1) due to a disability, (2) for "cause" or (3) due to Mr. Geiger's death, or if he terminates his employment for "good reason." Mr. Geiger is prohibited, for a period of the later of one year after termination of employment, or the expiration of the agreement, from competing with ARTISTdirect or attempting to hire any ARTISTdirect employee.

     In July 1998, we entered into an employment agreement with Donald Muller, the President of ARTISTdirect Agency and Kneeling Elephant Records, and one of our directors, pursuant to which Mr. Muller is paid an annual salary of $150,000 and a guaranteed annual bonus of $100,000. The initial term of employment expires July 27, 2001, with automatic extensions for successive one-year periods. In addition, the employment agreement provides for the payment of salary and a guaranteed bonus for twelve months after the date of termination if the termination was other than
(1) due to a disability, (2) for "cause", or (3) due to Mr. Muller's death, or if he terminates his employment for "good reason." Mr. Muller is prohibited, for a period of the later of one year after termination of employment, or the expiration of the agreement, from competing with ARTISTdirect or attempting to hire any ARTISTdirect employee.

     In January 1998, we entered into an employment agreement with Keith Yokomoto, our President and Chief Operating Officer, pursuant to which Mr. Yokomoto is paid an annual salary of $100,000 for the first five months of the agreement and $150,000 thereafter, with a guaranteed bonus of $50,000 the second year and $100,000 for each year thereafter. The initial term of employment expires December 31, 2000, and ARTISTdirect has an option to extend the term for two additional one-year periods. In addition, the employment agreement provides for the payment of his salary and a guaranteed bonus for the lesser of (1) twelve months after the date of termination, or (2) until the end of the agreement, if he is terminated other than due to a disability, for "cause," or upon his death. Mr. Yokomoto signed a separate agreement concurrently with his employment agreement which prohibits him from competing with ARTISTdirect or attempting to hire any ARTISTdirect employee for the later of one year after termination of employment, or the expiration of the then-current period of the term of the agreement.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

     As permitted by Delaware law, our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware Law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     As permitted by Delaware Law, our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective upon the closing of this offering, provide that:

     - we are required to indemnify our directors and officers to the fullest extent permitted by Delaware Law, so long as such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of ARTISTdirect, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     - we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our amended and restated certificate of incorporation, our amended and restated bylaws or other agreements;

     - we are required to advance expenses to our directors and officers incurred in connection with a legal proceeding to the fullest extent permitted by Delaware Law, subject to certain very limited exceptions; and

     - the rights conferred in our amended and restated bylaws are not exclusive.

     Before the closing of this offering, we intend to enter into indemnity agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and our amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We have obtained directors' and officers' liability insurance.

                              CERTAIN TRANSACTIONS

ISSUANCES OF INTERESTS IN PREDECESSOR

     INITIAL ISSUANCES

     In September 1996, Marc Geiger and Don Muller formed ARTISTdirect, LLC, our predecessor, and each acquired 17,461,365 common units of its membership interest. All information with respect to units of ARTISTdirect, LLC in this section gives effect to a 35 to 1 forward unit split that occurred in May 1999 and does not give effect to the one-for-four reverse stock split of ARTISTdirect effective upon the closing of this offering.

     In 1998, as partial compensation for services rendered and to be rendered, ARTISTdirect, LLC issued common units to Keith Yokomoto, our President and Chief Operating Officer, Steve Rennie, President of the UBL, Robert Morse, our Vice President and Treasurer and L&G Associates One. These common units entitled the holders to share in the profits and losses of ARTISTdirect, LLC but limited the holders' share of the capital of ARTISTdirect, LLC to increases in its fair value after the issuance of the units. The value of the capital at the time of these issuances remained the property of Messrs. Geiger and Muller. In January 1998, Mr. Yokomoto and L&G Associates One received 4,014,107 and 1,204,232 common units, respectively. Allen Lenard, one of our directors, is Managing Partner of L&G Associates One and is also Managing Partner of Lenard & Gonzalez LLP, one of our outside law firms. In June 1998, Messrs. Rennie and Morse received 1,605,643 and 401,411 common units, respectively. In connection with these issuances, Messrs. Geiger and Muller agreed that the percentages represented by these common units would not be diluted for the first $5 million in capital contributions made to ARTISTdirect, LLC by outside investors. To effect this anti-dilution protection, Messrs. Geiger and Muller periodically contributed common units to ARTISTdirect, LLC and ARTISTdirect, LLC issued the same total number of common units to Messrs. Yokomoto, Rennie, Morse and L&G Associates One for no additional consideration.

     In July 1998, Messrs. Geiger and Muller contributed their interests in MGE, LLC, another company they wholly-owned, to ARTISTdirect Holdings, L.L.C., a newly-formed Delaware limited liability company, and then contributed their interests in ARTISTdirect Holdings, L.L.C. to ARTISTdirect, LLC in exchange for additional common units. As a result, ARTISTdirect Holdings, L.L.C. became a wholly-owned subsidiary of ARTISTdirect, LLC.

     In July 1997, ARTISTdirect New Media, LLC, one of our subsidiaries, or ADNM, and American Recordings, Inc., or ARI, which was wholly-owned by Rick Rubin, one of our directors, formed UBL, LLC. ARI contributed all of the assets used in connection with the operation of the UBL Web site to UBL, LLC in exchange for a membership interest in UBL, LLC. ADNM has controlled and funded the operations of the UBL Web site since the formation of UBL, LLC.

     ISSUANCES OF ARTISTDIRECT, LLC SERIES A PREFERRED UNITS

     Between July 1998 and December 1998, ARTISTdirect, LLC sold a total of 9,458,340 of its Series A preferred units at a purchase price of approximately $0.31 per unit to the following purchasers:

                                                                                    AGGREGATE
                                                             SERIES A PREFERRED      PURCHASE
                        PURCHASER                                  UNITS              PRICE
                        ---------                           --------------------    ----------
Constellation Venture Capital, L.P........................       5,850,520          $1,800,000
Psilos Group Partners, L.P................................       1,950,172             600,000
DreamMedia Internet Ventures, LLC.........................       1,462,632             450,000
Carl Kawabe...............................................         195,016              60,000

     In January 1999, ARTISTdirect, LLC redeemed 780,068 of its Series A preferred units from Psilos Group Partners, L.P. for a purchase price of $240,080 and re-issued those units to CCP/Psilos ARTISTdirect, LLC for the same price. Mr. Friedman, one of our directors, is the General Partner of Constellation Venture Capital, L.P. and Mr. Krupa, one of our directors, is the Managing Director of Psilos Group Managers, L.P.

     ISSUANCES OF UBL, LLC UNITS

     Between July 1998 and December 1998, UBL, LLC, sold an aggregate of 1,940,000 of its Series A preferred units, and 1,940,000 of its Series B preferred units, at a purchase price of $1.00 per unit to the following purchasers:

                                                                                         AGGREGATE
                                          SERIES A PREFERRED      SERIES B PREFERRED      PURCHASE
              PURCHASER                         UNITS                   UNITS              PRICE
              ---------                  --------------------    --------------------    ----------
Constellation Venture Capital,
  L.P................................         1,200,000                      --          $1,200,000
Psilos Group Partners, L.P...........           400,000                      --             400,000
DreamMedia Internet Ventures, LLC....           300,000                      --             300,000
Carl Kawabe..........................            40,000                      --              40,000
ADNM.................................                --               1,940,000           1,940,000

     In January 1999, UBL, LLC redeemed 160,000 of its Series A preferred units from Psilos Group Partners, L.P. for a purchase price of $160,000 and re-issued those units to CCP/Psilos UBL, LLC for the same price.

     In February 1999, UBL, LLC issued 392,134 of its common units to Scott Blum, President of iMusic and our Vice President, Research and Development, in consideration of his contribution of 540,000 shares of common stock of iMusic, Inc. All information with respect to units of UBL, LLC in this section gives effect to a 1,000-for-1 unit split that occurred in April 1999.

     EXCHANGE TRANSACTION AND ISSUANCE OF ARTISTDIRECT, LLC SERIES B PREFERRED UNITS

     In May 1999, we completed an exchange transaction in which the holders of common and/or Series A preferred units of UBL, LLC, other than ADNM exchanged a total of 8,042,134 UBL, LLC common units and 1,940,000 UBL, LLC preferred units for a total of 13,982,207 common units and 3,372,920 Series A preferred units of ARTISTdirect, LLC. At the same time, ADNM distributed units in UBL, LLC to ARTISTdirect, LLC and to ARTISTdirect Holdings LLC, so that after giving effect to the exchange and distribution transactions, UBL, LLC was 99% owned by ARTISTdirect, LLC and 1% owned by ARTISTdirect Holdings LLC. In connection with this transaction, Messrs. Geiger and Muller contributed 491,467 and 995,819 common units, respectively, to the capital of ARTISTdirect, LLC. These units were then reissued to Mr. Rubin.

     In May 1999, ARTISTdirect, LLC also sold an aggregate of 15,000,000 of its Series B preferred units at a purchase price of $1.00 per unit to the following purchasers:

                                                                 SERIES B        AGGREGATE
                                                                 PREFERRED        PURCHASE
                         PURCHASER                                 UNITS           PRICE
                         ---------                            ---------------    ----------
Chase Capital Partners......................................     4,800,000       $4,800,000
CCP/Psilos ARTISTdirect, LLC................................       922,509          922,509
Flatiron Fund...............................................       200,000          200,000
Bowman Capital Management LLC...............................     4,000,000        4,000,000
Constellation Venture Capital, L.P..........................     2,500,000        2,500,000
Psilos Group Partners, L.P..................................     1,383,764        1,383,764
Cassandra/ARTISTdirect Partners, LLC........................     1,000,000        1,000,000
Toronto Dominion Investments, Inc...........................       193,727          193,727

     In connection with this financing, the holders of Series A preferred units in ARTISTdirect, LLC received 354,526 common units in ARTISTdirect, LLC and $96,000 in exchange for accrued and unpaid preferred returns.

     The preferred and common units of ARTISTdirect, LLC will be exchanged for preferred and common stock in the merger of ARTISTdirect, LLC into ARTISTdirect, Inc. in September 1999. All shares of preferred stock will convert into shares of common stock on a one-for-one basis upon the closing of this offering. In
addition,           shares of common stock will be issued as accrued but unpaid dividends on the preferred stock. See the notes to the beneficial ownership table in "Principal Stockholders" on page 70 for information relating to the beneficial ownership of such shares.

OPTIONS ISSUED TO JAMES CARROLL

     In May 1999, the board granted James Carroll, our Chief Financial Officer, two options to purchase a total of 459,184 shares of common stock at an exercise price of $3.60 per share. One-fourth of the 344,388 shares subject to the first option became exercisable immediately, and the remaining option shares become exercisable in three equal annual installments from the date of the grant. All of these remaining option shares become immediately exercisable if a change of control occurs.

     One-half of the 114,796 shares underlying Mr. Carroll's second option become exercisable upon the completion of this offering. The remaining shares underlying this option become exercisable if the closing price of our common stock on any two or more trading days during the month after this offering exceeds 150% of the initial offering price.

DEBT TO EXECUTIVE OFFICERS AND DIRECTOR

     In satisfaction of our obligations to make distributions triggered by the merger of ARTISTdirect, LLC into ARTISTdirect, Inc. we will issue a note in the principal amount of $275,000 to each of Messrs. Geiger and Muller and a note in the principal amount of $190,714 to Mr. Rubin. Each of these notes will bear interest at a rate of % per annum and will become due and payable upon the closing of this offering.

DEFERRED COMPENSATION AGREEMENT

     In January 1998, we entered into a deferred compensation agreement with Keith Yokomoto, our President and Chief Operating Officer. The agreement grants Mr. Yokomoto deferred compensation of up to $200,000, depending on the value of our company as of the payment date. The compensation is due on the earlier to occur of:

     - Mr. Yokomoto's sale of all of his shares of our common stock;

     - the occurrence of specific capital events, including the sale of substantially all of our assets and receipt of insurance proceeds from the occurrence of an extraordinary event; or

     - January 1, 2005.

     Messrs. Geiger and Muller are obligated to contribute to ARTISTdirect the amounts necessary to fund this obligation. We have recorded the $200,000 obligation as an expense for 1998.

TRANSACTIONS WITH SCOTT BLUM

     In connection with UBL, LLC's acquisition of iMusic, we granted Scott Blum, President of iMusic, and our Vice President, Research and Development, an option to have all of his shares of our common stock redeemed for a redemption price of up to $2.8 million. The redemption option is triggered by the occurrence of specified events, including this offering. In addition, if Mr. Blum exercises his option we are required to pay a total of $200,000 in bonuses to employees of iMusic designated by Mr. Blum. If Mr. Blum decides not to exercise his option, it will terminate on the closing of this offering.

     In addition, UBL, LLC entered into a contingent loan agreement with Scott Blum to make loans to pay federal and state tax liabilities that he may incur as a result of (a) the liquidation of iMusic or a taxable disposition or other transfer of iMusic common stock or (b) a distribution of property by UBL, LLC to Mr. Blum not involving sufficient cash or marketable securities for him to pay the resulting tax liability, in either case. Any advances to Mr. Blum under the Contingent Loan Agreement will bear interest at the then lowest permissible rate under the Internal Revenue Code and be secured by a pledge of a portion of Mr. Blum's shares of our common stock.

     Between 1996 and 1998, Mr. Blum periodically advanced iMusic funds for various expenses. The largest amount outstanding at any one time during this period was $66,000. During this period, iMusic leased its principal executive office from Mr. Blum, for which Mr. Blum received annual rental payments of $13,500.

REGISTRATION RIGHTS AGREEMENT

     In May 1999, we entered into the Second Amended and Restated Registration Rights Agreement with Rick Rubin, one of our directors, and the holders of our Series A and Series B preferred stock. The Registration Rights Agreement provides these stockholders with rights to require us to register their stock with the Securities and Exchange Commission. The holders of these rights have waived them as to this offering. The other registration rights will survive this offering and will terminate no later than five years after the closing date of this offering.

PAYMENTS TO LEGAL COUNSEL

     In 1998, we paid Lenard & Gonzalez LLP $350,184 for legal services provided to us. Allen Lenard, one of our directors, is Managing Partner of Lenard & Gonzalez LLP.

OTHER EMPLOYMENT AGREEMENTS

     In May 1999, we entered into an employment agreement with James Carroll, our Chief Financial Officer, pursuant to which Mr. Carroll is paid an annual salary of $150,000 and a guaranteed annual bonus of $50,000. The initial term of employment expires May 23, 2001, and ARTISTdirect has an option to extend the term for one additional year. In addition, the employment agreement provides that if he is terminated other than due to a disability, for "cause," or upon his death, he will be paid his base salary for the lesser of (1) six months, or (2) the remainder of the agreement. Mr. Carroll is prohibited from competing with ARTISTdirect or attempting to hire any ARTISTdirect employee for the later of (1) the then current period the term is to expire, or (2) the actual date of termination.

     In April 1998, UBL, LLC entered into an employment agreement with Steve Rennie, President of the Ultimate Band List, pursuant to which Mr. Rennie is paid an annual salary of $100,000 for the first year and $150,000 for the second and third years, with a guaranteed bonus of $50,000 the second year and $100,000 the third year. The initial term of employment expires March 31, 2001. In addition, Mr. Rennie's employment agreement provides for the payment of his salary and a guaranteed bonus for the lesser of (1) twelve months after the date of termination, or (3) the remaining period of the term. In June 1998, Mr. Rennie entered into a separate agreement which prohibits him from competing with UBL, LLC until March 31, 2001, or, in the event Mr. Rennie is terminated other than for cause, the date of Mr. Rennie's termination. The agreement also prohibits him from soliciting any customer of ARTISTdirect or attempting to hire any ARTISTdirect employee until March 31, 2002.

     For information on our employment agreement with our named executive officers, please see "Management -- Employment Agreements" on page 62.

SETTLEMENT AGREEMENT

     We entered into a settlement agreement with William Elson in connection with the termination of his employment as our Chief Operating Officer in October 1997. Pursuant to this agreement, Mr. Elson received a severance payment of $175,000 and an option to purchase the lesser of 100,000 shares of our common stock, or 2.5% of the common stock issued in this offering at an exercise price that will be set at the completion of this offering pursuant to the agreement. Messrs. Geiger and Muller will each contribute half the shares of common stock to be issued to Mr. Elson upon exercise of his option, in exchange for which we will pay Messrs. Geiger and Muller the consideration we receive from Mr. Elson for the exercise of the option. In addition, Mr. Elson loaned us $100,000 in 1996, which we repaid in 1997.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of our common stock as of August 31, 1999 and as adjusted to reflect the sale of common stock in this offering for:

     - each person or entity known by us to beneficially more than 5% of our outstanding shares of common stock;

     - each of our directors;

     - each of the named executive officers; and

     - all of our directors and executive officers as a group.

                                                                             PERCENTAGE OF
                                                                          SHARES BENEFICIALLY
                                                         NUMBER OF               OWNED
                                                           SHARES       -----------------------
                                                        BENEFICIALLY     BEFORE        AFTER
         NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED(1)      OFFERING    OFFERING(2)
         ------------------------------------           ------------    --------    -----------
Entities affiliated with Constellation Venture
  Capital, L.P.(3)....................................    2,713,839       12.9%
  575 Lexington Avenue
  New York, New York 10022
Entities affiliated with Chase Capital Partners(4)....    1,496,347        7.1
  380 Madison Avenue, 12th Floor
  New York, New York 10017
Entities affiliated with Psilos Group Partners,
  L.P.(5).............................................    1,279,518        6.1
  152 W. 57th Street, 33rd Floor
  New York, New York 10019
Marc P. Geiger(6)(7)(8)...............................    3,335,820       15.9
Donald P. Muller(6)(7)(8).............................    3,335,820       15.9
Keith K. Yokomoto(6)(8)...............................    1,983,102        9.4
Rick Rubin(6).........................................    3,696,931       17.6
  c/o Provident Financial Management
  10345 Olympic Boulevard
  Los Angeles, California 90064
Clifford H. Friedman(3)...............................    2,713,839       12.9
Stephen Krupa(5)......................................    1,279,518        6.1
Allen D. Lenard(6)(9).................................      378,264        1.8
  1900 Avenue of the Stars
  Twenty-Fifth Floor
  Los Angeles, California 90067
All directors and executive officers as a group (9
  persons)(10)........................................   17,313,743       82.2

-------------------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of August 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is care of ARTISTdirect, Inc., 17835 Ventura Boulevard, Suite 310, Encino, California. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 20,985,883 shares of common stock outstanding as of August 31, 1999, after giving
    effect to the conversion of the preferred stock, and           shares of
    common stock issued and outstanding after completion of this offering.

(2) Assumes no exercise of the underwriters' over-allotment option.

(3) Includes (a) 1,958,239 shares held by Constellation Venture Capital, L.P.; and (b) 755,600 shares held by Constellation Ventures (BVI), Inc. Mr. Friedman is President and Chief Executive Officer of Constellation Ventures
    (BVI), Inc. and managing member of Constellation Ventures Management, LLC, the general partners of Constellation Venture Capital, L.P. As such, Mr. Friedman may be deemed to exercise voting and investment power over such shares. Mr. Friedman disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein. The number does not include (a) 2,054,992 shares held by DreamMedia Interest Ventures, LLC and
    (b) 272,292 shares held by Carl Kawabe. DreamMedia and Mr. Kawabe entered into a voting agreement pursuant to which Mr. Friedman is entitled to vote their shares of our common stock. The agreement automatically terminates upon this offering; therefore, after the offering, Mr. Friedman will no longer have any voting or dispositive power with respect to such shares.

(4) Includes 1,238,356 shares held by Chase Venture Capital Associates, L.P. and 257,991 shares held by Cassandra/ARTISTdirect Partners, LLC. Chase Capital Partners is General Partner of Chase Venture Capital Associates, L.P. which is the managing member of Cassandra/ARTISTdirect Partners, LLC. As such, Chase Capital Partners is deemed to exercise voting and investment power over such shares.

(5) Includes (a) 770,084 shares held by Psilos Group Partners, L.P.; (b) 437,140 shares held by CCP/ Psilos ARTISTdirect, LLC; and (c) 72,294 shares held by CCP/Psilos UBL, LLC. Mr. Krupa is managing director of Psilos Group Managers, LLC and a member of Psilos Group Investors, LLC. Psilos Group Investors, LLC is the managing member of both CCP/Psilos ARTISTdirect, LLC and CCP/Psilos UBL, LLC and is the general partner of Psilos Group Partners, L.P. As such, Mr. Krupa may be deemed to exercise voting and investment power over such shares. Mr. Krupa disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.

(6) Includes shares of common stock which will be held by ARTISTdirect Investors, LLC for the benefit of the stockholder. In connection with the merger of ARTISTdirect, LLC into ARTISTdirect, Inc., Messrs. Geiger, Muller, Yokomoto, Rennie, Morse and Carroll and L&G Associates One intend to form ARTISTdirect Investors, LLC to hold their shares of our common stock. Upon the closing of this offering, ARTISTdirect Investors, LLC will distribute the shares of common stock held by it to the stockholders and be dissolved. ARTISTdirect Investors, LLC's operating agreement will provide each of its members voting rights with respect to a specific number of shares of our common stock held by ARTISTdirect Investors, LLC. The number of shares which each member will be entitled to vote is different from the number of shares each member will receive upon dissolution of ARTISTdirect Investors, LLC. The actual number of shares of our common stock held by ARTISTdirect Investors, LLC that each stockholder will be entitled to vote and receive upon dissolution of ARTISTdirect, Investors, LLC, is as follows:

                                                SHARES ENTITLED     ADDITIONAL SHARES      TOTAL SHARES
                STOCKHOLDER/MEMBER                  TO VOTE         UPON DISTRIBUTION    UPON DISTRIBUTION
                ------------------              ----------------    -----------------    -----------------
    Marc P. Geiger............................      3,335,820
    Donald P. Muller..........................      3,335,820
    Rick Rubin................................      3,696,931
    Keith K. Yokomoto.........................      1,260,880
    James B. Carroll..........................
    Stephen P. Rennie.........................        504,352
    Robert A. Morse...........................        126,088
    L&G Associates One........................        378,264

     After the dissolution of ARTISTdirect Investors, LLC, which will occur upon the consummation of this offering, each stockholder will have sole voting and dispositive power over the number of shares set forth under "Total Shares Upon Distribution" above.

(7) Does not include the                shares of common stock that will be
    contributed by Marc Geiger and Don Muller to William Elson upon the closing of this offering. Each of Messrs. Geiger and Muller will contribute half of these shares. Please see "Certain Transactions -- Settlement Agreement" on page 69 for more information on this transaction.

(8) Reflects 361,111 shares held by Keith Yokomoto as trustee of the Geiger Children's Trust and 361,111 shares held by Keith Yokomoto as trustee of the Muller Children's Trust. Mr. Yokomoto will have sole voting and dispositive power over these shares upon the consummation of this offering.

(9) Represents all of the shares held by L&G Associates One. Mr. Lenard is Managing Partner of L&G Associates One, and as such is deemed to exercise voting and investment power over such shares. He disclaims beneficial ownership of the shares held by this entity except to the extent of his proportionate interest therein.

(10) Includes 86,097 shares subject to options held by James Carroll that are currently exercisable or exercisable within 60 days of August 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Immediately following the closing of this offering, our authorized capital stock will consist of 150 million shares of common stock, $.01 par value per share, and 5 million shares of preferred stock, $.01 par value per share. Upon completion of this offering, based on the number of shares, options and warrants
outstanding as of August 31, 1999, there will be                outstanding
shares of common stock, outstanding options to purchase                shares of
common stock and outstanding warrants to purchase                shares of
common stock.

COMMON STOCK

     As of August 31, 1999, there were                shares of common stock
outstanding and held of record by      stockholders, assuming conversion of all
shares of preferred stock into common stock. Based on the number of shares outstanding as of that date and giving effect to the issuance of the shares of common stock offered by us hereby, there will be shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option, upon the closing of the offering.

     Holders of the common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be upon receipt of payment for such shares, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval. Upon the closing of the offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of our Series A and Series B preferred stock will convert into shares of common stock. Thereafter, the board of directors will be authorized without further stockholder approval to issue from time to time up to an aggregate of 5 million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no present plans to issue any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS

     DELAWARE LAW

     Upon closing of this offering, we will be subject to the provisions of
Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents Delaware corporations, including those that are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," that is, a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such person, for three years following the date that such stockholder became an "interested stockholder" unless:

     - the transaction that resulted in the stockholder becoming an "interested stockholder" was approved by the board of directors prior to the date the "interested stockholder" attained such status;

     - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

     A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of the provisions of the Anti-Takeover Law. This statute could prohibit or delay mergers or other takeover or change-of-control attempts with respect to ARTISTdirect and, accordingly, may discourage attempts to acquire us.

     CHARTER AND BYLAW PROVISIONS

     Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective upon the closing of this offering, may make it more difficult to acquire control of ARTISTdirect by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the stock. These provisions are intended to:

     - enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

     - discourage certain types of transactions which may involve an actual or threatened change in control of ARTISTdirect;

     - discourage certain tactics that may be used in proxy fights;

     - encourage persons seeking to acquire control of ARTISTdirect to consult first with the board of directors to negotiate the terms of any proposed business combination or offer; and

     - reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares of ARTISTdirect or that is otherwise unfair to our stockholders.

     Classified Board of Directors; Removal; Filling Vacancies and
Amendment. The certificate and bylaws provide that upon the closing of this offering the board shall be divided into three classes of directors serving staggered, three-year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate authorizes only the board to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees. The certificate also provides that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

     Stockholder Action; Special Meeting of Stockholders. The certificate provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings of stockholders. The certificate further provides that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date of our annual meeting. The bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     Supermajority Vote to Amend Charter and Bylaws. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes a 66 2/3% vote requirement in connection with business combination transactions and the amendment of certain provisions of our certificate of incorporation and bylaws, including those provisions relating to the classified board of directors, action by written consent, the ability of stockholders to call special meetings and the ability of stockholders to bring business before an annual meeting or to nominate directors. Following the completion of this offering, our present directors and executive officers and their respective affiliates will
beneficially own approximately                of our common stock. This gives
them veto power with respect to any stockholder action or approval requiring either a two-thirds vote or a simple majority.

REGISTRATION RIGHTS

     We have provided purchasers of our Series A and Series B preferred securities and Rick Rubin, one of our directors, with rights to require us to register their securities under the Securities Act of 1933, as amended. Please see "Certain Transactions -- Registration Rights Agreement" on page 68 for more information on these rights.

WARRANTS

     As of August 31, 1999 there were warrants outstanding to purchase a total of 905,140 shares of our common stock at a price of $4.00 per share.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock will be ChaseMellon Shareholder Services.

LISTING

     Application has been made for listing the common stock on the Nasdaq National Market under the trading symbol "ARTD."

                                RESCISSION OFFER

     As of the date of this prospectus, we have issued options to purchase a
total of           shares of our common stock to artists and their managers and advisers. The issuance of these options and the sale of shares upon exercise may have been issued or sold in violation of the registration requirements of the Securities Act and California securities laws. Because of the number and nature of persons who received the options, neither the private placement exemption nor other applicable exemptions under the Securities Act may have been available for issuance of the options and the sale of underlying shares. Beginning approximately 180 days after the date of this prospectus, we intend to make a rescission offer, or Rescission Offer, pursuant to a registration statement filed under the Securities Act, or Registration Statement, and pursuant to California securities law, covering all shares issued pursuant to these options. Pursuant to the Rescission Offer, we will offer to repurchase all shares issued pursuant to option exercises before the effectiveness of the Registration Statement, at the exercise price paid for these shares plus interest at the rate of 10% per annum from the date of issuance until the Rescission Offer expires. The Rescission Offer will expire approximately 30 days after the effectiveness
of the Registration Statement. We could be required to pay up to $          plus
total amount of interest on that amount as described above based on the number of shares which have been issued or issuable until the Rescission Offer period expires. In addition, we will keep the Registration Statement, or another form of registration statement available to us, in effect to cover the issuance of all shares issuable upon exercise of the options until the last expiration date of all of the options or until all of the options have been exercised, whichever occurs first. Offerees who do not accept the Rescission Offer and persons who exercise such options while the Registration Statement is in effect, will, for purposes of applicable federal and state securities laws, be deemed to hold registered shares, and those shares will be freely tradeable on the public market as of the effective date of each registration statement covering such shares. Some of these shares are subject to contractual vesting restrictions, to which the holders have previously agreed. The Securities Act does not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock, which was not registered under the Securities Act as required. Accordingly, should any offerees reject the Rescission Offer, we may continue to be contingently liable under the Securities Act for the purchase price of the
shares covered thereby in a total amount of up to $          plus interest.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no market for our common stock, and a significant public market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, based on the number of shares outstanding
on August 31, 1999, we will have           outstanding shares of common stock,
          shares if the underwriters exercise their over-allotment option in full, assuming no exercise of outstanding warrants and options. Of these shares,
          shares, plus an additional           shares if the underwriters
exercise their over-allotment option in full, of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by our affiliates.

LOCK-UP AGREEMENTS

     Of the remaining shares, a total of approximately           shares held by
our directors, executive officers and our existing stockholders are subject to "lock-up" agreements generally providing that, these stockholders will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, file a registration statement, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, in cash or otherwise, for a period of 180 days following the date of the final prospectus for this offering without the prior written consent of Morgan Stanley & Co. Incorporated. The restrictions described in this paragraph do not apply to:

     - the sale of shares to the underwriters;

     - the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advising in writing;

     - transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; or

     - transfers by gift or distributions by a partnership to its partners, so long as, in any such instance, such transferee executes a lock-up agreement with terms identical to those described in this paragraph.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately           shares immediately after this offering, or;

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ARTISTdirect at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144,. Any employee, officer or director of or consultant to ARTISTdirect who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares.

     Following the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock subject to outstanding options under our stock option plans and nonstatutory stock option agreements which are outside of these plans. Based on the number of shares subject to outstanding options, the registration statement would cover
approximately           shares. Such registration statement will automatically
become effective upon filing. Accordingly, subject to the exercise of such options, shares registered under such registration statement will be available for sale in the open market immediately after the 180-day lock-up period expires.

REGISTRATION RIGHTS

     In addition, some of our stockholders have registration rights with respect
to approximately        shares of common stock. Registration of these securities
under the Securities Act would result in those shares becoming freely tradeable without restriction under the Securities Act. See "Certain
Transactions -- Registration Rights Agreement" on page 68 for more information on these rights.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and Deutsche Bank Securities Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective number of shares of common stock indicated below:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Morgan Stanley & Co. Incorporated...........................
Bear, Stearns & Co. Inc. ...................................
Deutsche Bank Securities Inc. ..............................
                                                              --------
          Subtotal..........................................
                                                              ========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the share covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that
represents a concession not in excess of $          a share under the public
offering price. Any underwriter may allow, and such dealers may reallow, a
concession not in excess of $          a share to other underwriters or to
certain other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     The following table summarizes the per share and total underwriting discounts and commissions we will pay to the underwriters.

                                                        WITHOUT             WITH
                                                     OVER-ALLOTMENT    OVER-ALLOTMENT
                                                     --------------    --------------
Per Share..........................................     $                 $
          Total....................................     $                 $

     ARTISTdirect estimates that the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $          .

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

     The underwriters have informed ARTISTdirect that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     ARTISTdirect has applied for quotation of its common stock on the Nasdaq National Market under the symbol "ARTD."

     Each of ARTISTdirect and the directors, executive officers and certain other stockholders of ARTISTdirect has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

     - the sale of shares to the underwriters;

     - the issuance by ARTISTdirect of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

     - transactions by any person other than the ARTISTdirect relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     ARTISTdirect and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

DIRECTED SHARE PROGRAM

     At the request of ARTISTdirect, Morgan Stanley & Co. Incorporated reserved
for sale, at the initial offering price, up to                shares offered in
this prospectus for directors, officers, employees, business associates, and related persons of ARTISTdirect. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between ARTISTdirect and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be the future prospects of ARTISTdirect and its industry in general, sales, earnings and certain other financial and operating information of ARTISTdirect in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of ARTISTdirect. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for ARTISTdirect by Brobeck, Phleger & Harrison LLP, Irvine, California. As of September 1999, Brobeck, Phleger & Harrison LLP and certain individuals affiliated with Brobeck, Phleger & Harrison LLP beneficially own 7,500 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by O'Melveny & Myers LLP, Los Angeles, California.

                                    EXPERTS

     The financial statements of ARTISTdirect, LLC and related companies as of December 31, 1997 and 1998, and for the period from August 8, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998, and the financial statements of iMusic, Inc., as of December 31, 1997 and 1998 and years ended December 31, 1997 and 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. Any document we file may be read and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings with the Commission are also available to the public from the Commission's Web site (http://www.sec.gov).

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the Web site of the Commission referred to above.

     Our principal executive offices are located at 17835 Ventura Boulevard, Suite 310, Encino, California 91316, and our telephone number is (818) 758-8700. Our fiscal year ends on December 31. We maintain a worldwide web site at http://www.artistdirect.com. The reference to our worldwide web address does not constitute incorporation by reference of the information contained at this site.

                               ARTISTDIRECT, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ARTISTdirect, LLC and Subsidiaries Consolidated Financial
  Statements
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Changes in Members' and
     Stockholders' Equity (Deficit).........................   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7

iMusic, Inc. Financial Statements
  Independent Auditors' Report..............................  F-24
  Balance Sheets............................................  F-25
  Statements of Operations..................................  F-26
  Statement of Stockholders' Equity (Deficit)...............  F-27
  Statement of Cash Flows...................................  F-28
  Notes to Financial Statements.............................  F-29

     The Capital Reorganization and Reverse Stock Split as described in Note 1 to the consolidated financial statements have not been consummated at September 3, 1999. When these events have been consummated, we will be in a position to render the following report.

/s/ KPMG LLP

     We have audited the accompanying consolidated balance sheets of ARTISTdirect, LLC and subsidiaries (the Company) as of December 31, 1997 and 1998 and the related consolidated statements of operations, changes in members' and stockholders' equity (deficit) and cash flows for the period from August 8, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ARTISTdirect, LLC and subsidiaries as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the period from August 8, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

Los Angeles, CA
September 3, 1999, except as to note 1
                 which is as of...

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                      PRO FORMA
                                                                                      REDEEMABLE
                                                                                    SECURITIES AND
                                                     DECEMBER 31,                   STOCKHOLDERS'
                                                    ---------------    JUNE 30,       EQUITY AT
                                                    1997     1998        1999       JUNE 30, 1999
                                                    -----   -------   -----------   --------------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash............................................  $ 167   $ 1,940    $ 10,830
  Cash held for clients...........................     19        --         329
  Accounts receivable, net........................     13       460         670
  Prepaid expenses and other current assets.......      1       167         784
                                                    -----   -------    --------
     Total current assets.........................    200     2,567      12,613
Property and equipment, net.......................     87       175         657
Investments.......................................     --       373         273
Goodwill and intangibles, net.....................     16        45      15,000
Other assets, net.................................     11        27         749
                                                    -----   -------    --------
                                                    $ 314   $ 3,187    $ 29,292
                                                    =====   =======    ========
LIABILITIES, REDEEMABLE SECURITIES AND MEMBERS'
  AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Cash held for clients...........................  $  19   $    --    $    329
  Line of credit..................................     --        --           5
  Accounts payable................................    104       507       1,594
  Accrued expenses................................    228       536       1,300
  Due to employees................................    175       288         294
  Deferred revenue................................    200       157         239
                                                    -----   -------    --------
     Total current liabilities....................    726     1,488       3,761
Redeemable securities:
  Series A redeemable preferred securities........     --     5,021       4,909              --
  Series B redeemable preferred securities........     --        --      15,175              --
  Redeemable common securities....................     --        --       2,247           2,800
                                                    -----   -------    --------        --------
     Total redeemable securities..................     --     5,021      22,331           2,800
                                                    -----   -------    --------        --------
Members' and stockholders' equity:
  Common stock ($.01 par value)...................                                          206
  Additional paid-in-capital......................                                       39,278
  Members' interest...............................     76     3,986      19,953
  Unearned compensation...........................     --      (502)     (1,903)         (1,903)
  Accumulated earnings (deficit)..................   (488)   (6,806)    (14,850)        (14,850)
                                                    -----   -------    --------        --------
     Total members' and stockholders' equity
       (deficit)..................................   (412)   (3,322)      3,200        $ 22,731
                                                    -----   -------    --------        ========
                                                    $ 314   $ 3,187    $ 29,292
                                                    =====   =======    ========

          See accompanying notes to consolidated financial statements.

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                      PERIOD FROM                                        SIX MONTHS ENDED
                                    AUGUST 8, 1996       YEAR ENDED DECEMBER 31,             JUNE 30,
                                    (INCEPTION) TO     ---------------------------   -------------------------
                                   DECEMBER 31, 1996       1997           1998          1998          1999
                                   -----------------   ------------   ------------   -----------   -----------
                                                                                            (UNAUDITED)
Net revenue:
  E-commerce, net................        $ --             $  269      $     1,548      $   360     $     2,335
  Advertising....................          --                 95              502          156             724
  Agency commissions.............          --                974            1,917          444             291
  Record label...................          --                550              615          340             332
                                         ----             ------      -----------      -------     -----------
    Total net revenue............          --              1,888            4,582        1,300           3,682
Cost of revenue..................          --                608            2,515          597           2,949
                                         ----             ------      -----------      -------     -----------
    Gross profit.................          --              1,280            2,067          703             733
Operating expense:
  Product development............          --                 78              589          237             631
  Sales and marketing............          10                196            1,395          373           2,537
  General and administrative.....          13              1,442            2,545        1,208           3,237
  Amortization of stock-based
    compensation.................          --                 --            3,828        1,288           1,769
  Depreciation and
    amortization.................           5                 21               59           25             713
                                         ----             ------      -----------      -------     -----------
    Loss from operations.........         (28)              (457)          (6,349)      (2,428)         (8,154)
  Income from equity
    investment...................          --                 --                2           --              33
  Interest income (expense),
    net..........................          --                 (3)              29          (15)             77
                                         ----             ------      -----------      -------     -----------
    Net loss.....................        $(28)            $ (460)     $    (6,318)     $(2,443)    $    (8,044)
                                         ====             ======      ===========      =======     ===========
Pro forma net loss per share:....                                     $      (.44)                 $      (.45)
                                                                      ===========                  ===========
  Pro forma weighted average
    shares basic and diluted.....                                      14,514,508                   17,735,212

          See accompanying notes to consolidated financial statements.

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)
                                 (IN THOUSANDS)

                                                MEMBERS'     UNEARNED     ACCUMULATED    TOTAL
                                                INTEREST   COMPENSATION     DEFICIT     EQUITY
                                                --------   ------------   -----------   -------
Balance at August 8, 1996 (inception).........  $    --      $    --       $     --     $    --
  Contribution of members' interest...........      100           --             --         100
  Net loss....................................       --           --            (28)        (28)
                                                -------      -------       --------     -------
Balance at December 31, 1996..................      100           --            (28)         72
  Distribution of members' interest...........      (24)          --             --         (24)
  Net loss....................................       --           --           (460)       (460)
                                                -------      -------       --------     -------
Balance at December 31, 1997..................       76           --           (488)       (412)
  Distribution of members' interest...........     (249)          --             --        (249)
  Profit interests............................    4,330       (4,330)            --          --
  Amortization of unearned compensation.......       --        3,828             --       3,828
  Accrual of dividends to preferred members...     (171)          --             --        (171)
  Net loss....................................       --           --         (6,318)     (6,318)
                                                -------      -------       --------     -------
Balance at December 31, 1998..................    3,986         (502)        (6,806)     (3,322)
  Issuance of securities (unaudited)..........   12,984           --             --      12,984
  Issuance of options/warrants (unaudited)....    1,637       (1,637)            --          --
  Profit interests............................    1,584       (1,584)            --          --
  Amortization of unearned compensation
     (unaudited)..............................       --        1,820             --       1,820
  Payment of preferred dividend (unaudited)...      (96)          --             --         (96)
  Conversion of preferred return to common
     securities (unaudited)...................      355           --             --         355
  Accrual of dividends to preferred members
     (unaudited)..............................     (418)          --             --        (418)
  Accretion of redeemable stock...............      (79)                                    (79)
  Net loss (unaudited)........................       --           --         (8,044)     (8,044)
                                                -------      -------       --------     -------
Balance at June 30, 1999 (unaudited)..........  $19,953      $(1,903)      $(14,850)    $ 3,200
                                                =======      =======       ========     =======

          See accompanying notes to consolidated financial statements.

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                             PERIOD FROM
                                            AUGUST 8, 1996
                                            (INCEPTION) TO
                                             DECEMBER 31,            YEAR ENDED                 SIX MONTHS ENDED
                                                 1996               DECEMBER 31,                    JUNE 30,
                                            --------------   ---------------------------   ---------------------------
                                                                 1997           1998           1998           1999
                                                             ------------   ------------   ------------   ------------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net loss................................      $ (28)          $(460)        $(6,318)       $(2,443)       $(8,044)
  Adjustments to reconcile net loss to net
    cash (used in) provided by operating
    activities:
    Depreciation and amortization.........          5              21              59             25            713
    Income from equity investment.........         --              --              (2)            --            (33)
    Allowance for doubtful accounts.......         --               5              89             11            (26)
    Amortization of unearned
      compensation........................         --              --           3,828          1,288          1,820
    Changes in assets and liabilities:
      Accounts receivable.................         --             (18)           (536)          (164)          (187)
      Prepaid expenses and other current
         assets...........................         --              (2)           (166)           (66)          (617)
      Other assets........................        (86)             75             (15)           (15)          (722)
      Accounts payable and accrued
         expenses.........................         --             526             805          1,020          2,028
      Deferred revenue....................         --             200             (43)            63             82
                                                -----           -----         -------        -------        -------
         Net cash (used in) provided by
           operating activities...........       (109)            347          (2,299)          (281)        (4,986)
                                                -----           -----         -------        -------        -------
Cash flows from investing activities:
  Purchases of property and equipment.....        (11)           (101)           (141)           (80)          (574)
  Cash paid for acquisitions..............         --              --              --             --           (110)
  Investments.............................         --              --            (373)            --             --
  Investment in trademarks................         --             (16)            (34)           (34)           (15)
                                                -----           -----         -------        -------        -------
         Net cash used in investing
           activities.....................        (11)           (117)           (548)          (114)          (699)
                                                -----           -----         -------        -------        -------
Cash flows from financing activities:
  Payment of loan payable.................         --            (100)             --             --             --
  Payment of preferred dividend...........         --              --              --             --            (96)
  Contribution of members' interest.......        100              --              --             --             --
  Distribution of members' interest.......         --             (24)           (249)            --             --
  Proceeds from loan payable..............        100              --              --          1,851             --
  Proceeds from issuance of preferred
    securities............................         --              --           4,850             --         15,000
                                                -----           -----         -------        -------        -------
         Net cash provided by (used in)
           financing activities...........        200            (124)          4,601          1,851         14,904
                                                -----           -----         -------        -------        -------
         Net increase in cash and cash
           equivalents....................         80             106           1,754          1,456          9,219
Cash and cash equivalents at beginning of
  period..................................         --              80             186            186          1,940
                                                -----           -----         -------        -------        -------
Cash and cash equivalents at end of
  period..................................      $  80           $ 186         $ 1,940        $ 1,642        $11,159
                                                =====           =====         =======        =======        =======
Supplemental disclosure of cash flow
  information -- cash paid during the
  period for interest.....................      $  --           $   4         $    50        $    18        $     4
                                                =====           =====         =======        =======        =======

          See accompanying notes to consolidated financial statements.

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

1. BASIS OF PRESENTATION

     ORGANIZATION

     ARTISTdirect, LLC (the "Company") was organized as a California limited liability company and commenced operations on August 8, 1996. The ARTISTdirect, LLC controlling members were majority owners of the companies, except the Ultimate Band List, LLC ("UBL, LLC"), described below. At the formation of the joint venture in July 1997, the Company had effective control and fully funded the operations of UBL, LLC. On May 18, 1999, ARTISTdirect, LLC entered into an agreement with the owners of UBL, LLC in which common and preferred units in ARTISTdirect, LLC were exchanged for all ownership interests in UBL, LLC that ARTISTdirect, LLC did not own ("Exchange Transaction").

     The accompanying consolidated financial statements for ARTISTdirect, LLC include the operations of the following companies:

     CONSOLIDATED COMPANIES/AFFILIATES                       DESCRIPTION
     ---------------------------------                       -----------
ARTISTdirect, LLC, a California limited      Engaged in providing various administrative
  liability company                            services in support of the related
                                               companies.
ARTISTdirect Agency, LLC, a California       Engaged in booking music events for music
  limited liability company                    artists.
Kneeling Elephant Records, LLC, a            Engaged in the development of artists and
  California limited liability company         production and distribution of recorded
                                               music.
The Ultimate Band List, LLC, a California    Engaged in providing music-related Internet
  limited liability company                    content and selling music-related
                                               merchandise over the Internet.
ARTISTdirect New Media, LLC, a California    Engaged in providing music-related Internet
  limited liability company                    content and selling music-related
                                               merchandise over the Internet.
iMusic, Inc., a Washington corporation       Engaged in providing music-related Internet
                                               content.

     PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the consolidated accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated for all periods presented.

     UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited financial statements of the Company as of June 30, 1999, and for the six months ended June 30, 1998 and 1999 have been prepared on substantially the same basis as the audited financial statements, and in the opinion of management reflect all adjustments necessary (consisting of those of a normal recurring nature) for a fair presentation of such financial statements in accordance with generally accepted accounting principles. The results of operations for interim periods are not necessarily indicative of results for a full year.

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

     CAPITAL REORGANIZATION AND REVERSE STOCK SPLIT

     On                , 1999, the Company converted to a C corporation ( the
"Capital Reorganization"). The common units and redeemable preferred units outstanding immediately prior to the Capital Reorganization were converted into common stock and redeemable preferred stock of the C corporation. Each common and preferred unit converted into one share of common and preferred stock, respectively.

     On                , 1999, the Company declared a 1 for 4 reverse stock
split (the "Reverse Stock Split"). The outstanding common securities, redeemable securities, options and warrants have been retroactively adjusted to reflect the Reverse Stock Split. All discussion of equity amounts in the following footnotes reflect the effect of the Capital Reorganization and Reverse Stock Split.

     LIQUIDITY

     The Company has relied on various equity financings to fund its operations in the past. The Company believes that its available cash resources combined with the net proceeds from its planned initial public offering will be sufficient to meet its short term capital requirements and to fund its expanded operations. The Company also has considered several potential sources to provide additional working capital whether through the issuance of additional equity or bank financings or otherwise. There are, however, no assurances that the planned initial public offering will be completed or that such other financing will be obtained. In the event that additional working capital is not obtained or not obtained in sufficient amounts, the Company's operations may be significantly curtailed.

2. SIGNIFICANT ACCOUNTING POLICIES

     CASH HELD FOR CLIENTS

     Cash held for clients consists of funds held on behalf of the Company's clients for musical performances. The cash is restricted for payment to the clients, and there is a corresponding amount due to clients.

     DEPRECIATION

     Depreciation is provided using the straight-line method over the following estimated useful lives:

Computer equipment and software................  3 years
Furniture and fixtures.........................  7 years

     REVENUE RECOGNITION

     Net E-commerce revenue, which consists primarily of revenue from recorded music and merchandise sold via the Internet, includes shipping and handling charges and is recognized when the products are shipped.

     The Company generates revenue from the sale of advertisements under short-term contracts. To date, the duration of the Company's advertising commitments has generally averaged from one to three months. Advertising revenue is generally recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations of the Company remain and collection of the resulting receivable is probable. The Company's obligations typically include the guarantee of a minimum number of "impressions" or times that an advertisement appears in pages viewed by the users of the Company's online properties. The Company records a reserve for contracts in which the guarantee of a minimum

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

number of impressions is not expected to be met. There were no such instances as of December 31, 1997 and 1998 and June 30, 1998 and 1999.

     Agency commission revenue is recognized in accordance with the terms of the representation agreements between the Company and its clients. Revenue is generally recorded upon payment for the performance of services or delivery of materials created by the artists represented.

     INVENTORIES

     Inventories, included in prepaid expenses and other current assets, consist of music-related merchandise and are stated at the lower of average cost or market. Cost is determined using the first-in, first-out method.

     INCOME TAXES

     The Company is treated as a limited liability company for federal and state income tax reporting purposes whereby income (or losses) of the company is reported in the individual income tax returns of the Company's members, except for iMusic, Inc., which accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Capital Reorganization will not have an impact on the deferred tax assets or liabilities of the Company.

     The provision for income taxes for iMusic, Inc. is immaterial to the accompanying financial statements.

     PRODUCT DEVELOPMENT EXPENSE

     Product development expense consists primarily of third-party development costs and payroll and related expenses for in-house Web site development costs incurred in the start-up and production of the Company's content and services.

     ADVERTISING EXPENSE

     Advertising costs are expensed as incurred and totaled $24,000 and $535,000, and $120,000 and $1,381,000 during the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999, respectively.

     INTANGIBLE ASSETS

     Goodwill and other intangible assets resulting from the acquisitions of minority interests in The Ultimate Band List, LLC and iMusic, Inc. are amortized on a straight-line basis over five years, the estimated period of benefit.

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically reviews the carrying amounts of long-lived assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. An impairment adjustment is necessary in the event the net book value of such long-lived assets exceeds the future undiscounted cash flows attributable to such assets. In such an event, the loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates.

     CONCENTRATION OF CREDIT RISK AND SUPPLIER RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. The Company places its cash investments in high credit quality instruments. Cash balances at certain financial institutions may exceed the FDIC insurance limits. The Company performs ongoing credit evaluations of its customers but does not require collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure to credit losses and maintains allowances for anticipated losses.

     The Company purchases a large percentage of its music-related merchandise inventory from three suppliers. The Company is subject to risk in the event that any of the suppliers is unable to fulfill customer orders.

     FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments, which include cash, cash held for clients, accounts receivable, accounts payable and accrued expenses and amounts due to employees, approximate fair value because of the short maturity of these instruments.

     LOSS PER COMMON SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and Securities and Exchange Commission Staff Accounting Bulletin No. 98 (SAB 98). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g. convertible securities, options, etc.) as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS. Prior to the Capital
Reorganization on                (see Note 1), the Company was organized as a
limited liability company and had not issued common stock. Accordingly, no historical loss per share information is included in the attached financial statements.

     PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     The pro forma net loss per share (unaudited) for the year ended December 31, 1998 and six months ended June 30, 1999 is computed using the weighted average number of common shares outstanding giving pro forma effect to the Exchange Transaction, Capital Reorganization and Reverse Stock Split of

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

the Company, and the automatic conversion of the redeemable preferred securities into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such events occurred on January 1, 1998, or at original issuance date, if later. In addition, the pro forma net loss does not include an adjustment for the change in tax status due to the Capital Reorganization. There was no pro forma effect on income tax expense. Pro forma diluted loss per share excludes 356,718 and 2.4 million securities (after giving effect to the Exchange Transaction, Capital Reorganization and Reverse Stock Split) as of December 31, 1998 and June 30, 1999, respectively, since their impact would be anti-dilutive.

     The following table is a reconciliation of the shares and net loss amounts used in the pro forma net loss per share calculation.

                                                               YEAR ENDED    SIX MONTHS ENDED
                                                              DECEMBER 31,       JUNE 30,
                                                                  1998             1999
                                                              ------------   ----------------
Actual shares at beginning of the period....................   13,260,023       16,568,192
Pro forma weighted average of shares issued during the
  period....................................................    1,254,485        1,167,020
                                                              -----------      -----------
Pro forma basic and diluted weighted average shares at the
  end of the period.........................................   14,514,508       17,735,212
                                                              ===========      ===========
Actual basic and diluted net loss (in thousands)............  $    (6,318)     $    (8,044)
                                                              ===========      ===========

     PRO FORMA REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY (UNAUDITED)

     Effective upon the closing of this offering, the outstanding shares of Series A and Series B Redeemable Preferred Stock will automatically convert into
3.2 million and 3.8 million shares, respectively, of common stock (after giving effect to the Capital Reorganization and Reverse Stock Split). The pro forma effects of these transactions are unaudited and have been reflected in the accompanying Pro Forma Stockholders' Equity at June 30, 1999.

     STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, and complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is recorded based on the difference, if any, between the fair value of the Company's stock and the exercise price on the measurement date. The Company accounts for stock issued to non-employees in accordance with SFAS No. 123, which requires entities to recognize as expense over the service period the fair value of all stock-based awards on the date of grant.

     ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," in June 1997. SFAS No. 130 establishes standards for reporting and presentation of

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in members' equity (except those arising from transactions with members) and includes net income and net unrealized gains (losses) on securities. There is no impact on the Company's financial statements as a result of the implementation of SFAS No. 130.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on the financial statements.

     In April, 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." The statement is effective for fiscal years beginning after December 15, 1998. The statement requires costs of start-up activities and organization costs to be expensed as incurred. The Company is required to adopt SOP 98-5 for the year ended December 31, 1999. The adoption of SOP 98-5 is not expected to have a material impact on the Company's consolidated financial statements.

     The Financial Accounting Standards Board recently issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal years beginning after September 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposures on net investments in foreign operations. As of June 30, 1999, the Company has not entered into any derivative contracts nor does it hold any derivative financial instruments. Therefore, SFAS 133 does not have a material impact on the Company's consolidated results of operations, financial position, or cash flows.

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

3. SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     Significant non-cash investing and financing activities are reflected in the following table:

                                                  YEAR ENDED              SIX MONTHS
                                                 DECEMBER 31,           ENDED JUNE 30,
                                             --------------------    --------------------
                                               1997        1998        1998        1999
                                             --------    --------    --------    --------
                                                            (IN THOUSANDS)
Cash paid for acquisitions:
  Fair value of net assets acquired........  $     --    $     --    $     --    $  2,463
  Net liabilities assumed..................        --          --          --        (185)
  Common units issued......................        --          --          --      (2,168)
                                             --------    --------    --------    --------
       Cash paid for acquisitions..........  $     --    $     --    $     --    $    110
                                             ========    ========    ========    ========
Issuance of common securities for minority
  interests in affiliated companies:
  Issuance of common securities............  $     --    $     --    $     --    $ 13,922
  Net assets acquired......................        --          --          --        (938)
                                             --------    --------    --------    --------
       Goodwill............................  $     --    $     --    $     --    $ 12,984
                                             ========    ========    ========    ========
Accrual of dividends on redeemable
  preferred securities.....................  $     --    $    171    $     --    $    418
Accretion on redeemable stock..............  $     --    $     --    $     --    $     79

4. PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and consist of the following:

                                                        YEAR ENDED     SIX MONTHS
                                                       DECEMBER 31,      ENDED
                                                       ------------     JUNE 30,
                                                       1997    1998       1999
                                                       ----    ----    ----------
                                                             (IN THOUSANDS)
Computer equipment and software......................  $ 83    $220      $ 727
Furniture and fixtures...............................    28      33         80
                                                       ----    ----      -----
                                                        111     253        807
Less accumulated depreciation........................   (24)    (78)      (150)
                                                       ----    ----      -----
Property and equipment, net..........................  $ 87    $175      $ 657
                                                       ====    ====      =====

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

5. ALLOWANCE FOR DOUBTFUL ACCOUNTS AND SALES RETURN RESERVE

     A summary of the activity of the allowance for doubtful accounts for the periods indicated is reflected in the following table:

                                                   DECEMBER 31,    ENDED JUNE 30,
                                                   ------------    --------------
                                                   1997    1998    1998     1999
                                                   ----    ----    -----    -----
                                                           (IN THOUSANDS)
Balance, beginning of period.....................  $ --    $  5    $  5     $ 94
Provision for doubtful accounts..................     5     122      11       --
Amounts charged off..............................    --     (33)     --      (26)
                                                   ----    ----    ----     ----
Balance, end of period...........................  $  5    $ 94    $ 16     $ 68
                                                   ====    ====    ====     ====

     A summary of the activity of the reserve for sales returns for the periods indicated is reflected in the following table:

                                                     DECEMBER 31,    ENDED JUNE 30,
                                                     ------------    --------------
                                                     1997    1998    1998     1999
                                                     ----    ----    -----    -----
                                                             (IN THOUSANDS)
Balance, beginning of period.......................  $--     $--      $--     $ 57
Provision for sales returns........................   --      65       --       51
Amounts charged off................................   --      (8)      --      (12)
                                                     ---     ---      ---     ----
Balance, end of period.............................  $--     $57      $--     $ 96
                                                     ===     ===      ===     ====

6.  ACCRUED EXPENSES

     Accrued expenses as of December 31, 1997 and 1998 and June 30, 1999 are comprised of the following:

                                                       DECEMBER 31,
                                                       ------------     JUNE 30,
                                                       1997    1998       1999
                                                       ----    ----    ----------
                                                             (IN THOUSANDS)
Accrued professional fees............................  $153    $143      $  303
Accrued compensation.................................    39     105         404
Accrued cost of sales................................    --     134         514
Accrued advertising costs............................    --      88          --
Other accrued expenses...............................    36      66          79
                                                       ----    ----      ------
     Total accrued expenses..........................  $228    $536      $1,300
                                                       ====    ====      ======

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

7.  INVESTMENTS

     Investments are as follows:

                                                 DECEMBER 31,     JUNE 30,
                                                     1998           1999
                                                 ------------    -----------
                                                       (IN THOUSANDS)
American Digital Network.......................      $250           $250
iMusic, Inc....................................       100             --
SnoCore, LLC...................................        23             23
                                                     ----           ----
  Total investments............................      $373           $273
                                                     ====           ====

     The Company acquired a 1.7% ownership in American Digital Networks, which is accounted for under the cost method. As of December 31, 1998, the Company had an approximate 20% ownership in iMusic, Inc. The majority owner in iMusic, Inc. had a 76% voting interest. As the Company was not able to exert significant influence in the management of iMusic, Inc., the investment was accounted for under the cost method.

     The Company has a 30% ownership in SnoCore, LLC, and accounts for the investment under the equity method. The Company recorded income of $2,000 and $33,000 for this investment for the year ended December 31, 1998 and six months ended June 30, 1999, respectively.

8.  LINE OF CREDIT

     In 1997, the Company obtained a $250,000 line of credit with a financial institution. The line was increased to $500,000 during 1998, and to $2.0 million in February 1999. The line of credit is guaranteed by certain officers and members of the Company, and is due in November 1999. The credit line bears interest, which is payable monthly, at a base rate as defined in the lending agreement plus 1% (8.75% at June 30, 1999). The credit agreement contains certain restrictions and financial covenants that must be maintained by the Company. As of December 31, 1997 and 1998 and June 30, 1999, the Company was in compliance with the covenants of the credit agreement. There was no balance outstanding on the line of credit as of December 31, 1997 and 1998 and June 30, 1999, and the line of credit was terminated subsequent to June 30, 1999.

     In 1996, iMusic, Inc. obtained a $10,000 line of credit with a financial institution that is guaranteed by a member of the Company. The credit line bears interest, which is payable monthly, at an index rate plus 1% (10% at June 30, 1999). The balance outstanding on the line of credit as of June 30, 1999 was $5,000.

9. ACQUISITIONS

     In February 1999, the Company acquired the remaining 80% of iMusic, Inc. that it did not own. The consideration paid for the acquisition included $110,000 in cash, redeemable common units of The Ultimate Band List, LLC equal to 2% of its membership interests and the assumption of approximately $180,000 of liabilities. The value of the redeemable common units given was approximately $2.2 million. The acquisition has been accounted for as a purchase and the operations of iMusic, Inc. have been included from the date of acquisition.

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

     In May 1999 the Company acquired the minority interests in The Ultimate Band List, LLC in exchange for common interests in ARTISTdirect, LLC. The value of the consideration given was approximately $13.9 million and the transaction has been accounted for as a purchase.

     The pro forma results of operations assuming the above transactions had occurred at the beginning of each of the respective periods are as follows:

                                                                 SIX MONTHS
                                                  YEAR ENDED        ENDED
                                                 DECEMBER 31,     JUNE 30,
                                                     1998           1999
                                                 ------------    -----------
                                                       (IN THOUSANDS)
Revenues.......................................     $4,842         $3,745
                                                    ------         ------
Net loss.......................................     $9,339         $9,215
                                                    ------         ------

10. SIGNIFICANT CONTRACTS

     The Company entered into a settlement agreement with an employee in connection with the termination of his employment in October 1997. Pursuant to this agreement, the employee received a severance payment of $175,000, to be paid out in eight quarterly installments. The amount due under this severance arrangement was $175,000, $88,000 and $44,000 as of December 31, 1997 and 1998
and June 30, 1999, respectively. Additionally, this individual loaned the Company $100,000 in 1996, the entire amount of which was repaid in 1997. As part of the settlement agreement, the individual received an option to purchase the lesser of 100,000 securities or 2.5% of the shares offered to the public upon an initial public offering at an exercise price that will be set at the completion of the initial public offering pursuant to the provision defined in the settlement agreement. The excess of the fair value of the shares at the date of grant over the consideration paid will be recorded as compensation expense.

     In 1998 the Company entered into an employment agreement with an officer of the Company under which deferred compensation of up to $200,000 was granted. The value of the deferred compensation was determined based on the value of the Company as of the payment date. The Company has accrued $200,000 in deferred compensation.

     The Company has an investment in American Digital Network (ADN), and also entered into a software development agreement with ADN in 1997. The Company paid ADN $250,000 for development of the software, and received a payment of $250,000 from ADN for the license to use the software. These transactions are shown net in the financial statements.

     In 1998, the Company incurred legal expenses of approximately $450,000 for legal services provided by Lenard & Gonzalez LLP. Allen Lenard, one of the Company's directors, is Managing Partner of Lenard & Gonzalez LLP.

     Kneeling Elephant Records, LLC, a subsidiary of the Company, entered into an agreement with RCA in January 1997. Kneeling Elephant is a record label managed by the Company. Under the agreement, RCA provides all funding to the Company for the label and owns the rights to all sound recordings made under artist agreements during the initial three year term of the agreement. RCA has an option to terminate its agreement with Kneeling Elephant after three years, at which point, the assets and properties of Kneeling Elephant shall be divided based on the terms of the operating agreement. The maximum term of the operating agreement is six years. Under the operating agreement, RCA provided

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

funding of $300,000 in January 1997, which has been recognized ratably over the minimum three year operating term. Additionally, RCA has provided annual funding of $450,000 to the Company for the operation of Kneeling Elephant under the terms of the operating agreement. RCA shall provide additional funding based on the occurrence of certain events in the future. The profits and losses of Kneeling Elephant shall be divided based on the terms and conditions of the operating agreement. The ownership structure is also subject to change based on the achievement of certain financial guidelines. The amounts due from RCA as of December 31, 1997 and 1998 and June 30, 1999 are $1,000, $4,000, and $31,000,
respectively.

     In April 1999, the Company entered into an agreement with a merchandiser for a term of four years. In exchange for merchandise fulfillment services, the Company granted the merchandiser warrants to purchase 131,250 shares of common stock (after giving effect to the Capital Reorganization and Reverse Stock Split) upon the signing of the agreement. Additional warrants to purchase common stock may be earned by the merchandiser based on the achievement of various sales levels.

     In June 1999, the Company entered into an agreement with a third party which provides for the development of twenty new on-line artist stores. The third-party shall pay $425,000 to the Company over the term of the agreement, which expires on December 31, 1999, and deliver to the Company the artists for the development of the on-line stores. The third-party shall receive a portion of the profits from the on-line stores as specified in the agreement, as well as a guaranteed number of advertising impressions on the Company's websites. The Company has recorded $60,000 in revenues under the agreement during the six months ended June 30, 1999.

     In June 1999, the Company entered into an agreement with a merchandiser for a three-year term. In exchange for merchandise fulfillment services over the term of the agreement, the Company paid a deposit of $1.0 million which is being amortized over the term of the agreement, and granted the merchandiser warrants to purchase 228,426 shares of common stock (after giving effect to the Capital Reorganization and Reverse Stock Split) upon the signing of the agreement. Additional warrants to purchase common stock may be earned by the merchandiser based on the achievement of various sales levels.

11. REDEEMABLE SECURITIES

     From July through December 1998, the Company issued redeemable preferred units for proceeds of $4.9 million. These preferred units were converted into
12.8 million Series A ARTISTdirect, LLC redeemable preferred securities pursuant to the acquisition of minority interests of the consolidated companies, and were converted into 3,207,815 shares of Series A Redeemable Preferred Stock (Series A Preferred) pursuant to the Capital Reorganization and Reverse Stock Split. The Series A Preferred shares carry a 10% cumulative annual dividend, and may be converted into common shares at any time by the holder. Upon conversion, the shareholders shall receive a cash payment of 25% of the accrued unpaid dividends through the date of the Capital Reorganization. The number of common shares into which the preferred shares may be converted is calculated as the initial capital contribution divided by the current conversion price. The current conversion price is $1.51 per preferred share (after giving effect to the Capital Reorganization and Reverse Stock Split). The conversion price shall be updated periodically based on the fair value of the Company. All Series A Preferred shares shall be automatically converted to common shares upon an initial public offering or the conversion of 95% of the shares initially issued. The shareholders have the right to redeem the Series A Preferred shares upon a management vacancy by one of the founders of the Company prior to July 28, 2003, or at any time after July 28, 2003.

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

The Series A Preferred shares have liquidation preference over all other classes of shares except for the Series B Preferred shares. The redemption value of the Series A Preferred shares was $5.0 million and $4.9 million, as of December 31, 1998 and June 30, 1999, respectively.

     On February 17, 1999, the Company issued 170,443 redeemable common shares (Redeemable Stock) (after giving effect to the Capital Reorganization and the Reverse Stock Split) for the purchase of the remaining 80% of iMusic, Inc. The holder of the Redeemable Stock shall have the right to redeem the Redeemable Stock upon the earlier of an initial public offering or February 17, 2002. The redemption value shall be $2.8 million. The Redeemable Stock was initially recorded at its fair value which shall be accreted to the redemption value through February 2002. The Redeemable Stock has liquidation preference over the common shares. The accreted value of the Redeemable Stock was $2.2 million as of June 30, 1999.

     On May 18, 1999, the Company issued 3,750,000 Series B redeemable preferred shares (Series B Preferred) (after giving effect to the Capital Reorganization and Reverse Stock Split) for proceeds of $15 million. The Series B Preferred shares have the same conversion and redemption terms as the Series A Preferred shares. The Series B Preferred shares have liquidation preference over all other classes of shares. The redemption value of the Series B Preferred shares was $15.2 million as of June 30, 1999.

12. MEMBERS' EQUITY

     MEMBER DISTRIBUTIONS

     The Company made distributions to members of $24,000 and $249,000 in 1997 and 1998, respectively.

     COMMON UNIT INTERESTS

     During 1998, the Company issued common units to certain executive employees and its outside legal counsel in connection with services rendered and to be rendered. In January 1998, Keith Yokomoto and L&G Associates One, an affiliate of Lenard & Gonzalez LLP, one of the Company's outside legal counsel, received interests of 10.1% and 3.03%, respectively. In June 1998, Steve Rennie and Robert Morse received interests of 4.04% and 1.01%, respectively. The units provide for the holder to share in the profits and losses of the entity consistent with the rights and limitations of the other equity holders. The units represent a common unit but limit the holder to share in the capital of the Company only to the extent of increases in the fair value of the Company subsequent to the issuance of the units. The value of the common units at the time of their issuance, which represents existing capital, will remain the property of the founders. The common units issued to employees under these agreements have been accounted for as stock appreciation rights. Accordingly the value of these rights are adjusted upon changes in the estimated market value of the Company. The Company has estimated the market value of the Company for the periods presented and has recorded compensation expense of $3.8 million, $1.3 million and $1.8 million for the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999, respectively.

     MERCHANDISER WARRANTS

     In May and June 1999, the Company issued 359,676 warrants to purchase common stock (after giving effect to the Capital Reorganization and Reverse Stock Split). The value of the warrants is

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

$864,000, of which $36,000 has been recognized as expense for the six months ended June 30, 1999. The value of the warrants has been recorded as unearned compensation in the statement of changes in members' equity, and will be amortized over the term of the related merchandising agreements.

     PREFERRED DIVIDENDS

     On May 18, 1999, the Company paid to the Series A redeemable preferred securities holders the accrued dividends to that date of $355,000 in the form of 88,632 common shares (after giving effect to the Capital Reorganization and Reverse Stock Split), as well as a cash payment of $96,000.

13. OPTIONS

     In July 1998, the Company implemented the 1998 Unit Option Plan, which reserved 2,932,495 shares (after giving effect to the Capital Reorganization and Reverse Stock Split) for purchase by plan participants. The options expire up to ten years from the date of grant. The Company grants options at an exercise price at the date of grant equal to or greater than the fair value of the Company's stock as determined by the Board of Directors. The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

     Summary stock option activity for Employee Plan options during the year ended December 31, 1998 and six months ended June 30, 1999 is as follows (after giving effect to the Capital Reorganization and Reverse Stock Split):

                                                      OPTIONS OUTSTANDING
                                                  ----------------------------
                                                                  WEIGHTED
                                                                  AVERAGE
                                                  NUMBER OF       EXERCISE
                                                   SHARES          PRICE
                                                  ---------   ----------------
Outstanding options at December 31, 1997........         --        $  --
  Granted.......................................    356,718         1.52
  Exercised.....................................         --           --
  Canceled......................................         --           --
                                                  ---------        -----
Outstanding options at December 31, 1998........    356,718         1.52
  Granted.......................................  1,382,795         3.60
  Exercised.....................................         --           --
  Canceled......................................         --           --
                                                  ---------        -----
Outstanding options at June 30, 1999............  1,739,513        $3.16
                                                  =========        =====

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

     If the Company had elected to recognize compensation cost based on the fair value at the date of grant, consistent with the method as prescribed by SFAS No. 123, net loss for the year ended December 31, 1998 and the six months ended June 30, 1999 would have changed to the pro forma amounts indicated below:

                                                                  SIX MONTHS
                                                    YEAR ENDED      ENDED
                                                   DECEMBER 31,    JUNE 30,
                                                       1998          1999
                                                   ------------   ----------
                                                        (IN THOUSANDS)
Net loss:
  As reported....................................     $6,318        $8,044
  Pro forma......................................      6,334         8,113
                                                      ======        ======

     The fair value of options granted during 1998 and 1999 was determined using a minimum value pricing model with the following assumptions: risk-free interest rate of 5.6% and an expected life of five years. The fair values of the options on the date of grant were $.32 per share and $.84 per share for the options granted in 1998 and during the six months ended June 30, 1999, respectively.

     The following table summarizes information regarding options outstanding and options exerciseable at June 30, 1999 (after giving effect to the Capital Reorganization and Reverse Stock Split):

                     OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
              ----------------------------------   -----------------------
                           WEIGHTED
                            AVERAGE     WEIGHTED                  WEIGHTED
                           REMAINING    AVERAGE                   AVERAGE
 EXERCISE      NUMBER     CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
   PRICE      OF SHARES      LIFE        PRICE      OF SHARES      PRICE
-----------   ---------   -----------   --------   ------------   --------
$      1.24     261,746    9.08 years    $1.24       130,814       $1.24
       2.32      94,972    9.08           2.32        46,508        2.32
       3.60   1,382,795    9.88           3.60            --          --
-----------   ---------   ----------     -----       -------       -----
$1.24-$3.60   1,739,513    9.72 years    $3.16       177,322       $1.52
===========   =========   ==========     =====       =======       =====

     In June 1999, the Company adopted the 1999 Artist and Artist Advisor Unit Option Plan (the Plan). The Plan has reserved 375,000 shares (after giving effect to the Capital Reorganization and Reverse Stock Split). No shares have been granted under the Plan during the six months ended June 30, 1999.

     In June 1999, the Company adopted the 1999 Artist Unit Option Plan (the Artist Option Plan), which has reserved 2,391,500 shares (after giving effect to the Capital Reorganization and Reverse Stock Split)for purchase by plan participants, who are considered non-employees. The options expire seven years from the date of grant. During the six months ended June 30, 1999, the Company granted 283,750 options to artists. The exercise price for all of the options is $4.00 per share.

     The fair value of the options granted under the Artist Option Plan was $2.72 per option, resulting in a total value for options granted of $773,000, which has been recorded as unearned compensation in the statement of changes in members' equity, and will be amortized over the service period of the related artist agreements. Compensation expense recognized during the six months ended June 30, 1999 was $15,000, and is recorded in cost of sales or operating expense based on the services provided by the artist.

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

     The weighted average remaining contractual life of the artist options granted during the six months ended June 30, 1999 is 6.9 years, and there are currently 70,117 options exerciseable.

     The estimated fair values of the options granted under the Artist Option Plan was determined using the Black-Scholes model. The key assumptions used in the model for the purpose of the calculation were: a risk free rate of 5.78%, a volatility factor of 81% and an expected life of seven years.

14. COMMITMENTS AND CONTINGENCIES

     LEASE COMMITMENTS

     Future minimum lease payments under operating leases for facilities and certain equipment, including leases entered into subsequent to December 31, 1998, are as follows as of the years ended December 31:

                                                      (IN THOUSANDS)
1999................................................       $340
2000................................................        259
2001................................................        160
2002................................................         89
2003................................................          9
                                                           ----
  Total.............................................       $857
                                                           ====

     Rent expense under operating leases for the period from August 8, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999 for the Company was $0, $58,000, $109,000, $20,000, and $106,000, respectively.

     EMPLOYMENT CONTRACTS

     Future payments under employment contracts, including those entered into subsequent to December 31, 1998, are as follows for the years ended December 31:

                                                      (IN THOUSANDS)
1999................................................      $1,437
2000................................................       1,071
2001................................................         548
2002................................................          33
                                                          ------
  Total.............................................      $3,089
                                                          ======

     ADVERTISING COMMITMENTS

     In February 1999 the Company entered into an agreement with an advertising agency. Under the agreement, the Company shall engage the advertising agency for an aggregate of $5 million in commissionable advertising and promotion services through February 2000.

     LITIGATION

     The Company is subject to various pending and threatened legal actions, which arise in the normal course of business. The Company's management believes that the impact of such litigation will not have a material adverse impact on its financial position or results of operations.

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

15. REPORTABLE SEGMENTS

     The Company provides integrated music entertainment products and services through three reportable segments. The three reportable segments are music-related Web site operations ("ARTISTdirect Network"), musical artist booking operations ("Talent Agency") and record label operations ("Record Label"). ARTISTdirect Network generates revenue primarily from the sale of recorded music and music-related merchandise and from the sale of advertising on our Web sites. The Talent Agency generates revenue from commissions based on the income received by agency clients for live performances. The Record Label generates revenue from advances under an agreement with RCA and from royalties on sales of recorded music. The factors for determining reportable segments were based on service and products. Each segment is responsible for executing a unique marketing and business strategy. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes. The following table summarizes the revenue, cost and expenses, and operating income by segment for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999.

                                             YEAR ENDED         SIX MONTHS ENDED
                                            DECEMBER 31,            JUNE 30,
                                          -----------------    ------------------
                                           1997      1998       1998       1999
                                          ------    -------    -------    -------
                                                      (IN THOUSANDS)
Net Revenue:
  ARTISTdirect Network..................  $  364    $ 2,050    $   516    $ 3,059
  Talent Agency.........................     974      1,917        444        291
  Record Label..........................     550        615        340        332
                                          ------    -------    -------    -------
                                           1,888      4,582      1,300      3,682
Income (Loss) from Operations:
  ARTISTdirect Network..................    (740)    (5,306)    (1,623)    (7,360)
  Talent Agency.........................     197       (629)      (478)      (506)
  Record Label..........................      86       (414)      (327)      (288)
                                          ------    -------    -------    -------
                                            (457)    (6,349)    (2,428)    (8,154)
                                                    -------               -------
Interest income (expense), net..........      (3)        29        (15)        77
Income from equity investment...........      --          2         --         33
                                          ------    -------    -------    -------
Net Loss................................  $ (460)   $(6,318)   $(2,443)   $(8,044)
                                          ======    =======    =======    =======
Depreciation and amortization:
  ARTISTdirect Network..................  $    4    $    38    $    15    $   705
  Talent Agency.........................      11         18          7          6
  Record Label..........................       6          3          3          2
                                          ------    -------    -------    -------
                                          $   21    $    59    $    25    $   713
                                          ======    =======    =======    =======
Capital expenditures:
  ARTISTdirect Network..................  $   23    $   123    $    75    $   466
  Talent Agency.........................      57         15          3         69
  Record Label..........................      21          3          2         39
                                          ------    -------    -------    -------
                                          $  101    $   141    $    80    $   574
                                          ======    =======    =======    =======

                       ARTISTDIRECT, LLC AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                              1999 IS UNAUDITED.)

                                             YEAR ENDED         SIX MONTHS ENDED
                                            DECEMBER 31,            JUNE 30,
                                          -----------------    ------------------
                                           1997      1998       1998       1999
                                          ------    -------    -------    -------
                                                      (IN THOUSANDS)
Assets:
  ARTISTdirect Network..................  $   63    $ 2,707    $ 1,558    $18,016
  Talent Agency.........................      47         68        372        456
  Record Label..........................      83          9         22         36
  Corporate.............................     121        403        140     10,784
                                          ------    -------    -------    -------
                                          $  314    $ 3,187    $ 2,092    $29,292
                                          ======    =======    =======    =======

     Assets by segment are those assets used in the Company operations in each segment. Corporate assets are principally made up of cash and cash equivalents, prepaid expenses, and computer equipment.

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors
iMusic, Inc.:

     We have audited the accompanying balance sheets of iMusic, Inc. (the "Company") as of December 31, 1997 and 1998 and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iMusic, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP
Los Angeles, CA
May 26, 1999

                                  IMUSIC, INC.

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              -------------
                                                              1997     1998
                                                              -----    ----
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   2    $116
  Accounts receivable.......................................      5      65
                                                              -----    ----
     Total current assets...................................      7     181
                                                              -----    ----
Property and equipment, at cost:
  Computer equipment........................................     --       7
  Less accumulated depreciation.............................     --      (1)
                                                              -----    ----
                                                                 --       6
                                                              -----    ----
     Total assets...........................................  $   7    $187
                                                              =====    ====
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  11    $ 15
  Accrued payroll taxes.....................................     12      27
  Due to related party......................................     52      66
  Note payable..............................................      5      --
                                                              -----    ----
     Total current liabilities..............................     80     108
Line of credit..............................................      7       6
                                                              -----    ----
     Total liabilities......................................     87     114
                                                              -----    ----
Shareholders' equity (deficit):
  Series A convertible preferred stock, $.01 par value.
     Authorized 200,000 shares; issued and outstanding
     161,364 as of December 31, 1998. Liquidation value of
     $100 as of December 31, 1998...........................     --       2
  Common stock, $.01 par value. Authorized 1,000,000 shares;
     issued and outstanding 545,455 shares as of December
     31, 1997 and 1998......................................      5       5
  Additional paid-in capital................................     15     113
  Accumulated deficit.......................................   (100)    (47)
                                                              -----    ----
     Total shareholders' equity (deficit)...................    (80)     73
                                                              -----    ----
     Total liabilities and shareholders' equity.............  $   7    $187
                                                              =====    ====

                See accompanying notes to financial statements.

                                  IMUSIC, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Revenue, net................................................  $ 51    $260
Cost of revenue.............................................    52     115
                                                              ----    ----
  Gross profit..............................................    (1)    145
Operating expenses:
  Sales and marketing.......................................     5      33
  General and administrative................................    39      57
                                                              ----    ----
  (Loss) income from operations.............................   (45)     55
Interest expense, net.......................................     1       2
                                                              ----    ----
  Net (loss) income.........................................  $(46)   $ 53
                                                              ====    ====

                See accompanying notes to financial statements.

                                  IMUSIC, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                   SERIES A
                               PREFERRED STOCK      COMMON STOCK                                          TOTAL
                               ----------------   ----------------     ADDITIONAL      ACCUMULATED    SHAREHOLDERS'
                               SHARES    AMOUNT   SHARES    AMOUNT   PAID-IN-CAPITAL     DEFICIT     EQUITY (DEFICIT)
                               -------   ------   -------   ------   ---------------   -----------   ----------------
Balance at December 31,
  1996.......................       --    $--     545,455    $ 5          $ 15            $ (54)           $(34)
Net loss.....................       --     --          --     --            --              (46)            (46)
                               -------    ---     -------    ---          ----            -----            ----
Balance at December 31,
  1997.......................       --     --     545,455      5            15             (100)            (80)
Net income...................       --     --          --     --            --               53              53
Issuance of preferred
  stock......................  161,364      2          --     --            98               --             100
                               -------    ---     -------    ---          ----            -----            ----
Balance at December 31,
  1998.......................  161,364    $ 2     545,455    $ 5          $113            $ (47)           $ 73
                               =======    ===     =======    ===          ====            =====            ====

                See accompanying notes to financial statements.

                                  IMUSIC, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Cash flows from operating activities:
  Net (loss) income.........................................  $(46)   $ 53
                                                              ----    ----
  Adjustments to reconcile net (loss) income to net cash
     provided by (used in) operating activities:
     Depreciation...........................................    --       1
     Changes in assets and liabilities:
       Accounts receivable..................................    31     (60)
       Accounts payable and accrued expenses................    (2)     19
                                                              ----    ----
          Net cash (used in) provided by operating
            activities......................................   (17)     13
                                                              ----    ----
Cash flows from investing activities -- purchase of
  equipment.................................................    --      (7)
                                                              ----    ----
Cash flows from financing activities:
  Change in due to related party............................    13      14
  Proceeds from (payment on) note payable...................     5      (5)
  Payments on line of credit................................    (1)     (1)
  Issuance of preferred stock...............................    --     100
                                                              ----    ----
          Net cash provided by financing activities.........    17     108
                                                              ----    ----
          Net increase in cash and cash equivalents.........    --     114
Cash and cash equivalents at beginning of year..............     2       2
                                                              ----    ----
Cash and cash equivalents at end of year....................  $  2    $116
                                                              ====    ====
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.........................  $  1    $  2
                                                              ====    ====

                See accompanying notes to financial statements.

                                  IMUSIC, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     iMusic, Inc. (the "Company") was incorporated as a Washington corporation in October 1995. The Company operates an Internet Web site that provides music-related content such as chats, message boards, news, music information and live performances.

2. SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS

     Cash equivalents consist of temporary investments in short-term securities with an original maturity date of three months or less.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over a useful life of three years.

     REVENUE RECOGNITION

     The Company generates revenue from the sale of advertisements under short-term contracts. To date, the duration of the Company's advertising commitments has generally averaged from one to three months. Advertising revenue is generally recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations of the Company remains and collection of the resulting receivable is probable. The Company's obligations typically include the guarantee of a minimum number of "impressions" or times that an advertisement appears in pages viewed by the users of the Company's online properties. The Company records a reserve for contracts in which the guarantee of a minimum number of impressions is not expected to be met. There were no such instances as of December 31, 1997 and 1998.

     The Company also generates revenue from a "link" to the Web site of a third party. Revenue is based on merchandise purchased on the third-party's Web site by customers utilizing the "link" on the Company's Web site.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts is based on historical experience and management's evaluation of outstanding accounts receivable at the balance sheet date. There was no allowance as of December 31, 1997 and 1998.

     PRODUCT DEVELOPMENT EXPENSE

     Product development expense consists primarily of third-party Internet development costs and payroll and related expenses for in-house Web site development costs incurred in the start-up and production of the Company's content and services.

     INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their

                                  IMUSIC, INC.

respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically reviews the carrying amounts of long-lived assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. An impairment adjustment is necessary in the event the net book value of such long-lived assets exceeds the future undiscounted cash flows attributable to such assets. In such an event, the loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates.

     CONCENTRATION OF CREDIT RISK AND REVENUES FROM A SINGLE CUSTOMER

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. The Company places its cash investments in high-credit quality instruments and, by policy, limits the amount of credit exposure to any one financial institution. Certain financial instruments potentially subject the Company to credit risk. The Company performs ongoing credit evaluations of its customers but does not require collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

     During the years ended December 31, 1997 and 1998, the Company derived revenues from a single customer that comprised 50% and 65% of total revenues, respectively.

     FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments, which include cash, accounts receivable, accounts payable and accrued expenses, lines of credit and due to related party, approximate fair value because of the short maturity of these instruments.

     USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," in June 1997. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in shareholders' equity (except those arising from transactions with members) and includes net income and net unrealized gains (losses) on securities. There is no impact on the Company's financial statements as a result of the implementation of SFAS No. 130.

                                  IMUSIC, INC.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires the use of the "management approach" for segment reporting, which is based on the way the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. The adoption of this statement did not have a material impact on the Company's financial statement.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on the financial statements.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." The statement is effective for fiscal years beginning after December 15, 1998. The statement requires costs of start-up activities and organization costs to be expensed as incurred. The Company is required to adopt SOP 98-5 for the year ended December 31, 1999. The adoption of SOP 98-5 is not expected to have a material impact on the Company's consolidated financial statements.

     The Financial Accounting Standards Board recently issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal years beginning after September 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposures on net investments in foreign operations. As of December 31, 1997 and 1998, the Company has not entered into any derivative contracts nor does it hold any derivative financial instruments. Therefore, SFAS 133 does not have a material impact on the Company's consolidated results of operations, financial position, or cash flows.

3. LINE OF CREDIT

     In 1996, the Company obtained a $10,000 line of credit with a financial institution which is guaranteed by the majority shareholder of the Company. The credit line bears interest, which is payable monthly, at an index rate plus 1% (10.25% and 10% at December 31, 1997 and 1998, respectively). The balance outstanding on the line of credit as of December 31, 1997 and 1998 was $7,000 and $6,000, respectively. The unused balance under the line of credit as of December 31, 1997 and 1998 was $3,000 and $4,000, respectively.

4. NOTE PAYABLE

     In 1997, the Company issued a note payable in the amount of $5,000 that bore interest at 10% and was repaid in 1998.

5. RELATED PARTY TRANSACTIONS

     A shareholder of the Company has paid expenses on behalf of the Company during 1996, 1997 and 1998. Additionally, the Company rents office space from this shareholder. The facility is on a month-to-month lease, and the monthly rent approximates a fair market rate. Lease payments for the facility for

                                  IMUSIC, INC.

each of the years ended 1997 and 1998 were $14,000. The amount due to the shareholder as of December 31, 1997 and 1998 as a result of these transactions was $52,000 and $66,000, respectively.

6. SHAREHOLDERS' EQUITY

     In August 1998, the Company issued 161,364 shares of Series A convertible preferred stock for proceeds of $100,000. The preferred shareholder may convert the preferred shares into common shares at a ratio based on the issue price per share plus any accrued and unpaid dividends. The preferred shares shall be automatically converted to common shares upon an initial public offering or at such time when 80% of the shares initially issued have been converted to common shares. The liquidation value of the preferred shares shall be the initial issue price plus any accrued and unpaid dividends. The preferred shareholder shall have voting rights as if the preferred shares had been converted to common shares.

7. INCOME TAXES

     There was no income tax provision for the years ended December 31, 1997 and 1998. Income tax expense (benefit) differs from the amount computed by applying the federal statutory tax rate of 34% to income before income taxes as shown below. There is no corporate tax in the state of Washington.

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                         --------------
                                                         1997      1998
                                                         ----      ----
                                                         (IN THOUSANDS)
Computed "expected" income tax expense (benefit).......  $(15)     $ 18
Change in valuation allowance..........................    15       (18)
                                                         ----      ----
  Income taxes.........................................  $ --      $ --
                                                         ====      ====

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets as of December 31, 1997 and 1998 are presented below:

                                                          DECEMBER 31,
                                                         1997      1998
                                                         ----      ----
                                                         (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards.....................  $ 29      $ 28
  Temporary differences -- accounts receivable and
     accounts payable..................................     1       (17)
  Valuation allowance..................................   (30)      (11)
                                                         ----      ----
     Net deferred tax assets...........................  $ --      $ --
                                                         ====      ====

     The Company has federal net operating loss carryforwards of $82,000 and $84,000 as of December 31, 1997 and 1998, respectively, that begin to expire in 2003.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers historical and projected future taxable income in making this assessment. Management has provided for a full valuation allowance.

                                  IMUSIC, INC.

8. COMMITMENTS AND CONTINGENCIES

     In February 1999, the Company entered into a lease agreement for its facilities. Future minimum lease payments under this operating lease are as follows for the years ended December 31:

                                                    (IN THOUSANDS)
1999..............................................       $24
2000..............................................        26
2001..............................................        26
2002..............................................         2
                                                         ---
                                                         $78
                                                         ===

9. SUBSEQUENT EVENTS

     In February 1999, ARTISTdirect, which previously had a 20% ownership in the Company, acquired all of the remaining outstanding capital stock of the Company. The purchase consideration for the Company was approximately $2.5 million, including $110,000 in cash, a redeemable put option valued at approximately $2.2 million and the assumption of approximately $185,000 in liabilities. The acquisition was accounted for as a purchase. The purchase price has been largely allocated to goodwill, which will be amortized over five years.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the registration fee of the Commission and the NASD and Nasdaq National Market filing fees.

                            ITEM                                AMOUNT
                            ----                              ----------
SEC registration fee........................................  $23,977.50
NASD filing fee.............................................       9,125
Blue sky fees and expenses..................................      *
Printing and engraving expenses.............................      *
Legal fees and expenses.....................................      *
Accounting fees and expenses................................      *
Transfer agent and registrar fees...........................      *
Miscellaneous...............................................      *
                                                              ----------
          Total.............................................      *
                                                              ==========

-------------------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     ARTISTdirect, Inc. (the "Company") is a Delaware corporation. Article VI of the Company's Bylaws provides that the Company may indemnify its officers and Directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determined that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Reference is made to the Form of Underwriting Agreement (to be filed as Exhibit 1.1 to this Registration Statement) which provides for indemnification by the Underwriters under certain circumstances of the directors and officers of the Company signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including those arising under the Securities Act.

     The Company carries directors' and officers' liability insurance covering its directors and officers.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of the transactions by ARTISTdirect LLC, predecessor to the Company since it was organized in August 1996, involving sales of the Company's securities that were not registered under the Securities Act. All of the numbers reflect the 35-for-1 forward unit split that occurred in May 1999 with respect to common and preferred securities of ARTISTdirect, LLC, but do not reflect the one-for-four reverse stock split of ARTISTdirect, Inc. that will occur upon the closing of this offering.

     (a) In September 1996, ARTISTdirect, LLC issued 17,461,365 common securities to two of the three founders of the Company, Marc Geiger and Don Muller, in connection with services rendered and to be rendered.

     (b) In January 1998, ARTISTdirect, LLC issued 4,014,107 common securities to the other founder of the Company, Keith Yokomoto, and 1,204,232 common securities to L&G Associates One, in connection with services rendered and to be rendered. L&G Associates One is affiliated with Allen Lenard, one of the Company's directors.

     (c) In June 1998, ARTISTdirect, LLC issued 1,605,643 common securities to Steve Rennie and 401,411 common securities to Robert Morse in connection with services rendered and to be rendered. Mr. Rennie is an executive officer of the Company.

     (d) Throughout 1998, ARTISTdirect, LLC periodically issued additional common securities, for no additional consideration, to Messrs. Yokomoto, Rennie and Morse and L&G Associates One. In connection with each of these issuances, Messrs. Geiger and Muller contributed the same number of common securities to ARTISTdirect, LLC, for no consideration.

     (e) In July 1998, we issued 200,705 shares of common securities to each of Messrs. Geiger and Muller in exchange for their interests in ARTISTdirect Holdings, L.L.C.

     (f) Between July 1998 and December 1998, ARTISTdirect, LLC issued a total of 9,458,340 Series A preferred securities for an aggregate purchase price of $2,910,000 to several outside investors.

     (g) In May 1999, ARTISTdirect, LLC issued a total of 13,982,207 common securities and 3,372,920 Series A preferred securities to the members of UBL, LLC in exchange for the 8,042,134 common securities and 1,940,000 preferred securities of UBL held by such members.

     (h) In May 1999, ARTISTdirect, LLC issued a total of 15,000,000 Series B preferred securities for an aggregate purchase price of $15,000,000 to several outside investors. In connection with this transaction, holders of ARTISTdirect, LLC's Series A preferred securities received an aggregate of 354,526 common securities of ARTISTdirect, LLC and $96,000 in exchange for accrued and unpaid preferred returns on their Series A preferred securities.

     From August 1998 to August 1999, we granted options to purchase an aggregate of 2,619,200 shares of common stock to our directors, executive officers, employees, artists and consultants at a weighted average exercise price of $3.45. As of August 31, 1998, options to purchase 261,746 shares at an exercise price of $1.24 per share, 94,972 shares at an exercise price of $2.32 per share, 2,287,935 shares at an exercise price of $3.60 per share and 879,686 shares at an exercise price of $4.00 per share were outstanding.

     None of the foregoing transactions involved any public offering, and the Company believes that at the time of each transaction, the transaction was exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments, as applicable, issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company. As set forth on page 76 of the prospectus contained in this registration statement, the Company intends to make a rescission offer with respect to certain shares of its common stock issued pursuant to option exercises.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

     The following Exhibits are attached hereto and incorporated herein by reference.

    EXHIBIT
     NUMBER                            DESCRIPTION
    --------                           -----------
     1.1*      Form of Underwriting Agreement.
     2.1*      Incorporation and Exchange Agreement, dated as of May   ,
               1999, by and among the Registrant and the other signatories hereto.
     3.1*      Certificate of Incorporation of the Registrant.
     3.2*      Amended and Restated Certificate of Incorporation of the
               Registrant.
     3.3*      Bylaws of the Registrant.
     3.4*      Amended and Restated Bylaws of the Registrant.
     5.1*      Opinion of Brobeck, Phleger & Harrison LLP.
    10.1+*     Agreement dated as of November 15, 1996, between the RCA
               Records Label and the Registrant.
    10.3+*     BMI Music Performance Agreement for the UBL, dated October
               9, 1998.
    10.4+*     AT&T Dedicated Hosting Service Agreement, dated April 16,
               1999, between AT&T and the Registrant.

    EXHIBIT
     NUMBER                            DESCRIPTION
    --------                           -----------
    10.5*      Settlement Agreement and Mutual General Release, dated as of
               October 23, 1997, between William Elson, on the one hand,
               and the Registrant, MGE, LLC, Marc Geiger and Donald Muller,
               on the other hand.
    10.6+*     Database, On-Line Internet Retail Store and Consumer Direct
               Fulfillment Services Agreement, dated as of August 15, 1998, between AEC One Stop Group, Inc. and the UBL.
    10.7       Securities Purchase Agreement, dated July 28, 1998, among
               the Registrant, the UBL, Constellation Venture Capital, L.P
               and Constellation Ventures (BVI), Inc.
    10.8*      Second Amended and Restated Registration Rights Agreement,
               dated as of May 18, 1999 by and among AD and the other
               parties who are signatories thereto.
    10.9       UBL Exchange, Contribution and Distribution Agreement, dated
               May 18, 1999.
    10.10      Exchange Agreement, dated February 17, 1999, by and among
               the UBL, Scott Blum and Eric Benjamin.
    10.11      Contingent Loan Agreement, dated February 17, 1999, by and between the UBL and Scott Blum.
    10.12      Letter Agreement, dated February 17, 1999, between the UBL and Scott Blum regarding bonuses to cover interest
               obligations under the Contingent Loan Agreement.
    10.13      Issuance, Noncompetition and Nonsolicitation Agreement,
               dated as of September 1, 1996, between the Registrant and
               Keith Yokomoto.
    10.14      Issuance Agreement, dated as of January 1, 1998, between the
               Registrant, Marc Geiger, Donald Muller, and L&G Associates
               One.
    10.15      Issuance, Noncompetition and Nonsolicitation Agreement,
               dated as of June 30, 1998, between the Registrant and Steve
               Rennie.
    10.16      Deferred Compensation Agreement, dated as of July 1, 1998
               between Keith Yokomoto and the Registrant dated July 1,
               1998.
    10.17      Employment Agreement, dated as of January 1, 1998, between
               Keith Yokomoto and the Registrant.
    10.18      Employment Agreement, dated as of April 1, 1998, between
               Steve Rennie and the UBL.
    10.19      Employment Agreement, dated as of July 28, 1998, between
               Marc Geiger and the Registrant.
    10.20      Employment Agreement, dated as of July 28, 1998, between Don
               Muller and the Registrant.
    10.21*     1999 Employee Stock Purchase Plan.
    10.22*     1999 Artist Stock Option Plan.
    10.23*     1999 Stock Option Plan.
    10.24*     1999 Artist and Artist Advisor Stock Option Plan.
    10.25+*    Form of Agreement to license Pandesic E-business Solution
               Service between Pandesic LLC, AD and UBL.
    10.26+*    ADNM Merchandiser Agreement, dated as of April 1, 1999,
               between Giant Merchandising and ARTISTdirect New Media, LLC.
    10.27+*    ADNM Merchandiser Agreement, dated as of June 7, 1999,
               between Winterland Concessions Company and ARTISTdirect New
               Media, LLC.
    10.28+*    UBL Merchandiser Agreement, dated as of April 1, 1999,
               between Giant Merchandising and ARTISTdirect New Media, LLC.
    21.1*      Subsidiaries of ARTISTdirect, Inc.
    23.1*      Consent of Brobeck, Phleger & Harrison LLP (included in
               Exhibit 5.1).

    EXHIBIT
     NUMBER                            DESCRIPTION
    --------                           -----------
    23.2       Consent of KPMG LLP with respect to ARTISTdirect, LLC and
               subsidiaries.
    23.3       Consent of KPMG LLP with respect to iMusic, Inc.
    24.1       Powers of Attorney (See page II-6).
    27.1       Financial Data Schedule.

-------------------------
*  To be filed by amendment.

+ Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions will be omitted from this exhibit and filed separately with the Commission.

ITEM 17. UNDERTAKINGS

     1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     2. The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 21st day of September 1999.

                                          ARTISTDIRECT, INC.

                                          By:      /s/ MARC P. GEIGER

                                            ------------------------------------
                                                       Marc P. Geiger
                                                Chief Executive Officer and
                                                   Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc P. Geiger and James B. Carroll and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all such capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, as well as any registration statement (or amendment thereto) related to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----

                 /s/ MARC P. GEIGER                    Chief Executive Officer    September 22, 1999
-----------------------------------------------------  and Chairman of the Board
                   Marc P. Geiger                      (Principal Executive
                                                       Officer)

                /s/ DONALD P. MULLER                   President, ARTISTdirect    September 22, 1999
-----------------------------------------------------  Agency and Kneeling
                  Donald P. Muller                     Elephant Records and
                                                       Director

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
                 /s/ KEITH YOKOMOTO                    Chief Operating Officer,   September 22, 1999
-----------------------------------------------------  President and Director
                   Keith Yokomoto

                /s/ JAMES B. CARROLL                   Executive Vice President   September 22, 1999
-----------------------------------------------------  and Chief Financial
                  James B. Carroll                     Officer (Principal
                                                       Financial and Accounting
                                                       Officer)

                 /s/ ALLEN D. LENARD                   Director                   September 22, 1999
-----------------------------------------------------
                   Allen D. Lenard

              /s/ CLIFFORD H. FRIEDMAN                 Director                   September 22, 1999
-----------------------------------------------------
                Clifford H. Friedman

                  /s/ STEPHEN KRUPA                    Director                   September 22, 1999
-----------------------------------------------------
                    Stephen Krupa

                   /s/ RICK RUBIN                      Director                   September 22, 1999
-----------------------------------------------------
                     Rick Rubin

                                 EXHIBIT INDEX

                                                                             SEQUENTIALLY
    EXHIBIT                                                                    NUMBERED
     NUMBER                            DESCRIPTION                               PAGE
    --------                           -----------                           ------------
     1.1*      Form of Underwriting Agreement..............................
     2.1*      Incorporation and Exchange Agreement, dated as of May   ,
               1999, by and among the Registrant and the other signatories hereto......................................................
     3.1*      Certificate of Incorporation of the Registrant..............
     3.2*      Amended and Restated Certificate of Incorporation of the
               Registrant..................................................
     3.3*      Bylaws of the Registrant....................................
     3.4*      Amended and Restated Bylaws of the Registrant...............
     5.1*      Opinion of Brobeck, Phleger & Harrison LLP..................
    10.1+*     Agreement dated as of November 15, 1996, between the RCA
               Records Label and the Registrant............................
    10.3+*     BMI Music Performance Agreement for the UBL, dated October
               9, 1998.....................................................
    10.4+*     AT&T Dedicated Hosting Service Agreement, dated April 16,
               1999, between AT&T and the Registrant.......................
    10.5*      Settlement Agreement and Mutual General Release, dated as of
               October 23, 1997, between William Elson, on the one hand,
               and the Registrant, MGE, LLC, Marc Geiger and Donald Muller,
               on the other hand...........................................
    10.6+*     Database, On-Line Internet Retail Store and Consumer Direct
               Fulfillment Services Agreement, dated as of August 15, 1998, between AEC One Stop Group, Inc. and the UBL................
    10.7       Securities Purchase Agreement, dated July 28, 1998, among
               the Registrant, the UBL, Constellation Venture Capital, L.P
               and Constellation Ventures (BVI), Inc.......................
    10.8*      Second Amended and Restated Registration Rights Agreement,
               dated as of May 18, 1999 by and among AD and the other
               parties who are signatories thereto.........................
    10.9       UBL Exchange, Contribution and Distribution Agreement, dated
               May 18, 1999................................................
    10.10      Exchange Agreement, dated February 17, 1999, by and among
               the UBL, Scott Blum and Eric Benjamin.......................
    10.11      Contingent Loan Agreement, dated February 17, 1999, by and between the UBL and Scott Blum..............................
    10.12      Letter Agreement, dated February 17, 1999, between the UBL and Scott Blum regarding bonuses to cover interest
               obligations under the Contingent Loan Agreement.............
    10.13      Issuance, Noncompetition and Nonsolicitation Agreement,
               dated as of September 1, 1996, between the Registrant and
               Keith Yokomoto..............................................
    10.14      Issuance Agreement, dated as of January 1, 1998, between the
               Registrant, Marc Geiger, Donald Muller, and L&G Associates
               One.........................................................
    10.15      Issuance, Noncompetition and Nonsolicitation Agreement,
               dated as of June 30, 1998, between the Registrant and Steve
               Rennie......................................................
    10.16      Deferred Compensation Agreement, dated as of July 1, 1998
               between Keith Yokomoto and the Registrant dated July 1,
               1998........................................................

                                                                             SEQUENTIALLY
    EXHIBIT                                                                    NUMBERED
     NUMBER                            DESCRIPTION                               PAGE
    --------                           -----------                           ------------
    10.17      Employment Agreement, dated as of January 1, 1998, between
               Keith Yokomoto and the Registrant...........................
    10.18      Employment Agreement, dated as of April 1, 1998, between
               Steve Rennie and the UBL....................................
    10.19      Employment Agreement, dated as of July 28, 1998, between
               Marc Geiger and the Registrant..............................
    10.20      Employment Agreement, dated as of July 28, 1998, between Don
               Muller and the Registrant...................................
    10.21*     1999 Employee Stock Purchase Plan...........................
    10.22*     1999 Artist Stock Option Plan...............................
    10.23*     1999 Stock Incentive Plan...................................
    10.24*     1999 Artist and Artist Advisor Stock Option Plan............
    10.25+*    Form of Agreement to license Pandesic E-business Solution
               Service between Pandesic LLC, AD and UBL....................
    10.26+*    ADNM Merchandiser Agreement, dated as of April 1, 1999,
               between Giant Merchandising and ARTISTdirect New Media,
               LLC.........................................................
    10.27+*    ADNM Merchandiser Agreement, dated as of June 7, 1999,
               between Winterland Concessions Company and ARTISTdirect New
               Media, LLC..................................................
    10.28+*    UBL Merchandiser Agreement, dated as of April 1, 1999,
               between Giant Merchandising and ARTISTdirect New Media,
               LLC.........................................................
    21.1*      Subsidiaries of ARTISTdirect, Inc...........................
    23.1*      Consent of Brobeck, Phleger & Harrison LLP (included in
               Exhibit 5.1)................................................
    23.2       Consent of KPMG LLP with respect to ARTISTdirect, LLC and
               subsidiaries................................................
    23.3       Consent of KPMG LLP with respect to iMusic, Inc.............
    24.1       Powers of Attorney (See page II-6)..........................
    27.1       Financial Data Schedule.....................................

-------------------------
* To be filed by amendment.

+ Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions will be omitted from this exhibit and filed separately with the Commission.